As filed with the Securities and Exchange Commission

Registration No. 191352

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIED MINERALS, INC.
(Name of small business issuer in its charter)

Delaware	1400	82-0096527
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

110 Greene Street, Suite 1101, New York, NY 10012
(212) 226-4265

(Address and telephone number of principal executive offices and principal place of business)

William Gleeson
General Counsel
Applied Minerals, Inc.
110 Greene Street – Suite 1101, New York, NY 10012
(212) 226-4251
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

The Registrant hereby amends this Post-Effective Amendment to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment to the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post-Effective Amendment to the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
APPLIED MINERALS, INC.

20,485,019 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of the following:

●

Up to 20,485,019 shares of our common stock with par value of $0.001 (“Common Stock ”) issuable on conversion of $10.5 million of 10% PIK-Election Convertible Notes due 2023 (“Series 2023 Notes ”). The interest rate on the Series 2023 Notes is 10% per year and at the Company’s election, interest may be paid in cash or in Series 2023 Notes (i.e., may be “paid in kind” or “PIK”ed). As of the date of this prospectus, 7,720,588 shares are issuable on conversion of the Series 2023 Notes that were issued on August 2, 2013 (the date of the initial issuance of Series 2023 Notes) and 1,216,958 shares are issuable on conversion of Series 2023 Notes that have been issued as interest. If the Company issues additional Series 2023 Notes in payment of interest, the number of shares that may be sold pursuant to this Prospectus relates will increase, and if the Company makes all the interest payments by issuing additional Series 2023 Notes and all the Series 2023 Notes (including all the Series 2023 Notes issued as interest) remain outstanding until 2023, the additional shares issuable on conversion of the Series 2023 Notes issued in payment of interest could increase the number of shares to which this Prospectus relates to 20,485,019 shares. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will pay interest using Notes issued as payment-in-kind interest.

The sellers referred to above as collectively referred to as the “Selling Stockholders.”

The term “Selling Stockholders” includes the persons listed in the table under “Selling Stockholders ” and also donees, pledgees, transferees or other successors-in- interest selling Common Stock or interests in Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transfer. The Selling Stockholders may sell all or any portion of their Common Stock in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions. Each Selling Stockholder will determine the prices at which the Selling Stockholder’s securities will be sold. Although we will incur expenses in connection with the registration of the shares of Common Stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

Our Common Stock is quoted on the OTCQB under the symbol “AMNL.” On June 1, 2015, the closing bid quotation of our Common Stock was $0.63. Our principal executive offices are located 110 Greene Street, Suite 1101, New York, NY 10012. Our telephone number is (212) 226-4265.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should carefully read this entire prospectus and any amendments or supplements to this prospectus as well as material incorporated by reference into this prospectus before you make your investment decision.

The shares of Common Stock offered under this prospectus involve a high degree of risk.  See “Risk Factors” beginning at page 25 and the risk factors that are incorporated by reference in this prospectus from our filings made with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2015

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our Company that is not contained in, or incorporated by reference into, this prospectus or a supplement thereto.  Information contained in this prospectus may become stale.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders are offering to sell, and seeking offers to buy, Shares only in jurisdictions where offers and sales are permitted.

Unless otherwise specified or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Applied Minerals, Inc., a Delaware corporation, and its consolidated subsidiary.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our current expectations, assumptions, estimates and/or projections about our business and our industry. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

In the discussion under “Business” and in particular under “Business Review”, the Company discusses a wide range of forward-looking information, including the Company’s beliefs and expectations concerning business opportunities, potential customer interest, customer activities (including but not limited to testing, scale- ups, production trials, field trials, product development), and the Company’s expectations as to sales, the amount of sales, and the timing of sales. Whether any of the foregoing will actually come to fruition, occur, be successful, or result in sales, and the timing and amount of such sales, is uncertain.

More generally, all forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forwardlooking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section of this prospectus entitled “RISK FACTORS.”

PROSPECTUS SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements in this prospectus and any supplement thereto. This summary does not contain all of the information you should consider before investing in our securities. You should read all of the information in this prospectus and any supplement thereto carefully, especially the risks of investing in our securities (see “Risk Factors”) before making an investment decision.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms the “Company”, “we”, “us”, and “our” refer and relate to Applied Minerals,Inc.

Securities Being Offered

This prospectus relates to the offer and sale, from time to time, to the following

● up to 20,485,019 shares of our common stock with par value of $0.001 (“ Common Stock ”) issuable on conversion of $10.5 million of 10% PIK-Election Convertible Notes due 2023. The interest rate on the Series 2023 Notes is 10% per year and at the Company’s election, interest may be paid in cash or in Series 2023 Notes (i.e., may be “paid in kind” or “PIK”ed). As of the date of this prospectus, 7,720,588 shares are issuable on conversion of the Series 2023 Notes that were issued on August 2, 2013 (the date of the initial issuance of Series 2023 Notes) and 1,216,958 shares are issuable on conversion of Series 2023 Notes that have been issued as interest. If the Company issues additional Series 2023 Notes in payment of interest, the number of shares that may be sold pursuant to this Prospectus relates will increase, and if the Company makes all the interest payments by issuing additional Series 2023 Notes and all the Series 2023 Notes (including all the Series 2023 Notes issued as interest) remain outstanding until 2023, the additional shares issuable on conversion of the Series 2023 Notes issued in payment of interest could increase the number of shares to which this Prospectus relates to 20,485,019 shares. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will pay interest using Notes issued as payment-in-kind interest.

The sellers referred to above as collectively referred to as the “Selling Stockholders.”

See “The Offering” and “Selling Stockholders.”

Antidilution Provisions

The Series 2023 Notes contain antidilution provisions.

See “ Antidilution Provisions of the Series 2023 Notes ” for a detailed description of the mechanics of the antidilution provisions of the PIK Notes.

Use of Proceeds	The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Stockholders . The proceeds will go to the Selling Stockholders. See “Use of Proceeds.”

Plan of Distribution

The term “Selling Stockholders ” includes the persons listed in the Selling Stockholders table and also donees, pledgees, transferees or other successors-in-interest selling Common Stock or interests in Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transaction. The Selling Stockholders may, from time to time, sell any or all of their Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may also engage in puts and calls and other transactions in our Common Stock or derivatives of our Common Stock and may sell or deliver the Common Stock in connection with these trades.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

See “Plan of Distribution.”

Business

The Company owns the Dragon Mine, located in Eureka, Utah. For reporting purposes under the rules of the U.S. Securities and Exchange Commission, the Company is classified as an exploration-stage company. The Dragon Mine contains deposits of halloysite clay as well as deposits of mixed clays containing various levels of halloysite and also deposits of iron oxide. In addition, there are approximately 24,229 tons of iron oxide above ground and already mined. This material consists of over 94% pure iron oxide. Finally, there are also five waste piles at the Dragon Mine resulting from the mining operations of former owners and the clay minerals in waste piles may have potential for commercialization.

As of June 1, 2015, the Company has not classified the halloysite or the other clay deposits at the Dragon Mine as reserves according to Industry Guide No. 7 of the U.S. Securities and Exchange Commission.

As of June 1, 2015, the Company is marketing its halloysite clay products under the tradename Dragonite for the purpose of enhancing     performance in connection with a range of high-end commercial applications, many of which have not previously utilized halloysite. It is also marketing the halloysite clay for certain traditional uses of halloysite clay. The Company is not marketing the other clays.

The Company is also marketing its iron oxide, but as of June 1, 2015 has not classified the iron oxide deposit as a reserve according to Industry Guide No. 7.

As of June 1, 2015 sales of halloysite and the iron oxide have been minimal.

Under Industry Guide 7, a “reserve” is “that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.” Generally speaking, a company may not declare reserves, unless, among other requirements, competent professional engineers conduct a detailed engineering and economic study and prepare a “bankable” or “final” feasibility study that “demonstrates that a mineral deposit can be mined profitably at a commercial rate.”

The Company commissioned a study of “resources” under the JORC Code of the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves. That study indicated the existence of JORC “resources” of halloysite clay and iron oxide. A JORC resource is defined as a “mineral deposit in such form, grade . . . and quantity that there are reasonable prospects for eventual economic extraction,” a lower standard than that used for a final feasibility study.

Significant additional steps, would be necessary before a “bankable” or “final” feasibility study can be prepared for any of the Company’s minerals.

Despite the fact that the Company has not established reserves, the Company has mined, processed and sold, and intends to continue to mine, process, and sell, halloysite clay and iron oxide from the Dragon Mine.

A consequence of the absence of reserves under Industry Guide 7 is that the mining company, such as the Company, is deemed to lack an objective basis to assert that it has a deposit with mineralization that can be economically and legally extracted or produced and sold to produce revenue.

In November, 2014, the Company raised $12.5 million in capital financing through the issuance of the Series A Notes.

At March 31, 2015, December 31, 2014 and December 31, 2013, the Company had accumulated deficits of $76,332,754, $72,138,289 and $61,821,972, respectively, in addition to unprofitable operations. For the three months ended March 31, 2015, and the twelve months ended December 31, 2014 and 2013, the Company sustained net losses from continuing operations of $4,194,465, $10,316,317 and $13,063,526, respectively. The Company's future is contingent upon its ability to obtain additional financing and/or to generate revenue and cash flow to meet its obligations on a timely basis. The Company has historically been unable to generate enough revenue and cash flow to fund its operating expenses and capital expenditures.

See “Business,” “Properties,” and “Financial Statements.”

Risk Factors

An investment in our Common Stock is very speculative and involves a high degree of risk. If you decide to buy our Common Stock, you should be able to afford a complete loss of your investment.

The Company has a history of recurring losses from operations and use of cash in operating activities. For the three months ended March 31, 2015, the Company's net loss was $4,194,465 and cash used in operating activities was $2,856,815. As of March 31, 2015, the Company had working capital of $5,494,148, which will not be sufficient to support its current operations for the next twelve months based on its business plan without obtaining additional financing. Collectively, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Besides continuing its strategic business plan on generating revenue, the Company intends to explore various strategic alternatives, including the sale of equity, debt or the disposal of certain non-core assets to raise additional capital. ln November 2014, the Company raised $12.5 million in capital financing through the issuance of convertible PIK Notes. During 2013, the Company raised gross proceeds of $16,060,000 pursuant to the sale of common stock and issuance of convertible PIK Notes. Management can also take steps to reduce the Company's future operating expenses as needed. However, the Company cannot provide any assurance that it will be able to raise additional capital as needed. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

See “Risk Factors.”

Common Stock Rights

Holders of Common Stock are entitled to one vote per share. Holders of Common Stock have no cumulative voting rights in the election of directors. Two shareholders have certain rights, which are described in the footnote 4 to the Selling Stockholders table to nominate directors.

Holders of Common Stock are entitled to receive ratably dividends if, as, and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or series Common Stock. The Series 2023 Notes prohibit dividends without the approval of the holders of a majority of the principal amount of the Series 2023 Notes. The Company has never paid a dividend and does not anticipate paying one in the future.

See “Description of Common Stock.”

Market for Our Common Stock	Our Common Stock is traded on the OTCBB. On June 1, 2015, the closing market price on the OTCQB was $0.63. See “Price Range of our Common Stock.”

BUSINESS

Applied Minerals, Inc. (the “Company” or “we” or “us”) is focused primarily on (i) the development and marketing of our halloysite clay-based DRAGONITE™ line of products for use to improve the performance of end-products in application markets such as flame retardant additives for plastics, nucleation, thermosets and adhesives, reinforcement, molecular sieves and catalysts, ceramics, binders, cosmetics, controlled release carriers and environmental remediation and (ii) the development and marketing of our AMIRON™ line of iron oxide products for pigmentary and technical applications.

The Company owns the Dragon Mine, which has significant deposits of high-quality halloysite clay and iron oxide. The 267-acre property is located in southwestern Utah and its resource was mined for halloysite on a large-scale, commercial basis between 1949 and 1976 for use as a petroleum cracking catalyst. The mine was idle until 2001 when the Company leased it to develop its halloysite resource for advanced, high-value applications. We purchased 100% of the property in 2005.

Halloysite is an aluminosilicate clay that possesses a tubular morphology with a hollow lumen (pore). Traditionally, halloysite has been used to manufacture porcelain, bone china and catalysts used in the petroleum cracking process. A significant amount of academic and industrial research has been performed on the commercial uses of halloysite clay beyond porcelain products and ceramic catalysts. This research has identified a wide array of application areas in which the unique morphology of halloysite can be utilized to either enhance the performance of existing applications or create new high-performance ones. Since 2009, management has been primarily focused on developing halloysite-based products for advanced applications, such as, but not limited to, reinforcement additives for polymer composites, flame retardant additives for polymers, controlled release carriers for paints and coatings, environmental remediation media, and carriers of agricultural agents. The clays used in these advanced applications sell for significantly higher prices than those used in more traditional applications. Nanoclays have been used as additives to develop high performance plastic composites. These nanoclays provide functionality to polymer matrices that cannot be replicated using traditional fillers. Nanoclays, such as treated montmorillonite, sell for up to $5,000 per ton due, in large part, to the cost associated with exfoliating the clay so it may be properly dispersed within a polymer matrix. Halloysite has been shown to be as effective a polymer additive as nanoclay without requiring a costly exfoliation to disperse it within a polymer matrix. The Company has and continues to utilize a number of employees and consultants to research and develop the use of halloysite for advanced applications.

In addition to the development of its halloysite resource, management has also developed a line of iron oxide-based products for the pigmentary and technical markets. The Dragon Mine has a resource of 3.3 million tons of natural iron oxide mineralized material, which is comprised primarily of goethite and hematite. Initially, the resource was considered to be utilizable as only an input of the steel-manufacturing process but, upon additional analysis, the iron resource was found to be a high-quality natural iron oxide due to its high Fe2O3 content, exceptional chemical purity, good dispersability, good tinting strength and color saturation, low color variation, and low content of heavy metals. High-quality iron oxides have commercial uses in a number of higher value applications such as the aforementioned pigmentary and technical markets. The Company’s AMIRON product line includes semi-transparent and opaque pigments for the construction, concrete, paints and coatings, and plastics and rubber industries. AMIRON’s technical oxides, due to their particularly high surface area of 25 m2/g – 125 m2/g and reactivity, can be used as the media for the removal of toxins from waste and drinking water, as a catalyst for desulfurization, and a foundry sand additive. The Company currently has 24,229 tons of mined iron ore in stockpiles on the surface of the mine property.

The Company has carried out an extensive drilling program to characterize the mineralized material at the Dragon Mine. In January 2014, the Company commissioned a mineral processing plant with a capacity of up to 45,000 tons per annum for certain applications. Currently, this facility is dedicated to the iron oxide resource except for occasional processing of halloysite. Additionally, the Company has small processing facility with a capacity of 5,000 – 10,000 tons per annum that is dedicated to its halloysite resource.

The following table discloses (i) the number of tons of halloysite clay and iron oxide extracted by the Company from the Dragon Mine and (ii) the number of tons of finished product produced by the Company during the 12 months ended December 31, 2014 and 2013, respectively:

	2014	2013
Tons extracted
Halloysite clay	650	450
Iron oxide	2,200	3,300
Products produced (tons)
Halloysite clay	69	22
Iron oxide	166	13

The table below discloses the percentage of total revenue by product category for the twelve months ended December 31, 2014 and 2013. “Testing” represents revenue generated from the sale of products used for laboratory testing by customers or potential customers. “Scale-Ups” represents revenue generated from the sale of products to customers or potential customers to determine whether our products perform successfully within a production-scale environment. “Commercial Production” represents revenue generated from the sale of products to customers that are either consumed by the costumer or incorporated into a product that is sold by a customer to a third-party. “Other” represents revenue generated from the sale of products for which the Company is not aware of the use by a potential customer.

	Percentages of Sales Classified by Customer Use
Sales for:	2014	2013
Commercial Production	70	69
Scale-Ups	26	17
Testing	2	4
Other	2	10
	100	100

Applied Minerals is a publicly traded company incorporated in the state of Delaware. The common stock trades on the OTCQB under the symbol AMNL.

BUSINESS ACTIVITY –QUARTER ENDED MARCH 31, 2015

Below are some business activity highlights for the Company’s first fiscal quarter.

Technical Ceramics and Porcelain

●

During the quarter the Company continued to supply DRAGONITE to a well-known producer of ceramic formulations, which uses it as a binder for high-value ceramic tiles. During the quarter the Company’s DRAGONITE product drew additional interest from a number of potential customers within the ceramic formulations and products industries. We are focused on converting these opportunities into revenue.

●

A large manufacturer of sanitary ware products has carried out a product development scale-up of an application that utilizes DRAGONITE as an additive that both improves the green strength of the ceramic body and reduces the manufacturing time of the ceramic-based product. The Company continues to focus on the conversion of this opportunity. Management is marketing this functionality of its DRAGONITE to the two other leading global sanitary ware producers.

●

Sales agents continue to introduce the Company’s DRAGONITE to potential customers focused on ceramic applications. The purity and physical characteristics of the Dragon Mine’s halloysite clay continue to attract attention from the market.

Plastics, Adhesives and Coatings

●

Management continues to market its DRAGONITE HP as a nucleating agent additive to companies with large injection molding operations, promoting the decrease in cycle time that can be achieved from using the additive. The Company was able to secure a number of customer trials in the quarter and plans to secure additional trials in the future. Only DRAGONITE HP and one other product, which sells for $30,000 per ton, can nucleate polyethylene. Currently, a very small amount of the 50 million tons of polyethylene produced annually is nucleated, which presents a large opportunity for the Company’s DRAGONITE product. The Company also sells DRAGONITE as a nucleating agent for polypropylene.

●

Beginning in 2015, a customer that produces plastic lawn and garden products decided to outsource the molding of one of its two products utilizing DRAGONITE-HP to an injection molding contractor. As part of this transition, the injection molding contractor was introduced DRAGONITE-HP. After seeing the benefits of DRAGONITE-HP in the products produced for the lawn and garden customer, the contractor communicated to the Company its intention to utilize DRAGONITE-HP for certain other of its customers. During the first quarter of 2015, this customer ordered and received 10 tons of DRAGONITE-HP.

●

A large plastic molders located in India has tested DRAGONITE for cycle time reduction of thermoformed foam. After receiving encouraging initial results, the customer purchased additional DRAGONITE during the quarter to be used in a scale-up trial.

●

The Company continued to receive orders from a leading global producer of structural acrylic adhesives, which launched its next generation of structural acrylic products containing our DRAGONITE XR product. The volumes sold for this new acrylic adhesive product were small this quarter but demand for this new product is expected to grow in 2015, which could lead to an increase in the volume of DRAGONITE sold for this application. Additionally, this manufacturer is developing a number of new products utilizing DRAGONITE as an additive.

●

A large manufacturer of automotive tires has tested DRAGONITE for the reinforcement of rubber. During the latter half of 2014, the Company shipped DRAGONITE to the tire manufacturer to be used in a scale-up trial. The trial is scheduled to complete sometime during the first half of 2015.

●

During the quarter the Company secured an additional product trial with a leading producer of engineered wire and cable. This manufacturer is utilizing DRAGONITE to achieve enhanced flame retardancy within a polymer used for cable jackets. We expect the trial to take place in the second or third quarter of 2015. The Company is pursuing similar opportunities with other large wire and cable manufacturers.

●

Mitsui Plastics continues to market DRAGONITE as an additive for reinforcement, cycle time reduction, and flame retardancy. Two customers, an adhesives manufacturer and a wire-and-cable manufacturer, experienced positive testing results using DRAGONITE for reinforcement and as a dispersant for certain flame retardant additives, respectively. It is expected that a product, utilizing DRAGONITE for reinforcement, is to be commercialized in 2016.

●

During 2014 one of the world’s largest manufacturers of building products developed a flame retardant coating application utilizing DRAGONITE. The product has been commercialized and small amounts are being sold, resulting in a small amount of DRAGONITE being ordered this quarter. Volumes are expected to grow once this customer completes the required industry registration process for this product.

●

During the quarter the Company delivered 20 tons of DRAGONITE to the Lorama Group, Inc. (“Lorama”) that had been ordered during the fourth quarter of 2014. Lorama continues to market DRAGONITE to potential customers as a high value additive for flame retardant paints and coatings as well as for the UV curing of coatings.

●

Lorama introduced DRAGONITE to one of the largest wood coatings manufacturers in South America, which has utilized it in a flame retardant formulation for wood coatings. The product has been tested and meets industry requirements. The customer will run a plant trial in early 2015. If the trial is successful, the Company expects to realize sales of DRAGONITE to this customer during 2015.

●

In the second quarter, a distributor located in Asia approached the Company about distributing DRAGONITE in Asia. After evaluating the material, the distributor purchased an initial order of 10 tons of product.

Catalysts and Molecular Sieves

●

A high quality manufacturer of molecular sieves commenced scale-up trials using DRAGONITE as a binder for a catalyst product. A production trial is scheduled for early 2015. This potential customer has communicated to the Company that, if successful, it will commercialize this product in the latter half of 2015 or in 2016.

●

A global supplier of molecular sieves performed a successful bench-scale trial using DRAGONITE to manufacture a synthetic zeolite. Approximately 10 metric tons were shipped in October to conduct a production scale-up trial. If successful sales of DRAGONITE to this customer could start sometime during 2015.

Cosmetics

●

During the quarter the Company signed a term sheet to form a joint venture with a leading developer and retailer of cosmetic products. The joint venture will own and market a brand of cosmetic products utilizing the unique characteristics of DRAGONITE-PUREWHITE. A significant amount of work related to the development and branding of these products has occurred over the last 18 months. The Company will own a significant equity stake in the joint venture. In late April 2015 the Company and its potential partner began drafting the joint venture agreement document. The Company expects the joint venture agreement to be executed sometime in the latter half of 2015.

Iron Oxides

Pigmentary

●

During the quarter the Company delivered 20 tons of AMIRON™ to Lorama that had been ordered in the fourth quarter of 2014 for pigment applications. Lorama is currently acting as a customer and a non-exclusive distributor for the AMIRON line of iron oxide pigments. Lorama is aggressively introducing AMIRON to its paints and coatings customers located in Europe, Asia and South America and North America. These customers have indicated strong interest in the product and Lorama’s marketing efforts resulted in a number of scale-up trials conducted by potential customers.

●

A leading producer of mulch colorants began developing a number of products using AMIRON, focusing, in part, on developing a range of natural colors that synthetic pigments cannot provide. This producer is also looking to use AMIRON as an extender for its current line of colorants. Production scale-ups are expected for 2015. Management continues to market its AMIRON to other mulch colorant producers.

Technical

●

During the quarter a division of a large oilfield services provider converted 20 tons of AMIRON it previously purchased to its final product to be utilized in final field trials as the active media in a scrubber to remove hydrogen sulfide from flue gas. If these field tests prove successful, this potential customer has communicated to the Company that it will commercialize this desulphurization product in 2015.

●

A large international producer of foundry molding additives validated the efficacy of AMIRON for use as a foundry sand additive for iron casting. This potential customer has approved AMIRON for iron casting. Additionally, product scale-up trials are being carried out by this potential customer for AMIRON as a foundry sand additive for steel casting. Sales of AMIRON for iron casting are expected in 2015.

●	The Company, in conjunction with a U.S. government agency, is developing an iron oxide-based oxygen carrier to be used as part of the production of clean energy.

Other

●

During the quarter the Company engaged the sales and advisory services of a former senior-level executive who focused on product innovation at one of the world’s largest consumer products companies. This individual has begun introducing the unique controlled-release functionality of DRAGONITE to companies within the consumer products space. DRAGONITE is capable of being loaded with an array of active agents and can deliver these agents over an extended time horizon. This functionality has already garnered interest from manufacturers of personal care, household cleaning and detergent products as well as from producers of fragrances and flavors used in consumer products.

DRAGON MINE

The Dragon Mine is located in the Tintic Mining District south of Eureka, Utah and approximately 75 miles southwest of Salt Lake City, Utah. The Dragon Mine property covers approximately 267 acres with a large mining permit from the state of Utah allowing for the extraction of minerals throughout the property. The mine can be operated year-round.

Exploration Stage

The Company is classified as an exploration stage company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission.

Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages” exploration, development, and production. Exploration stage includes all companies engaged in the search for mineral deposits (reserves) that are not in either the development or production stage. In order to be classified as a development or production stage company, the company must have already established reserves. Unless a company has established reserves, it cannot be classified as a development or production stage company, notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed. Under Industry Guide 7, a “reserve” is “that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.” Generally speaking, a company may not declare reserves, unless, among other requirements, competent professional engineers conduct a detailed engineering and economic study and prepare a “bankable” or “final” feasibility study that “demonstrates that a mineral deposit can be mined profitably at a commercial rate.”

The Company commissioned a study of “resources” under the JORC Code of the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves. That study indicated the existence of JORC “resources” of halloysite clay and iron oxide. A JORC resource is defined is a “mineral deposit in such form, grade…and quantity that there are reasonable for prospects for eventual economic extraction,” a lower standard than that used for a final feasibility study.

Significant additional steps would be necessary before a “bankable” or “final” feasibility study can be prepared for any of its minerals.

Despite the fact that the Company has not established reserves, the Company has mined, processed and sold, and intends to continue to mine, process, and sell, halloysite clay and iron oxide from the Dragon Mine.

A consequence of the absence of reserves under Industry Guide 7 is that the mining company, such as the Company, is deemed to lack an objective basis to assert that it has a deposit with mineralization that can be economically and legally extracted or produced and sold to produce revenue.

Dragon Pit

The Dragon Pit area covers 4.95 acres and is mined underground. There are three separate types of mineralized material in the Dragon Pit area. The first type is comprised of clay with a relatively high concentration (~ 94%) of halloysite. The Dragon Pit contains 625,650 tons of this type of mineralized material.

The second grade found in the Dragon Pit is comprised of a mix of kaolinite, illite-smectite, and halloysite clays.  Clays constitute approximately 73.4% of this mineralization, of which halloysite constitutes approximately 42.6%, kaolinite constitutes 19.2% and illite-smectite constitutes 11.6%.  The Dragon Pit contains 565,575 tons of this type of mineralized material.

The third type of mineralized material found in the Dragon Pit is comprised of iron-bearing materials.  This mineralization contains goethite (an iron hydroxide) and hematite (an iron oxide). We will refer to both minerals as “iron oxide.”  The mineralization is approximately 94% iron oxide, of which goethite accounts for 69.7% and hematite 24.3%. There exist separate areas of goethite and hematite but the majority of the iron-bearing mineralization in the Dragon Pit exists as a goethite-hematite mix. The Dragon Pit contains 2,631,825 tons of this iron-bearing mineralization.

The table below describes the clay resource in the Dragon Pit:

					Average Clay Content (%)
Area	Acres	Resource	Clay (tons)	Clay Type	Halloysite	Kaolinite	Illite-Smectite	Total
Dragon Pit	4.95	Measured[1]	629,650	Pure Halloysite	94.0	N/A	N/A	94.0
			565,575	Mix	42.6	19.2	11.6	73.4

1. A measured resource, according to JORC, is an indicated resource that has undergone enough further sampling that a 'competent person' (defined by the norms of the relevant mining code; usually a geologist) has declared them to be an acceptable estimate, at a high degree of confidence, of the grade, tonnage, shape, densities, physical characteristics and mineral content of the mineral occurrence.

The table below describes the iron oxide resource in the Dragon Pit:

				Average Content of Hematite, Goethite and LOI (%)
Area	Acres	Resource	Iron (tons)	Hematite	Geothite	Hematite + Goethite	LOI
Dragon Pit	4.95	Measured	2,631,825	24.3	69.7	94.0	11.4

Western Area

The Western area covers 6.33 acres and is mined underground.  There are two different types of mineralization in the Western Area.

One type of mineralization in the Western Area is comprised primarily of a mix of kaolinite, illite-smectite, and halloysite clays. The clay content of this mineralization is approximately 71.4%, of which kaolinite constitutes 47.2%, illite-smectite constitutes 17.5% and halloysite constitutes 6.7%. The Western Area contains 862,903 tons of this type of mineralization.

The other type of mineralization is iron-bearing.  The Western Area contains goethite and hematite. The mineralization is approximately 96% iron oxide on a mineralogical basis, of which hematite accounts for 75.9% and goethite 20.1%.  There exist separate areas of goethite and hematite but the majority of the iron-bearing mineralization in the Western Area exists as a goethite-hematite mix. The Western Area contains 670,450 tons of this iron-bearing mineralization.

The table below describes the clay resource in the Western Mine:

				Average Clay Content (%)
Area	Acres	Resource	Clay (tons)[1]	Halloysite	Kaolinite	Illite-Smectite	Total
Western Area	6.3	Measured	862,903	6.7	47.2	17.5	71.3

1. Clay extracted and refined to < 45 microns, after removing certain non-clay material, is considered salable.

The table below describes the iron oxide resource in the Western Mine:

				Average Content of Hematite, Goethite and LOI (%)
Area	Acres	Resource	Iron (tons)	Hematite	Geothite	Hematite + Goethite	LOI
Western Area	6.33	Measured	670,450	75.9	20.2	96.1	6.8

Surface Piles

There are five surface piles that were created during the mining of halloysite clay by Filtrol between 1949 and 1976.  Filtrol mined the Dragon Mine’s halloysite resource for use as a petroleum cracking catalyst.  Any clay that contained more than a minimal amount (~ 2%) of iron oxide was not usable for petroleum cracking and was discarded into one of five surface piles. We view the surface piles as a possible source of revenue. The Company is not actively marketing the minerals in the surface piles.

The following sets forth information about the mineralized material by surface pile:

		Average Clay Content (%)
Surface Pile	Clay tons)	Halloysite	Kaolinite	Illite- Smectite	Total
1	154,500	41.8	25.8	9.4	77.0
2	127,100	19.0	33.6	27.8	80.4
3	298,900	9.4	30.7	24.9	65.4
4	33,280	13.2	31.7	31.7	76.7
5	144,100	13.5	13.5	31.8	81.8

The mineralization in surface pile 1 is considered a measured resource. The mineralization in the other surface piles is considered an indicated resource. An indicated resource has a lower degree of confidence that a measured resource. An indicated resource is an economic mineral occurrence that has been sampled (from locations such as outcrops, trenches, pits and boreholes) to a point where an estimate has been made, at a reasonable level of confidence, of its contained metal, grade, tonnage, shape, densities, and physical characteristics.

In addition to the surface pile material described above, 24,229 tons of mined iron oxide is located on the surface of the Dragon Mine property.

Procedures Used to Develop the Tonnage and Grade Results

The following describes sample collection, sample preparation, and the analytical procedures used to develop analytical results set forth above for the Dragon Pit, the Western Area, and the Surface Piles.

Surface surveying positioning of holes was carried out using sub-centimetre Trimble GPS Receivers (base station and Rover) with accuracy within 5mm. Underground surveying utilized a Topcon GTS3 Total Station, which measures angle to one second and measures distances to parts per million. A DSI (Deviation Survey Instrument) SRG (Surface Recording Gyro) was utilized to measure deviation of the hole. A Brunton compass is used to determine a reference line. Readings are taken every 50’ during the survey and a final reference reading is used to calculate the hole’s overall drift. When run correctly, the instrument is accurate to within 1 foot per 1000’ of depth.

Core drilling was carried out and for all boreholes the driller placed the core into a box, which was carefully labeled with borehole number, depth reached and any voids noted.  A LCF (Lithology Control File) was established for each area and it included all rock types identified. The borehole number, coordinates, elevation, inclination, azimuth, and depths drilled were entered into a log showing the LCF.

Services on the clay extracted from the drill holes:  Moisture Content; XRD identification; XRPD quantitative analysis; _XRPD Formamide test; SEM imaging; FTIR analysis; BET Surface Area / Porosity; Qualitative EDS; XRF; ICP—MS for trace elements; MINOLTA – Color and brightness measurements.  For analysis of the iron oxide, XRD, ICP-MS, BET Surface Area, Color and Brightness measurements were carried out by James Hutton Institute. ALS Minerals Laboratory in Reno, Nevada carried out analytical procedures ME-XRF21u, Iron oxide by XRF Fusion – normalized (XRF Instrument), OA-CRAE05x, LOIS for XRF (WST-SEQ) AND Au-ICP21, Au 30g FA ICP-AES Finish (ICP-AES Instrument)

Logging was carried out in line with the Lithology Control File. All of the data was then entered into a spreadsheet to show Borehole Number, coordinates, elevation and individual test results for each of the increments sampled and tested.

The Company utilized the PC/Core software package to convert raw borehole data and assumptions by the Company into a mathematical model using block model interpolation.  The program provides for the production of “Quality Array Reports,” each of which shows the correlation between one variable and all of the other variables in the model.

Description of Minerals at the Dragon Mine

Clays

Kaolinite and halloysite are clays and members of the kaolin group of clays.   Both are aluminosilicate clays.  Kaolinite and halloysite are essentially chemically identical, but have different morphologies (shapes). Kaolinite typically appears in plates or sheets. Halloysite, in contrast, typically appears in the shape of hollow tubes.  On average, the halloysite tubes have a length in the range of 0.5 - 3.0 microns, an exterior diameter in the range of 50 - 70 nanometers and an internal diameter (lumen) in the range of 15 - 30 nanometers.  Formation of halloysite occurs when kaolinite sheets roll into tubes due to the strain caused by a lattice mismatch between the adjacent silicon dioxide and aluminum oxide layers.

Kaolinite is one of the world’s most common minerals.  U.S. production in 2011 was 5.5 million tons.

Halloysite is by comparison is a rare mineral, with worldwide production of less than about 30,000 tons.

Illite refers to a group of clays that includes hydrous micas, phengite, brammalite, celadonite, and glauconite.  Illite clays are common and large amounts are produced each year.

Smectite refers to a group of clays that includes montmorillonite, bentonite, nontronite, hectorite, saponite and sauconite.  Smectite clays are common clay and large amounts are produced each year.

Iron Oxide

Hematite is the mineral form of iron oxide exists in a range of colors, including black to steel or silver-gray, brown to reddish brown, or red.

Geothite is an iron hydroxide oxide mineral exists in a range of colors, including yellowish to reddish to dark brown. If goethite is sufficiently heated to eliminate the water, it is transformed into hematite.

Mixtures of goethite and hematite are color brown.

Processing Facilities

All of the mineralization extracted from the Dragon Pit, Western Area and surface piles requires processing before it can be commercially sold.  In January 2014, the Company commissioned a 45,000 tpa Hosokawa Alpine mineral processing facility.  This mill enables the Company to control the processing of its mineral resource for qualities such as particle size, moisture and purity.  Currently, this facility is dedicated to the iron oxide resource and will be used occasionally to process halloysite. Additionally, the Company has a small processing facility with a capacity of 5,000 – 10,000 tons per annum that is dedicated to its halloysite resource.

HALLOYSITE-BASED PRODUCTS

DRAGONITE

The Company primarily markets the following four grades of halloysite-based products under the DRAGONITE trademark:

●	DRAGONITE-XR
●	DRAGONITE-HP
●	DRAGONITE-Pure White
●	DRAGONITE

The Company has other product grades for application markets such as, but not limited to, technical ceramics and ceramic binders.

All subsequent references to DRAGONITE imply all grades of our halloysite product.

Application Markets for DRAGONITE

The following is a description of the application markets to which the Company is marketing its halloysite-based DRAGONITE products:

Flame retardant additives for plastics.  Flame retardants are widely used in flammable and flame resistant plastics and are found in electronics, building insulation, polyurethane foam, and wire and cable.  There are three types of flame retardants used in plastics:

●	Minerals, including halloysite, aluminum trihydrate (ATH), magnesium dihydrate (MDH), glass fiber, organoclays, and a number of other less important minerals;

●	Halogenated compounds (compounds containing bromine or chlorine)

o

Halogenated flame retardants are used in conjunction with a synergist (something that enhances the effectiveness of an active agent) to enhance their efficiency. Antimony trioxide (ATO) is widely used as a synergist for halogenated fire retardants; and

o

Halogenated fire retardants have been associated with health concerns due to the potential toxicity of the decomposition products, namely dioxins and furans, as well as environmental and bioaccumulation concerns and there has been action, in the form of treaties and federal and state legislation, to restrict certain uses of halogenated fire retardants.

●	Organophosphorus compounds.

DRAGONITE can be used as a partial replacement for ATH and MDH in certain applications and as a synergist to ATH and MDH in other applications. At typical loadings, ATH and MDH can adversely affect certain mechanical properties of plastics. DRAGONITE, in conjunction with ATH and MDH, exhibits a synergistic performance without degrading the mechanical properties of a polymer matrix.

Our research and development demonstrates that DRAGONITE can be used to replace 50% - 75% of ATO in plastic without affecting flame retardancy, retaining the same rating under UL 94, the Standard for Safety of Flammability of Plastic Materials for Parts in Devices and Appliances testing.  The price of ATO is approximately $9,200 per ton, a significant premium to DRAGONITE.

Generally speaking, the use of DRAGONITE instead of other FR products should allow a manufacturer to use less fire retardant, which, in turn, would result in the light-weighting of a product.

The Company estimates the global demand for flame retardant additives to be approximately 2.2 million metric tons.

Nucleation of Polymers. Plastics and polymers are composed of long molecular chains which form irregular, entangled coils in a melted resin, the phase in which a resin is liquid and its molecules can move about freely.

Some plastics, namely amorphous types, retain such a disordered structure upon freezing, the state in which a liquid resin becomes solid and its molecules are frozen, or locked, in place and cannot move. In other plastics, such as semi-crystalline polymers, the chains rearrange upon freezing and form partly ordered regions. Examples of semi-crystalline polymers are polyethylene (PE), polypropylene (PP), Nylon 6 and Nylon 6-6.

Crystallization of a polymer occurs as a result of nucleation, a process that starts with small, nanometer-sized domains upon which the polymer chains arrange in an orderly manner to develop larger crystals. The overall rate of crystallization of a polymer be can increased by a nucleating agent.

In plastic molding processes, especially in injection molding, the plastic part must remain in the mold until freezing. To the extent that crystallization is accelerated, the time in the mold can be reduced, thereby resulting in productivity enhancement.

DRAGONITE added to a resin at a loading of just 1% can significantly speed up the process of crystallization.

DRAGONITE is one of only two products that can nucleate polyethylene. The other product is estimated to cost $15 per lb. A very small portion of the polyethylene market is nucleated, which offers an attractive opportunity for a product such as DRAGONITE.

A very small portion of the 50 million tons of polyethylene produced annually is nucleated. A relatively modest penetration of this market would result in significant demand for DRAGONITE.

DRAGONITE can also nucleate polypropylene.

In addition to nucleating a polymer, DRAGONITE acts as an effective reinforcing filler as described below.

Reinforcement Fillers for Polymers. Many plastics are reinforced with a filler to meet the increasing performance requirements of advanced polymer applications. Plastics filled with some type of particulate or fibrous filler are classified as polymer composites. The primary purpose of reinforcement is to enhance the mechanical properties of a polymer. Reinforced plastics, in certain instances, can compete with stiffer materials like metal while also offering an opportunity to reduce the weight of a manufactured part (“light-weighting”).

The utilization of DRAGONITE as a reinforcing filler results in the improvement of one or more mechanical properties of a polymer such as modulus (the measure of how well a polymer resist breaking when pulled apart), strength (the measure of the stress needed to break a polymer), and impact resistance (the measure of a polymer’s resistance when impacted by a sharp and sudden stress).

DRAGONITE, at a 1% loading, creates the following effects on polyethylene: an increase in modulus of 20% - 25%; an increase in strength of up to 15%; and retention of impact resistance. DRAGONITE, at a 1% loading, creates the following effects on polypropylene: an increase in modulus of 20-25%; an increase in strength of up to 20%; and retention of impact resistance.

DRAGONITE, due to the improvements it imparts at such low loading rates, can offer a value proposition when compared to certain traditional fillers.

We estimate the value of the high performance filler market to be approximately $17.2 billion.

Molecular Sieves and Catalysts. A molecular sieve is a material with very small holes of precise and uniform size. These holes are small enough to block large molecules while allowing small molecules to pass. Many molecular sieves are used as desiccants (substances that induce or sustain a state of dryness). Zeolites are a form of molecular sieve that are crystalline with a skeletal composed of aluminosilicates. DRAGONITE mixes very well with zeolites and helps entrap water and impurities both within the hollow tubular structure as well as the porous outer walls, enhancing the drying of natural gas and air, the separation of liquid from product streams, and the separation of impurities from a gas stream.

The global market for molecular sieves and other adsorbents is approximately $2.9 billion.

Crude oil petroleum must be processed in order to make it into gasoline and other fuels. Part of that process includes cracking, whereby large hydrocarbons are broken into smaller ones. There are two general types of cracking, thermal and catalytic. Catalytic cracking involves the addition of a catalyst to speed up the cracking. The reactive nature of halloysite lends itself to be an effective catalyst especially for high sulfur oil. Halloysite can also be used as a support for catalysts, which are applied to the halloysite as a coating.

Halloysite from the Dragon Mine was mined and processed as a catalyst for petroleum cracking from 1949 to 1976.

Ceramics. A ceramic is any of various hard, brittle, heat-resistant and corrosion-resistant materials made by shaping and then firing a nonmetallic mineral, such as clay, at a high temperature.  We intend to market our halloysite to two ceramic markets:  whiteware and technical ceramics.  Whiteware is a broad class of ceramic products that are white to off-white in appearance and frequently contain a significant vitreous, or glassy, component. Including products as diverse as fine china dinnerware, lavatory sinks and toilets, dental implants, and spark-plug insulators. Whitewares depend for their utility upon a relatively small set of properties: imperviousness to fluids, low conductivity of electricity, chemical inertness, and an ability to be formed into complex shapes. Examples of technical ceramics include ceramic disc brakes, missile nose cones, gas burner nozzles, and ballistic protection.

Binders.   DRAGONITE is an effective binder for traditional ceramic products. Binders are substances that improve the mechanical strength of green ceramic bodies so they can pass through production steps, before firing, without breakage. In many cases, binder additions to ceramic bodies are essential. Without them some production processes would be impossible. DRAGONITE, when used as a binder, also effectuates an improvement in the casting rate of the ceramic manufacturing process. This equates to an increase in manufacturing efficiency.

Cosmetics. The halloysite in DRAGONITE has a tubular shape that may be suited for an array of cosmetic applications. The adsorptive nature of the halloysite found in DRAGONITE clay can serve as a hypoallergenic skin cleanser capable of removing unwanted toxins and oils from the skin without the need for harsh chemicals. DRAGONITE, due primarily to its presence of halloysite, is also capable of exfoliating the skin. DRAGONITE has been shown to be capable of functioning as a non-irritating carrier and release mechanism of cosmetic ingredients for a long lasting application.

In early 2015 the Company signed a term sheet to form a joint venture with a leading developer and retailer of cosmetic products. The joint venture will own and market a brand of cosmetic products utilizing the unique characteristics of DRAGONITE-PUREWHITE. A significant amount of work related to the development and branding of these products has occurred over the last 18 months. The Company will own a significant equity stake in the joint venture. The Company expects the joint venture agreement to be executed sometime in the latter half of 2015.

Controlled Release Carriers. The halloysite present in DRAGONITE clay can act as an effective carrier of active ingredients, enabling an agent to be released from the carrier over an extended time frame. This controlled release capability can be utilized in a wide array of applications including, but not limited to, anti-corrosive and anti- mold paint applications, agricultural applications, cosmetics, and certain pharmaceutical products, which would require the prevention of overdosing. In agriculture applications

DRAGONITE can provide a delivery system for often-toxic agricultural agents. Utilizing the inner lumen of the clay as a natural reservoir, DRAGONITE is able to load, store, and control the release of a range of agents, which, in turn, allows for a lower loading of substances, such as pesticides or herbicides, without sacrificing efficacy. DRAGONITE release rates can be controlled to match the duration of a growth or reproductive cycle, resulting in a reduction of the frequency of applications of an agent. DRAGONITE can be used to control the release of the following agents: pesticides, fertilizers, insecticides, fungicides, herbicides, nutrients, and growth stimulants.

According to BCC Research, the market for materials used as carriers for controlled release applications is approximately $1.0 billion.

Environmental Remediation.  DRAGONITE, due to its high selectivity of toxic compounds, high porosity, high surface area, fine particle size, fast adsorption rate and high absorption capacity, can act as a sorbent in environmental remediation and emissions capture. DRAGONITE can be utilized to facilitate the remediation of environments polluted with oil, PCB’s, toluene, phenols, methylene blue, chromium-6, ammonium, heavy and alkali metals, and uranium.  In a deepwater environment, DRAGONITE performs as an effective sieve to sequester pollutants released from a variety of sources such as oil spills, power plant and mine site run-off. DRAGONITE also works as a hydrocarbon remediation material through its ability to adsorb, de-emulsify and disperse micro-droplets of oil.

Sales Process for DRAGONITE

The Company sells its DRAGONITE products using employees, agents, and distributors, selling on a global basis.

The Company markets its DRAGONITE into two general types of application markets.  The first type is a market in which DRAGONITE has not been previously used, or is to be used as a substitute for another additive, to enhance certain functionality of an application.  This type of market requires a number of steps before a sale can be consummated.  Like any new material that will be incorporated into a commercial manufacturing process, a significant amount of testing must be performed before DRAGONITE can be incorporated into both a manufacturing process and a product.

During this process we frequently must work collaboratively with the potential customer to appropriately orient its manufacturing process to successfully incorporate our material.  The length of the sales process is difficult to predict given the number of variables involved.  In some instances we’re creating a distinctly new market for our product.  However, once we successfully obtain a customer, we believe that customer relationship will extend for a number of years.

The second type of market is one in which halloysite clay is currently being used in traditional application markets.  Within these established markets, we believe our DRAGONITE products offer an enhanced value proposition with respect to purity and other properties sought by customers.  The pricing of our products relative to those of our competitors, however, will always be a significant factor in determining our ability to penetrate these markets.

Non-Halloysite Clays

The mineralized clay material in the surface piles and, except to the extent that the Company uses them in DRAGONITE, the mixed clays in the Dragon Pit and Western areas may be offered for sale for the typical uses of such clays. The Company has not attempted to sell any such clays for such uses.

IRON OXIDE-BASED PRODUCTS

AMIRON

The Company markets its AMIRON line of advanced natural iron oxide-based products to the pigmentary and technical application markets. The iron oxide resource at the Dragon Mine has a high content of Fe2O3, is of exceptional chemical purity, possesses high surface area, fine grains, good dispersability, good tinting strength, enhanced color saturation, low color variation, and a low level of heavy metals content. For these reasons the Dragon Mine’s iron oxide resource is considered an advanced natural and has applications in markets traditionally served by more expensive synthetic oxides.

For pigmentary applications the Company markets

For technical applications the Company markets:

●	AMIRON:OH
●	AMIRON:H

AMIRON:ST is an oxide-based product formulated as semi-transparent pigment to be used in applications such as artistic paint and as an interior and exterior wood stain. Demand for semi-transparent iron oxide pigments is currently constrained as they are traditionally difficult to stabilize and disperse and are very high in cost. AMIRON, in contrast, is a natural, cost-competitive solution that offers desirable dispersibility, color consistency, and UV protection. AMIRON also offers an opaque pigment product.

The global iron oxide pigment market is approximately 1.34 million tons ($1.35 million). Synthetic pigments account for 84.5% of the market with naturals accounting for the remaining 14.5%. Domestic consumption of iron oxide pigments in 2014 was 210,000 metric tons of which 170,000 were imported. The average price realized domestically was ~ $1,454 per ton.

We currently market our AMIRON line of advanced natural iron oxide pigments to the construction, wood coatings, paints and industrial coatings, plastic and rubber markets. Traditionally, natural iron oxides, due to their variance in quality, have not been able to compete with synthetic in the pigment market. The consistency of purity (high level of Fe2O3) and other characteristics of our iron oxide resource qualify AMIRON as an advanced natural iron oxide, enabling it to compete with higher cost synthetic iron oxides.

AMIRON:HP is an iron oxide-based product manufactured for use in applications such as semi-transparent cosmetics, food contact colorants, and pharmaceutical applications. These industries maintain strict quality requirements, resulting in most suppliers being forced to utilize synthetic products. AMIRON:HP presents a natural alternative that complies with the cosmetics industry standards, such as FDA 21 CFR 73.2250 subpart C.

AMIRON:OH and AMIRON:H are iron oxide-based products manufactured for use in applications such as arsenic absorption from waste and drinking water and the desulfurization of gases and certain industrial by-products. The relatively large surface area and high reactivity make AMIRON:OH and AMIRON:H an effective adsorptive material for a number of environmental remediation applications.

AMIRON has been shown to be an effective catalyst for the removal of hydrogen sulfide from both natural gas and biogas. In a natural gas drilling operation, iron oxide is used to neutralize hydrogen sulfide before much of it can escape into the atmosphere. The anaerobic conversion of biomass (i.e. manure, municipal waste and agricultural waste) produces a biogas called methane, which is used as fuel. Hydrogen sulfide is a byproduct of the production of biogas and must be neutralized to prevent the corrosion of the reactor of a biogas facility. Demand for natural gas desulphurization catalysts will continue to grow in line with the growth in natural gas drilling. The biogas industry is centered in Europe where there are approximately 10,000 biogas plants. The estimated market in Europe for biogas desulphurization catalysts is approximately $24 million (33,000 tons). The market in the United States, while smaller than that in Europe, continues to develop.

Sales Process for AMIRON

The Company sells its AMIRON products using employees, agents, and distributors, selling on global basis.

For the most part, we are marketing our AMIRON products into established markets.  In some instances we believe AMIRON outperforms some competing natural iron oxide products or is a feasible replacement for a synthetic iron oxide product currently being used.  We believe the pricing of our product will, in large part, be a significant factor in its adoption by customers. Currently, Lorama is marketing and distributing AMIRON on a non-exclusive basis to the paints and coatings industry. Lorama is recognized as the leading global supplier of paint emulsion technologies and products.

RESEARCH & DEVELOPMENT

The Company’s research and developments efforts are focused on the continued creation of commercial applications for our halloysite-based products and our iron oxides.

Halloysite

The Company carries on significant research and development for halloysite applications internally.

We currently engage a well-regarded contract R&D firm to conduct product development activities involving the use of DRAGONITE in advanced polymer applications. This firm has a particular expertise in product development for plastics. At times, we use OPF Enterprises, LLC to conduct certain product development work focused on the traditional ceramic markets.

In 2009 we entered into a development agreement with Yuri M. Lvov, Ph.D., a professor of chemistry at Louisiana Tech University and the T.C. Pipes Eminent Endowed Chair on Micro and Nanosystems at the Institute for Micromanufacturing (Louisiana Tech University). The scope of the agreement includes, among other things, the development of the Dragon Mine halloysite as part of an anti-corrosion paint application in addition to the development of other emerging applications. Dr. Lvov is still consulting for the Company.

Iron Oxide

The Company carries on significant research and development for iron oxide applications internally.

Certain product development activities within the pigments and coatings application areas are also carried out in conjunction with Lorama.

Geological

In 2008, we engaged Ian Wilson, Ph.D. as our consulting geologist. Dr. Wilson has supervised our drilling program and has played a critical role in classifying the mineralization of the Dragon Mine property, which is essential to the successful commercialization of the mine’s deposit. Dr. Wilson is a member of iom3 (Institute of Materials, Minerals and Mining of the UK). His Ph.D. was carried out on wall rock alteration and trace element dispersion patterns around gold and tin ore bodies in Ashanti Gold Mine, Ghana and Geevor Tin Mine, Cornwall, respectively. From 1974 to 2001 he worked with English China Clays/Imerys mainly as a geologist and with management roles in Brazil, Spain, Sweden and China. Since his retirement in 2001, he has worked as an independent consultant dealing with many industrial minerals including halloysite.

Technical and Other Markets.  There is significant competition in the technical markets based on performance and price.

EXPENSES FOR RESOURCE DEVELOPMENT/EXPLORATION DRILLING AND TESTING & RESEARCH

In 2014, the Company spent $3,768,034 for resource development and exploration drilling and $858,105 for testing and research.

TRADEMARKS & PATENTS

We have trademarked the name DRAGONITE and AMIRON. We believe these trademarks are important to the successful marketing of our product offering.  We do not believe that patents are material to the business.  We filed a Provisional Application for Patent in October, 2010 related to the use of nucleating agents in polyethylene. As of June 1, 2015 , we have been granted this patent in Great Britain, Denmark and France. A patent is pending approval in the United States, Canada, China and Thailand.

REGULATION

The Utah Department of Natural Resources sets the guidelines for exploration and other mineral related activities based on provisions of the Mined Land Reclamation Act, Title 40-8, Utah Code Annotated 1953, as amended, and the General Rules and Rules of Practice and Procedures, R647-1 through R647-5.We have received a large mine permit from the Department.  The Company does not believe that such regulations, including environmental regulations, have or will adversely affect the Company’s business or have a material impact on capital expenditures, earnings and competitive position of the Company.

We carry a Mine Safety and Health Administration (MSHA) license (#4202383) for the Dragon Mine  and report as required to MSHA.  The Company is subject to extensive regulation by the Mine Safety and Health Administration, which was created by the Mine Safety and Health Act of 1977. The regulations generally are designed to assure the health and safety of miners and our mine is periodically inspected by MSHA inspectors.  While the inspectors have from time to time found violations, the violations have not been serious and have been quickly corrected. The Company does not believe that such regulations have or will adversely affect the Company’s business or have a material impact on capital expenditures, earnings and competitive position of the Company.

The clays that the Company mines, including halloysite, may contain various levels of crystalline silica when mined.  Crystalline silica is considered a hazardous substance under regulations promulgated by the U.S. Occupational Health and Safety Administration (OSHA) and U.S. Mine Health and Safety Administration (MSHA) and as a result is subject to permissible exposure limits (PELs), both in the mine and at the workplaces of our customers.  The Company is required to provide Material Safety Data Sheets (MSDS) at the mine and accompanying sales of products to customers. The Company must also apply hazard warning to labels of containers of the product sold to customers.  Kaolin and halloysite are also subject to PELs.

On September 12, 2013, the Occupational Safety and Health Administration (OSHA) released  a proposed standard on respirable crystalline silica.  The proposed rule would lower to the PEL to 50 micrograms per cubic meter of air  (µg/m3), which is 50% of the current PEL and consistent with the NIOSH PEL. The agency also proposed an action level of 25 µg/m3. The Company cannot predict whether OSHA will adopt a rule and what, if any, adverse affect such rules may have on the Company’s business.

The EPA has stated that it is developing a test rule under the Toxic Substances Control Act (TSCA) to require manufacturers (which would include the Company) of certain nanoscale materials including kaolin, halloysite, and alumina (which is present in the clays mined by the company) to conduct testing for health effects, ecological effects, and environmental fate, as well as provide material characterization data.  The impact of such a rule on the Company cannot be determined at this time.  It seems clear, however, that if the results of the testing of particular nanomaterials indicate adverse health, ecological, or environmental effects, the EPA may seek to regulate those nanomaterials more extensively.  Such regulation could include, among other things, limiting the uses of the nanoscale materials; requiring the use of personal protective equipment, such as impervious gloves and NIOSH approved respirators, and limiting environmental releases.  The EPA is developing a SNUR for nanoscale materials under TSCA.

EMPLOYEES

As of December 31, 2014, Applied Minerals, Inc. and its subsidiary had 41 employees. None of our employees were covered by a collective bargaining agreement, we have never experienced a work stoppage, and we consider our labor relations to be excellent.

OTHER PROPERTIES

We own approximately 900 acres of fee simple property and patented mining claims, and 260 acres of mineral rights and unpatented claims, including the Atlas Mine, located in the Coeur d'Alene mining district in Shoshone County, Idaho.  Several attempts were made over time to commercialize the Atlas Mine as a producer of silver, lead and other minerals, but none of those efforts were successful.  No attempts at mining have been undertaken since 1980.  The Company continues to own the Atlas Mine property, but has no present intention to recommence mining efforts and has listed the property for sale.  The cost basis of the property is $495,000.  The properties contain harvestable timber and are being marketed to potential buyers for recreational, mining, and/or timber uses.

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF YOU DECIDE TO BUY OUR COMMON STOCK, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Our business activities are subject to significant risks, including those described below. Every investor or potential investor in our Common Stock should carefully consider these risks. If any of the described risks actually occurs, our business, financial position and results of operations could be materially and adversely affected. Such risks are not the only ones we face and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business.

SPECIFIC RISKS APPLICABLE TO APPLIED MINERALS

FINANCIAL HISTORY

The Company has a history of recurring losses from operations and use of cash in operating activities. We have experienced annual operating losses since our reactivation in September 1997. For the years ended December 31, 2014 and 2013, the Company sustained losses from continuing operations of $10,316,317 and $13,063,526, respectively. For the three months ended March 31, 2015, the Company's net loss was $4,194,465 and cash used in operating activities was $2,856,815. As of March 31, 2015, the Company had working capital of $5,494,148, which will not be sufficient to support its current operations for the next twelve months based on its business plan without obtaining additional financing. Collectively, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Besides continuing its strategic business plan on generating revenue, the Company intends to explore various strategic alternatives, including the sale of equity, debt or the disposal of certain non-core assets to raise additional capital. ln November 2014, the Company raised $12.5 million in capital financing through the issuance of PIK Notes. During 2013, the Company raised gross proceeds of $16,060,000 pursuant to the sale of common stock and issuance of convertible PIK Notes. Management can also take steps to reduce the Company's future operating expenses as needed. However, the Company cannot provide any assurance that it will be able to raise additional capital as needed. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern

Accumulated Deficits. At March 31, 2015, December 31, 2014 and 2013, the Company had accumulated deficits of $76,332,754, $72,138,289 and $61,821,972, respectively, in addition to limited cash and unprofitable operations.

NO SIGNIFICANT SALES.

From January 1, 2009, when current management took over, until December 31, 2014, the Company sold $547,740 of clay and iron oxide, and in the first quarter of 2015 the Company had sales of $162,747.

RELIANCE OF EQUITY AND DEBT SALES TO FINANCE OPERATIONS; DILUTION

The Company has had to rely mainly on the proceeds of from the sale of stock and convertible debt to fund its operations. There is no assurance that the Company will be able to raise capital in the future. If the Company is unable to raise capital or fund its operations through the commercialization of its minerals at the Dragon Mine, it may have to file bankruptcy. If the Company is able to raise capital, the terms of such capital raise may be significantly dilutive to existing stockholders.

SURVIVAL IS DEPENDENT ON PENETRATING MARKETS

Obviously, in order for the Company to survive, we must penetrate our target markets and achieve sales levels, and generate sufficient cash flow, to break even and to be a success we must do better than that. As outlined below, there is uncertainty that we will be able to do so.

Many of the applications for which we are selling for our halloysite-based material are applications for which halloysite has not been used previously. As a result, there are a number of special obstacles that we need to overcome to achieve sales in these markets. It maybe necessary to convince manufacturers to change their manufacturing processes and substitute our halloysite-based material for the product they are currently using, and in some cases, to use our halloysite-based material where no product was used before. The process beginning with introducing our halloysite-based material to manufacturers and ending with the manufacturers using our products in their production (i) can encounter inertia, skepticism, and different corporate priorities, (ii) requires educating potential customers on the benefits of our material and how to use our material (how much to add, when to add, and so forth), and (iii) often requires working with potential customers to assure that the potential customers test the materials under proper conditions. In summary, while we believe that our halloysite-based material often adds significant value, we can say two things about the process that ends with manufacturers using our halloysite-based material: it can take a long time and there is no certainty that we will be able to convince enough manufacturers to use our halloysite-base material.

Similarly, we are trying to sell our iron oxides, which are natural, into markets where synthetic iron oxides have been used in the past. In trying to make such sales, we encounter the some of the same types of problems described in the preceding paragraph

Other applications for which we are selling for our halloysite-based material and our iron oxides are applications for which halloysite or natural iron oxides has been used previously. To penetrate these markets, we face the difficulties encountered by any company trying to enter an established market competing against established players that may be in better financial condition that we are and are already familiar to, and in many cases have relationships with, the potential customers, which may make such competitors more attractive than us. While we believe that in many cases, our products are superior to those already in the market, there is uncertainty that we will be able to penetrate those markets to a sufficient degree.

COMPETITION

Competition from Other Miners of Halloysite

Currently we know of no companies competing with us in any significant respect in connection with the sale of halloysite-based products in our advanced applications target markets. For our DRAGONITE to penetrate advanced application target markets, we face significant competition from non-halloysite solutions often sold by larger, more established companies. The basis for competition is performance and price. If we are successful in penetrating our advanced applications target markets, we may face competition from operators of halloysite clay deposits in other locations around the world.

We do face limited direct competition in the connection with the sale of halloysite-based products in traditional markets. Depending on the location of the customer (principally customers located in Asia and South America), we may face competition from the commercial mine in New Zealand and if we are successful in penetrating the traditional markets, we may face competition from operators of halloysite clay deposits in other locations around the world. For our DRAGONITE to penetrate traditional markets, we face significant competition from non-halloysite solutions often sold by larger, more established companies. The basis for competition is performance and price.

We believe that our Dragon Mine property is one of only two large-sized halloysite deposits in the world. There are a number of other smaller deposits of halloysite in the U.S. and other parts of the world, some of which produce halloysite commercially.

The degree or extent to which the halloysite other deposits can or will compete with our halloysite-based products is subject to a variety of factors, including the following:.

●

Deposits of halloysite are formed under a variety of geological conditions of hydrothermal alteration and weathering. As a result, the nature and extent of impurities, the length of the tube, thickness of the walls, and the size of the pore or lumen can all vary. In many deposits, the halloysite is mixed with other clays, limiting its usefulness for certain applications. Other deposits contain significant amounts of crystalline silica, which may limit the usefulness for certain applications and/or require additional processing. Other deposits contain more iron oxide tan is acceptable, requiring additional processing

●	Some deposits are subject to difficulties relating to mining. Some deposits are located in geographically-isolated areas and some deposits can only be mined by hand-picking.

Nevertheless, there are many other deposits of halloysite around the world and in the U.S, including one adjacent to the Dragon Mine property that is of questionable quality (the halloysite, apparently mixed with impurities, is being sold as an ingredient in cement at a very low price) . There is a commercial halloysite mine in New Zealand. There are other small production mining operations in China and Turkey. There are other small mines known to us. Whether halloysite from any of these deposits will compete with our advanced halloysite-based products, or the extent to which they can compete, is not clear. While, based on what is known to the Company at this point, the Company does not believe that competition from the other halloysite mines known to us will significantly adversely affect sales or margins in advanced applications, such competition could arise and could adversely affect sales and margins.

Iron Oxide

We expect to compete with companies that, in some cases, may be larger and better capitalized than us.

Pigments. There is significant competition within the iron oxide pigment market. We will try to compete directly with synthetic iron oxide pigments in the coatings markets by selling our pigments at a lower price. In other iron oxide pigment markets, there is very little product differentiation with competition focused primarily on price.

THE COMPANY’S SUCCESS DEPENDS ON OUR CEO

Andre Zeitoun is the President and CEO of the Company.  Mr. Zeitoun has played a critical role in leading the effort to commercialize our halloysite-based products and iron oxides. If the Company loses the service of Mr. Zeitoun, there is no assurance that the Company would be able to attract and retain a qualified replacement.

MORE GENERALIZED RISKS

UNCERTAINTIES

The actual Dragon Mine profitability or economic feasibility may be adversely affected by any of the following factors, among others:

●	Changes in tonnage, grades and characteristics of mineralization to be mined and processed;
●	Higher input and labor costs;
●	The quality of the data on which engineering assumptions were made;
●	Adverse geotechnical conditions;
●	Availability of adequate and skilled labor force and supply and cost of water and power;
●	Availability and terms of financing;
●	Environmental or other government laws and regulations related to the Dragon Mine;
●	Changes in tax laws;
●	Weather or severe climate impacts;
●	Potential delays relating to social and community issues;
●

Industrial accidents, including in connection with the operation of mining transportation equipment and accidents associated with the preparation and ignition of blasting operations, milling equipment and conveyor systems;

●	Underground fires or floods;
●	Unexpected geological formations or conditions (whether in mineral or gaseous form);
●	Ground and water conditions;
●	Accidents in underground operations;
●	Failure of mining pit slopes;
●	Seismic activity; and
●	Other natural phenomena, such as lightning, cyclonic or tropical storms, floods or other inclement weather conditions.

THERE IS COMPREHENSIVE FEDERAL, STATE AND LOCAL REGULATION OF THE EXPLORATION INDUSTRY THAT COULD HAVE A NEGATIVE IMPACT OUR MINING OPERATIONS.

Exploration and mining operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Exploration and mining operations and some of the products we sell are also subject to federal, state and local laws and regulations that seek to maintain health and safety standards. No assurance can be given that environmental standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on our financial position. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons.

PROPERTIES

PRINCIPAL OFFICE

The corporate office is located at 110 Greene Street, Suite 1101, New York, N.Y., 10012.

MINING PROPERTIES

The following section describes our right, title, or claim to our properties and each property's location. This section also discusses our present plans for exploration of the properties.

JUAB COUNTY, UTAH

Dragon Mine

The Dragon Mine property, located in Juab County, Utah near the City of Eureka (Tintic Mining District), has been principally exploited for halloysite clay and iron oxide.  It is located approximately 2 miles southwest of Eureka, Utah and can be accessed via state highway and county road. The Union Pacific Railroad has a spur approximately 2 miles from the property.  Electrical power is located approximately 1.5 miles from the site and there was no evidence of a water source on the property except in the mine shaft.

The property consists of 38 patented mining claims, approximately 230 acres, located in the following sections: T10S, R2W, sections 29, 30, 31, and T10S, R3W, Section 36, all relative to the Salt Lake Meridian.  We leased the property in 2001 and on August 18, 2005, we purchased the property for approximately $500,000 in cash. As more fully explained in the “Business” section, the property has two mining areas, the Dragon Pit, which is mined for High Purity Halloysite, Dragon Mixed Clays and iron oxide and the Western Area, which is mined for Western Area Mixed Clays and iron oxides. On the property, there are also five large waste piles containing significant amounts of clay.

The property is located in the Tintic District of Utah, covering approximately 230 acres with a large mining permit covering 40 acres allowing for the extraction of minerals.  The property consists of 38 patented and six unpatented mining claims located in the following sections: T10S, R2W, sections 29, 30, 31, and T10S, R3W, Section 36, all relative to the Salt Lake Base Meridian.  The Company pays approximately $800 in annual maintenance fees to the U.S. Department of Interior Bureau of Land Management to maintain rights to its unpatented claims.  The BLM Claim Numbers are: UMC385543, UMC 385544, UMC394659, UMC394660, UMC408539, and UMC408540. The Company has no underlying royalty agreements with any third-party with respect to the Dragon Mine.

The Company has two dry-process facilities at its Dragon Mine property. One facility, dedicated primarily to the iron oxide resource and occasionally used to process halloysite, has a capacity of up to 45,000 ton per year for certain types of processing and includes a Hosokawa Alpine mill. The other facility, dedicated to the halloysite clay resource. The facility dedicated to the halloysite clay resources has an annual capacity of up to 10,000 tons for certain types of processing.

We believe the physical plant and equipment utilized at the Dragon Mine are in satisfactory condition to continue our current mining activity.  The Company continually reviews the adequacy of its physical plant and equipment inventory and expects to invest accordingly to ensure that the size and quality of its physical plant and equipment can meet its needs.  Currently, our physical plant includes, but is not limited to, two processing mills, a dry house, a site office, a general storage facility, an equipment repair facility, and a structure housing three IR compressors, which are used to power the mill and certain drilling equipment used underground.  Our mining equipment includes, but is not limited to, a road header, an underground drill, a deep drill, a Scooptrans, a skid steer, a front-end loader and a number of other pieces traditionally used to mine underground.  There are some pieces of equipment we choose to rent on a daily basis rather than own or lease to own.  The Company uses diesel fuel as its primary source of power and has water transported to the property from an external source.  The property has sufficient access to roads to enable the transportation of materials and products.

As of the filing of this report, the Company was classified as an exploration stage company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission. The Company believes that once it generates a material level of revenue from the sale of either its DRAGONITE or AMIRON products it will be able to take the steps necessary to move out of the exploration stage with respect Industry Guide 7.

Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages”- exploration, development, and production. Exploration stage includes all companies engaged in the search for mineral deposits (reserves). In order to be classified as a development or production stage company, a company must have already established reserves. Unless a company has established reserves, it cannot be classified as a development or production stage company, notwithstanding the nature and extent of development-type or production- type activities that have been undertaken or completed.

Under Industry Guide 7, a “reserve” is “that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.” Generally speaking, a company may not declare reserves, unless, among other requirements, competent professional engineers conduct a detailed engineering and economic study and prepare a “bankable” or “final” feasibility study that “demonstrates that a mineral deposit can be mined profitably at a commercial rate.”

The Company commissioned a study of “resources” under the JORC Code of the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves. That study indicated the existence of JORC “resources” of halloysite clay and iron oxide. A JORC resource is defined as a “mineral deposit in such form, grade and quantity that there are reasonable for prospects for eventual economic extraction,” a lower standard than that used for a final feasibility study.

Significant additional steps, including the demonstration that the Company has and can penetrate markets, will be necessary before a “bankable” or “final” feasibility study can be prepared for the Company.

Despite the fact that the Company has not established reserves, the Company has mined, processed and sold, and intends to continue to mine, process, and sell, halloysite clay and iron oxide from the Dragon Mine.

For purposes of Industry Guide 7, a consequence of the absence of reserves is that the mining company, such as the Company, is deemed to lack an objective basis to assert that it has a deposit with mineralization that can be economically and legally extracted or produced and sold to produce revenue.

Shoshone County, ID

We own approximately 900 acres of fee simple property and patented mining claims, and 260 acres of mineral rights and unpatented claims, including the Atlas Mine, located in the Coeur d'Alene mining district in Shoshone County, Idaho, commonly referred to as the Silver Valley of North Idaho. On February 18, 2014, the Company listed the property for sale. The Company permanently discontinued its contract mining operations at the Atlas Mine as of December 31, 2008.

LEGAL PROCEEDINGS

The Company was named as the defendant in a lawsuit filed on April 18, 2014 in state district court in Salt Lake City, Utah.  The plaintiff is Tekko Enterprises, Inc., which was hired in 2012 as project manager for the construction of a processing plant at the Company’s Dragon Mine property and terminated in 2013 before the completion of the plant.  The complaint seeks damages of $346,000, unpaid amounts that the plaintiff claims it is entitled to under the project management agreement and two purchase orders.  The Company intends to vigorously defend against the claims and to counterclaim.

In addition to the matter described above, we may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, could have a material adverse effect on our financial condition, cash flows or results of operations.

EQUITY COMPENSATION PLANS

On November 20, 2012, the shareholders of the Company approved the adoption of the Applied Minerals, Inc. 2012 Long-Term Incentive Plan (“LTIP”) and the Short-Term Incentive Plan (STIP”) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m). Under the LTIP, 8,900,000 shares are authorized for issuance. The STIP does not refer to a particular number of shares, but would use the shares authorized in the LTIP for issuance under the STIP. The CEO, the CFO, named executive officers, and directors, among others, are eligible to participate in the LTIP and STIP. Prior to the adoption of the LTIP and STIP, stock options were granted under individual compensation arrangements between the Company and the grantees, and approved by the Board of Directors.

Equity Compensation Information
As of December 31, 2014

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,978,526	$1.39	3,644,490

Equity compensation plans not approved by security holders	13,251,341	$0.87 (1)	--

Total	18,229,867	$1.01

(1)  Option exercise prices ranged from $.70 per share to $2.10 per share and the terms ranged from five to ten years.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

	Dec-09	Dec-10	Dec-11	Dec-12	Dec-13	Dec-14
Applied Minerals, Inc.	$100	$138	$219	$266	$190	$126
iShares Russell Microcap ® Index ETF	$100	$128	$114	$134	$192	$197
S&P Metals & Mining Index ETF	$100	$133	$95	$87	$82	$60

* Cumulative return assumes a $100 investment of each respective security at December 31, 2009.

SELECTED FINANCIAL DATA

Year Ended December 31 (in 000’s except per share data)	2014	2013	2012	2011	2010
Revenue	$234.2	$54.8	$165.7	$93.0	$0
Loss from continuing operations	$(10,316)	$(13,063.5)	$(9,732.4)	$(7,424.5)	$(4,891.5)
Net loss	$(10,316)	$(13,063.5)	$(9,732.4)	$(7,430.3)	$(4,767.7)
Loss from continuing operations - basic	$(0.11)	$(0.14)	$(0.11)	$(0.10)	$(0.07)
Net loss - basic	$(0.11)	$(0.14)	$(0.11)	$(0.10)	$(0.07)
Loss from continuing operations - diluted	$(0.11)	$(0.14)	$(0.11)	$(0.10)	$(0.07)
Net loss - diluted	$(0.11)	$(0.14)	$(0.11)	$(0.10)	$(0.07)
Cash and equivalents	$10,701.7	$8,685.6	$3,356.1	$10,170.5	$1,642.3
Total assets	$18,457.7	$15,215.3	$7,818.5	$12,874.8	$4,215.1
Long-term liabilities	$23,119	$11,727.4	$2,129.4	$3,452.8	$5,055.0
Shareholders’ equity (deficit)	$(7,517)	$1,486.6	$3,966.2	$8,828.4	$(1,561.3)

DIRECTORS AND OFFICERS

The following table provides the names, positions, ages and principal occupations of our current directors and our executive officers.

Name and Position with The Company	Age	Director1/Officer Since	Principal Occupation
John F. Levy	59	Non-executive Chairman since 2009, Director since 2008	CEO of Board Advisory
David A. Taft	58	Director since 2008	President, IBS Capital LLC
Mario Concha	74	Director since 2013	President, Mario Concha & Associates, LLC
Robert T. Betz	73	Director since 2014	Owner, Personal Care Ingredients
Bradley Tirpak	44	Director since March 2015	Professional Investor
Ali Zamani	35	Director since 2014	Portfolio Manager, Gefinor Capital
Andre M. Zeitoun	42	Chief Executive Officer, President and Director since 2009	President, Chief Executive Officer and Director of Company
Nat Krishnamurti	43	Officer since 2012	Chief Financial Officer
William Gleeson	72	Officer since 2011	General Counsel
(1)	The directors are elected to serve until the next annual meeting of shareholders. Officers serve at the pleasure of the Board.

Background of Directors and Officers

John F. Levy, Non-Executive Chairman and Director

Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory, a consulting firm that advises public companies in the areas of corporate governance, corporate compliance, financial reporting, and financial strategies. Mr. Levy currently serves on the board of directors of three public companies including Applied Minerals. Mr. Levy has been a director of China Commercial Credit, a publicly-held Chinese micro-lender, since 2013. Mr. Levy has been a director and audit committee member of Applied Energetics, Inc. (AERG), a publicly-traded company that specializes in the development and application of high power lasers, high voltage electronics, advanced optical systems, and energy management systems technologies, since 2009. From 2006 to 2013, Mr. Levy was a director and chair of the audit committee of Gilman Ciocia, Inc. (GTAX), a publicly traded financial planning and tax preparation firm and served as lead director from 2007 to 2013. From 2010 to 2012, he served as director of Brightpoint, Inc. (CELL), a publicly-traded company that provides supply chain solutions to leading stakeholders in the wireless industry. From 2008 through 2010, he served as a director of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.). From 2006 to 2010, Mr. Levy served as a director and Audit Committee chairman of Take Two Interactive Software, Inc., a public company which is a global developer and publisher of video games best known for the Grand Theft Auto franchise. Mr. Levy served as Interim Chief Financial Officer from 2005 to 2006 for Universal Food & Beverage Company, which filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Act on August 31, 2007.  Mr. Levy is a frequent speaker on the roles and responsibilities of Board members and audit committee members. He has authored The 21st Century Director: Ethical and Legal Responsibilities of Board Members; Acquisitions to Grow the Business: Structure, Due Diligence, Financing; Creating the Best Projections You Can: Insights Techniques; and Ethics and Sustainability: A 4-way Path to Success and Finance and Innovation: Reinvent Your Department and Your Company. All five courses have initially been presented to various state accounting societies.

Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath, and Grant Thornton. Mr. Levy has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and received his M.B.A. from St. Joseph's University (PA).

Key attributes, experience and skills: Mr. Levy has over 30 years of progressive financial, accounting, and business experience, including having served as Chief Financial Officer of both public and private companies for over 13 years.  Mr. Levy brings to the board expertise in corporate governance and compliance matters along with extensive experience gained from numerous senior executive positions with public companies. Further, Mr. Levy’s service on the boards of directors of public companies in a variety of industries also allows him to bring a diverse blend of experiences to the Company’s board.

David A. Taft, Director

Mr. Taft is the President of IBS Capital LLC, a private investment company based in Boston, Massachusetts, which he founded in 1990.  Prior to founding IBS Capital LLC, Mr. Taft spent ten years working in corporate finance with Drexel Burnham Lambert, Winthrop Financial and Merrill Lynch.  Mr. Taft is a graduate of Amherst College and Amos Tuck School of Business Administration at Dartmouth College.

Key attributes, experience and skills: Mr. Taft has over 30 years experience as a corporate investment banker and the manager of IBS Capital LLC, a private investment fund.  Mr. Taft brings significant leadership, financial expertise, business development skills, and corporate restructuring experience to the Company’s Board of Directors.  The investments Mr. Taft has made through his management of the IBS Turnaround Fund has, on occasion, required him to advise companies on issues such as corporate governance, capital raising, balance sheet restructuring, and general business strategy.  IBS Capital LLC, under Mr. Taft’s direction, has been a large shareholder of Applied Minerals, Inc. for a number of years.

Mario Concha, Director

Mr. Concha is the President of Mario Concha and Associates, LLC, a firm providing consulting services to senior executives and members of boards of directors.   In addition to providing consulting services, he has served as a director of The Plaza Group, a chemical marketer; Arclin, Ltd., a manufacturer of specialty resins; and Auro Resources, Corp, a mineral exploration company with holdings in Colombia’s gold region.  Prior to founding Mario Concha and Associates in 2005, Mr. Concha was an officer of Georgia Pacific Corporation and president of its Chemical Division from 1998 to 2005.  Prior to Georgia Pacific, Mr. Concha participated in the formation of GS Industries, a manufacturer of specialty steels for the mining industry, through a leveraged buyout of Armco Inc’s Worldwide Grinding Systems Division.  He then served as President of its International Division from 1992 to 1998.  From 1985 to 1992, Mr. Concha was Vice President-International for Occidental Chemical Corporation.  Prior to OxyChem, he served in several senior management positions at Union Carbide Corporation in the United States and overseas.

Mr. Concha is a graduate of Cornell University with a degree in Chemical Engineering.  He is a member of the American Chemical Society and of the American Institute of Chemical Engineers.

Key attributes, experience and skills: Mr. Concha has over 40 years experience as a hands-on corporate executive.  He has first-hand industry knowledge, gained from senior executive positions in various industries, including chemicals, plastics, forest products, metals, and mining.  In addition to manufacturing operations, he has had extensive involvement in marketing, sales, and finance.  Mr. Concha also brings corporate governance experience, having served on both public and private company boards.

Robert T. Betz

From 2000 through his retirement in 2002, Mr. Betz was the President of Cognis Corp., the North American division of Cognis GmbH, a $4 billion worldwide supplier of specialty chemicals and nutritional ingredients spun off from Henkel AG & Company ("Henkel"). From 1989 through 2000, Mr. Betz held a number of management positions at Henkel including Executive VP and President of its Emery Group, a leading manufacturer of oleochemicals, and President of its Chemicals Group for North America.

From 1979 through 1989, Mr. Betz worked in a number of manufacturing and operations capacities for the Emery Division of National Distillers and Chemicals Corp., eventually rising to President of the division. Mr. Betz began his career in the specialty chemicals industry by joining Emery Industries in 1963. Between 1963 and 1979 he worked for the company as Market Development Representative, Manager of Corporate Planning, Vice President of Operations - Emery (Canada), Manager of Commercial Development, and General Manager of Business Groups. Emery Industries was sold to National Distillers and Chemicals Corp. in 1979.

Since 2003, Mr. Betz has been the owner of Personal Care Ingredients, LLC, a privately-owned marketer of natural products to the personal care industry. Mr. Betz also serves as a director for Bio-Botanica, a manufacturer of natural extracts, and The Plaza Group, a marketer of petrochemicals.

Mr. Betz holds a B.S. in Chemical Engineering and an M.B.A. from the University of Cincinnati. He's also attended the Program for Management Development at Harvard University.

Key attributes experience and skills. During Mr. Betz’s career, he has been involved in developing new products or new markets for existing products. Several of these products grew into sizeable businesses. He managed multiple chemical manufacturing facilities and managed a multi-billion dollar polyethylene business. He was responsible for profit and loss for businesses with sales of $900 million. While heading the chemical operations, he was responsible for all aspects of the business: manufacturing, sales, R&D, IT, HS&E, HR, purchasing, engineering, and legal. His career has continuously involved developing, manufacturing, and selling products directed at most of the markets that Applied Minerals is attempting to penetrate. Since his retirement, he has served on the boards of three chemical-related, private companies: Plaza, Syrgis, and Bio-Botanica and is currently the Chair of the Plaza Audit Committee.

Bradley M. Tirpak, Director

Mr. Tirpak is a professional investor with twenty years of investing experience who has been a portfolio manager at Credit Suisse First Boston, Caxton Associates, and Sigma Capital Management. He is currently the Managing Member of various investment partnerships. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc., an international telecommunications company doing business in Mexico. Mr. Tirpak has served as a director and Chairman of the Board of Directors of Full House Resorts, Inc. since 2014.  Mr. Tirpak served as a director of USA Technologies, Inc. from 2010 to 2012. Mr. Tirpak earned a B.S.M.E. from Tufts University and earned his M.B.A. from Georgetown University.

Mr. Tirpak was nominated pursuant to the terms of a Director Nomination Agreement (“Director Nomination Agreement’) made in 2011 by the Company with Samlyn Onshore Fund, LP, a Delaware limited partnership, and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (the “Samlyn Funds”). Subject to the terms and conditions of the Director Nomination Agreement, until the occurrence of a Termination Event (as defined in the Director Nomination Agreement), the Samlyn Funds jointly have the right to designate one person to be nominated for election to the Board. Such right having been exercised by the Samlyn Funds, the Company was obligated to use commercially reasonable efforts to cause such person to be elected to the Board of Directors.

Mr. Tirpak is not an affiliate (as defined in Rule 405 under the Securities Act of 1933) or an employee of either of the Samlyn Funds or any of their affiliates. Aside from agreeing to be the nominee of the Samlyn Funds, there is no agreement or arrangement (compensatory or otherwise) between Mr. Tirpak and either of the Samlyn Funds or any of their affiliates relating to Mr. Tirpak’s service as a director of the Company.

Key attributes, experience and skills: The Board believes that Mr. Tirpak is qualified to serve as a Director due to his knowledge and experience in managing investments and boards and senior management on corporate governance, strategy and capital allocation.

Ali Zamani, Director

Ali Zamani has served as a Portfolio Manager at Gefinor Capital Management since February 2014 and as Chief Investment Officer of the GEF Opportunities Fund, an opportunistic, value-oriented, liquid public markets fund. Prior to Gefinor. Ali Zamani was a Principal at SLZ Capital Management, a New York-based asset management firm, from July 2012 to December 2013. Prior thereto, he was a Portfolio Manager at Goldman Sachs from 2004 to 2012 where he focused on the energy, materials, utilities and industrials sectors. From 2002 to 2004, Mr. Zamani was a mergers and acquisitions analyst at Dresdner Kleinwort Wasserstein, a boutique New York-based investment bank focused on the energy and utilities sectors.

Mr. Zamani holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, where he graduated magna cum laude.

Key attributes, experience and skills: Mr. Zamani has over 13 years of financial industry experience, including 8 years as a senior investment professional at Goldman Sachs & Co.  Mr. Zamani brings significant capital markets expertise, including extensive mining and industrial sector investing experience.  Additionally, Mr. Zamani brings a unique shareholder/investor perspective to the board having been a major shareholder in numerous similar companies over his career.

Andre M. Zeitoun, Chief Executive Officer, President, Director

Mr. Zeitoun is President and CEO and has served in those positions since January 1, 2009.

Mr. Zeitoun was a Portfolio Manager at SAC Capital/CR Intrinsic Investors from March 2007 through December 2008.  At SAC, he led a team of six professionals and managed a several hundred million dollar investment portfolio focused on companies that required a balance sheet recapitalization and/or operational turnaround.  Many of these investments required Mr. Zeitoun to take an active role in the turnaround process.  From 2003 to 2006, Mr. Zeitoun headed the Special Situations Group at RBC Dain Rauscher as a Senior Vice President and head of the division.  He managed all group matters related to sales, trading, research and the investment of the firm’s proprietary capital.  From 1999 to 2003 Mr. Zeitoun was a Senior Vice President at Solomon Smith Barney.  In this role, Mr. Zeitoun led a Special Situations sales trading research team serving middle market institutions.  Mr. Zeitoun is a graduate of Canisius College.

Key attributes, experience and skills: Mr. Zeitoun has over 15 years experience identifying, allocating capital to, and taking an active role in corporate situations requiring a balance sheet recapitalization and/or operational restructuring.  Since January 2009, Mr. Zeitoun has spearheaded effort to stabilize the Company’s balance sheet, raise critically needed capital, engage industry-leading consultants to quantify and characterize the Company’s Dragon Mine resource, increase processing capabilities, establish a marketing infrastructure, and lead the marketing effort.   During his time as President and Chief Executive Officer of Applied Minerals, Inc., Mr. Zeitoun has developed a level of expertise in the area of the commercialization of halloysite and iron oxide applications.

Nat Krishnamurti, Chief Financial Officer

Mr. Krishnamurti is a CPA with two decades of experience as a financial management and audit professional.  He was previously employed by inVentiv Health, Inc. (“inVentiv”), a provider of clinical, communications, and commercial services to the global pharmaceutical, life sciences, and biotechnology industries.  inVentiv was a publicly traded company until acquired by Thomas H. Lee Partners, LP in August 2010.  During his 11-year tenure at inVentiv, Mr. Krishnamurti served in various management roles, including Chief Accounting Officer.  Prior to inVentiv, Mr. Krishnamurti worked in public accounting firms, including PriceWaterhouseCoopers, LLP and Feldman Sherb Erhlich & Co., PC.  While at PriceWaterhouseCoopers, LLP he focused on consumer and industrial products clients, which included mining companies.

William Gleeson, General Counsel

Prior to joining the Company, Mr. Gleeson was a partner at K&L Gates, LLP for eleven years, focusing on various areas of corporate and securities law.  From January, 2008 until September, 2011 when he joined the Company, he served as Applied Minerals, Inc.’s outside counsel, a time during which he acquired an in-depth understanding of the Company’s business.  Mr. Gleeson received his J.D. from the University of Michigan, from which he also received his undergraduate degree.

BOARD MEETINGS

There were eight meetings of the Board of Directors held in 2014. Every director attended all board meetings and also attended all committee meetings of which that director was a member. It is the policy of the Board that all Board members attend the annual meeting of shareholders, if possible.

COMMITTEES OF THE BOARD

The following sets forth the Committees of the Board and membership of the committees. The charters of the committees are available at the Company’s website, appliedminerals.com. The Board of Directors has determined that all committee members are independent under the independence definition used by NASDAQ.

	Audit Committee	Nominating Committee	Compensation Committee
John Levy	X	X	X
Mario Concha		X	X
Robert Betz		X	X
Bradley Tirpak	X
Ali Zamani	X

In 2014, the Audit Committee and the Compensation Committee each met four times. The Nominating Committee met once.

AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors has determined that Mr. Levy is an audit committee financial expert as this term is defined in the rules of the Securities and Exchange Commission and is independent under the independence standards of Nasdaq and the enhanced independence standards of Section 10A-3 of the Securities Exchange

THE NOMINATION PROCESS

The general criteria that our Board uses to select nominees includes the following: reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company; willingness and ability to contribute positively to the decision-making process of the Company; commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees; interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, creditors and the general public; ability to act in the interests of all stakeholders; and absence of, and the absence of, and the absence of any appearance of, a conflict of interest that would impair the nominee's ability to represent the interests of all of the Company’s stockholders and to fulfill the responsibilities of a director.  There are, however, no specific minimum qualifications that nominees must have in order to be selected. The Board will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Board of Directors applies the same criteria discussed above. Any stockholder recommendations for director nominees proposed for consideration by the Board should include the nominee's name and qualifications for Board membership and should be addressed in writing to the President, Applied Minerals, Inc., 110 Greene St., Suite 1101, NY, NY 10012.  There have been no changes in the procedures by which shareholders may recommend candidates for director.

COMPENSATION COMMITTEE

The Board of Directors established a Compensation Committee and adopted a committee charter in November, 2013. The Committee is to meet at least twice a year. The Committee charter states that the committee will have the resources and authority necessary to discharge its duties and responsibilities and the committee has sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons.

The principal responsibilities of the Compensation Committee are as follows:

1.	Board Compensation. Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments.

2.	Chief Executive Officer Compensation.

a.	Conduct an annual CEO evaluation
b.	Assist the Board in establishing CEO annual goals and objectives, if appropriate.
c.	Recommend CEO compensation to the other independent members of the Board for approval.

The CEO may not be present during deliberations or voting concerning the CEO's compensation.

3.	Other Executive Officer Compensation.
a.	Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary and incentive compensation, for the executive officers.
b.

Review the structure and competitiveness of the Company’s executive officer compensation programs considering the following factors: (i) the attraction and retention of executive officers; (ii) the motivation of executive officers to achieve the Company’s business objectives; and (iii) the alignment of the interests of executive officers with the long-term interests of the Company’s shareholders.

c.	Review and approve compensation arrangements for new executive officers and termination arrangements for executive officers.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee. The Committee may delegate to the Chief Executive Officer the authority to make grants of equity-based compensation in the form of rights or options to eligible officers and employees who are not executive officers, such authority including the power to (i) designate officers and employees of the Company or of any of its subsidiaries to be recipients of such rights or options created by the Company, and (ii) determine the number of such rights or options to be received by such officers and employees; provided, however, that the resolution so authorizing the Chief Executive Officer shall specify the total number of rights or options the Chief Executive Officer may so award. If such authority is delegated, the Chief Executive Officer shall regularly report to the Committee grants so made and the Committee may revoke any delegation of authority at any time. The Compensation Committee has not delegated any authority to the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

Mr. Zeitoun participated in deliberations of the board of directors concerning executive officer compensation other than his own.

There have not been and there are no interlocks.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

				Option	All Other
Name and		Salary	Bonus	Awards	Comp.	Total
Principal Position	Year	($)	($)	($)(1)	($)	($)

Andre M. Zeitoun,	2014	600,000	400,000	--	--	1,000,000
CEO, Director (2)	2013	600,000	400,000	--	--	1,000,000
	2012	600,000	850,000	2,408,539	--	3,858,539

Nat Krishnamurti,	2014	225,000	--	31,055	5,000	261,055
CFO (3)	2013	225,000	--	49,686	5,000	279,686
	2012	105,000	--	400,200	2,917	508,117

William Gleeson,	2014	300,000	--	270,486	--	545,486
General Counsel	2013	250,000	--	--	--	250,000
	2012	200,000	--	100,065	--	300,065

(1)

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 10 to the Notes to Consolidated Financial Statements found in. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. The options awards granted were valued using the Black Scholes Option Valuation Model.

(2)

Mr. Zeitoun's salary and option award for 2012 and $450,000 of his 2012 bonus are his allocable share of the compensation paid to Material Advisors, LLC, of which he is a member. An additional $400,000 bonus was awarded directly to Mr. Zeitoun in November, 2011 for services in 2012. See Compensation Analysis & Discussion for further information.

(4)	Mr. Krishnamurti was appointed Chief Financial Officer on May 17, 2012. Other Compensation consists of a car allowance.

PENSIONS

The Company does not have any pension plan nor does it have any nonqualified defined contribution and other nonqualified deferred compensation plans.

Potential payments upon termination or change-in-control

In the event Mr. Zeitoun is terminated without Cause or terminates for Good Reason, he will receive, in addition to the accrued obligations, (i) six months of base salary (that is, $300,000), (ii) one-half of bonus amounts not yet earned, and (ii) an amount equal to six months of COBRA payments. For 2015, Mr. Zeitoun's base salary is $600,000 and he is eligible to receive a bonus of up to $400,000 upon achievement of predetermined performance goals.

Mr. Gleeson. In the event Mr. Gleeson terminated by the Company without Cause or he terminates his employment for Good Reason, he shall receive not less than two months of his base salary and (ii) continuation of benefits (including his family) on the same terms as in effect immediately prior to the date of termination for a period of two months. Mr. Gleeson's base salary is $300,000.

Mr. Krishnamurti. In the event is terminated by the Company without Cause or he terminates his employment for Good Reason, Mr. Krishnamurti shall receive, in addition to the accrued obligations, immediate vesting in (i.e., exercisability for) such number of unvested shares (including any option shares, option shares of restricted stock) under any equity grants that would otherwise be vested as of the next anniversary date of his employment if his employment had continued through the next anniversary date.

Grants of Plan-Based Awards

The following table lists the plan-based awards granted under the Long-Term Incentive Plan to Named Executive Officers in 2014:

		All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant date	options (#)	awards ($/Share)	awards ($)
Nat Krishnamurti, CFO (1)	06-10-2014	75,000	0.84	31,055
William Gleeson (1)	06-10-2014	600,000	0.84	270,486
(1)	Options were granted to Mr. Krishnamurti and Mr. Gleeson in June of 2014 under the Company’s Long-Term Incentive Plan, which was approved by shareholders in November, 2012.

Outstanding Equity Awards at December 31, 2014

The following table provides information on the holdings as of December 31, 2014 of stock options granted to the named executive officers. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each Named Executive Officer

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Andre Zeitoun	01-01-09	3,949,966	--	--	$0.70	01-01-19
	02-08-11	1,742,792	--	--	$0.83	01-01-22
	11-20-12	1,742,792	--	--	$1.66	01-01-23
Nat Krishnamurti	05-29-12	275,001	24,999	--	$1.55	05-01-22
	05-29-13	65,000	--	--	$1.35	05-29-23
	06-10-14	75,000	--	--	$0.84	06-10-24
William Gleeson	08-18-11	900,000	--	--	$1.90	08-18-21
	11-20-12	72,406	--	--	$1.66	11-20-22
	06-10-14	116,669	483,331	--	$0.84	06-10-24

Beginning November 20, 2012, all awards were made under the Company's Long Term Incentive Plan approved by stockholders on November 20, 2012.

Director Compensation for the Year Ended December 31, 2014

The following sets forth compensation to the persons who served as directors in 2014. Every member of the Board can elect to receive any combination of cash and/or common stock for director compensation

Name	Fees Earned or Paid in Cash	Common Stock Awards (5)	Options Awards (1)	Total ($)

John Levy (1)	$70,000	$--	$21,288	$91,288

David Taft (2)	$71,288	$--	$--	$71,288

Mario Concha (1)	$58,750	$--	$21,288	$80,038
Robert Betz (1) (3)	$38,733	$16,600	$21,288	$76,621
Ali Zamani (1) (4)	$--	$45,278	$21,288	$66,566

Andre Zeitoun	$--	$--	$--	$--

(1)

On March 14, 2014, as part of the annual grant process, each member of the Board, except for Mr. Taft and Mr. Zeitoun, was granted 50,000 options to purchase common shares with a strike price of $0.83, vesting quarterly starting on April 1, 2014 and ending on December 31, 2014.

(2)	In lieu of the annual 50,000 option grant described above to other Board members, Mr. Taft received $21,288 of cash compensation, which was the Black Scholes value of the option grant.
(3)	Mr. Betz joined the Board on January 29, 2014.
(4)	Mr. Zamani joined the Board on February 4, 2014.
(5)	Beginning in 2015, each non-employee director will receive an annual grant of 50,000 share of restricted stock. The restrictions for 50% of the shares after one year and will lapse as to other 50% after two years.

Compensation analysis and discussion

Objectives and Strategy

The Company’s objectives are to develop a range of commercial applications for its halloysite clay and to market those applications to industries seeking enhanced product functionality and to market its iron oxides for pigment and other uses.  We believe the successful marketing of such applications will generate material profits for the Company, which, in turn, will create significant value for its stockholders.  To realize this objective, the Company must attract and retain individuals, including our Named Executive Officers (“Named Executive Officers” or “NEOs”), who possess the skill sets and experience needed to effectively develop and implement the business strategies and corporate governance infrastructure necessary to achieve commercial success.

Accordingly, compensation for the Named Executive Officers is designed to:

●	Attract, motivate, and retain qualified Named Executive Officers;

●	Incentivize the Named Executive Officers to lead the Company to profitable operations and to increase stockholder value;

●

Assure that over time a significant part of NEO compensation is linked to the Company’s long-term stock price performance, which aligns the Named Executive Officers’ financial interests with those of the Company’s stockholders

●	Motivate the Named Executive Officers to develop long-term careers at the Company and contribute to its future prospects; and

●	Permit the Named Executive Officers to remain focused on the development of the Company’s business in the midst of actual or potential change-in-control transactions.

The Company does not have a policy concerning minimum ownership or hedging by officers of Company securities.

Compensation of Mr. Zeitoun

Mr. Zeitoun has been president and CEO of the Company since 2009.

Management Agreements with Material Advisors

From 2009-2012, the Company was managed pursuant to management agreements with a limited liability company, Material Advisors LLC (“Material Advisors”), organized solely for the purpose of supplying senior management services to the Company.  Material Advisors was required to provide to the Company three senior managers who were the sole members of Material Advisors. One of these individuals was Mr. Zeitoun. The three members of Material Advisors insisted that the Company engage them indirectly through the entity Material Advisors because the members believed that Material Advisors would provide them an added layer of protection when in 2009 they assumed the management responsibilities of a company that faced a challenging liquidity situation, an SEC investigation, and a stockholder class action lawsuit.

Allocations by Material Advisors

Material Advisors, in its sole discretion, allocated amounts of the compensation it received from the Company to its three members.  Material Advisors was under no obligation to tell the Company how allocations were made to its three members and, until January, 2012, the Company did not know such allocations. With the exception of the bonus granted to Mr. Zeitoun in November, 2012 for 2012 performance (granted to him directly and not to Material Advisors), the members used Material Advisors as a means of bargaining as a group and they made allocations of cash and stock options by agreement among themselves.  The Board’s inability to control allocations effectively took the issue of internal pay equity out of the hands of the Board.

2012 Compensation

In February, 2011, the Company desired to lock in an agreement for the future services of Material Advisors in order to assure continuity of management. At the same time, Material Advisors was anxious to resolve any uncertainty about its future role with the Company. Both sides agreed that it would be appropriate and more efficient to model, with appropriate changes, the 2012 compensation package on the 2009 Management Agreement, which covered the years 2009-2011.

Under the 2009 Management Agreement, the cash compensation to Material Advisors in 2011 was $1 million per year. From that amount, Material Advisors was required to pay certain of the Company’s 2011 expenses (marketing, office rent, travel, and entertainment, among others) (“Company Expenses”) amounting to $478,000. The Board did not know the amount of these expenditures until January, 2012. Material Advisors allocated the cash compensation it received from the Company (after payment of Company Expenses) to its members. In 2011, Mr. Zeitoun was allocated $282,000. Under the 2009 Management Agreement, Material Advisors was granted options to purchase 10% of the total outstanding shares of Common Stock determined as of January 1, 2009, on a fully diluted basis (including the shares subject to the grant of options to Material Advisors).   The option vested over a three-year period.   The options were granted with an exercise price that was well out of the money.

In February 2011, the Board agreed to a management agreement with Material Advisors for the year 2012 (“2012 Management Agreement”).   The 2012 Management Agreement provided for cash compensation of $1 million.  The $1 million for 2012 was the same annual cash compensation as was paid in the 2009-2011 period.  The 2012 Management Agreement required Material Advisors to pay Company Expenses (just as Material Advisors had done under the 2009 Management Agreement), but Material Advisors was subsequently relieved of the responsibility, as described below.

The 2012 Management Agreement also provided for the grant of an option to acquire 2,907,653 shares of the Company’s Common Stock to Material Advisors.  Mr. Zeitoun was allocated 1,742,792 options. The Black-Scholes value of the options allocated to Mr. Zeitoun was $1,181,637 on the grant date.   The per share exercise price was the current market price on the date of grant ($0.83 per share).  The number of shares subject to the grant to Material Advisors was equivalent to 3.5% of the number of fully diluted outstanding shares of Common stock on the date of grant (including the grant under the 2009 Management Agreement but not the grant under the 2012 Management Agreement). The February, 2011 option grant was priced at-the-money as compared to the significantly out-of-the-money option granted in 2009 Agreement.    Given the Company’s operational progress and its improved financial status that was produced by management’s efforts, the Board and Material Advisors agreed there would be no reason to grant a deep out-of-the-money option to Material Advisors in order for Material Advisors to demonstrate its commitment to the Company (as it had in connection with the 2009 Management Agreement).

In considering the number of options to be granted, the Board focused primarily on the number of options as a percentage of the fully diluted shares as opposed to the Black-Scholes value.

In February 2011, the Board did not know how Material Advisors allocated cash and stock options to its members or the amount of Company Expenses borne by Material Advisors.

Although significant progress had been made by Material Advisors in resolving some of the many problems facing the Company, benchmarking compensation against peers continued to appear inappropriate because of the difficulties in finding not only other companies managed under an agreement to supply senior executives to the Company but also other companies facing the same or a similar array of problems.

Although management had significantly resolved many of the legacy issues that had burdened the Company, it was still a pre-revenue operation focused on creating products that were to be sold into new markets.  As such, establishing specific performance goals and associated timelines to evaluate management was deemed not to be feasible. Accordingly, the compensation package did not link compensation, including vesting of stock options, to the achievement of predetermined performance goals.

The Board believed that the compensation package was designed to reward short-term performance and to encourage employee retention through the salary portion of the compensation package and to reward long-term performance and sustained growth in stock price through the significant amount of shares of Common Stock available for purchase under the options granted to Material Advisors.  Nevertheless, the cash portion was considered inadequate for the efforts and skill that the three members of Material Advisors would bring to the task.

In January, 2012, the Board learned for the first time the amounts of Company Expenses that Material Advisors had been responsible for in 2009-2011 and the allocations that had been made by Material Advisors to its members.  It also learned that an amount of the 2012 compensation to Material Advisors would be allocated 60% to Mr. Zeitoun.

In December, 2011, the Company had raised $10 million through the sale of Common Stock and warrants, without the use of an investment banker, in a complex transaction designed to limit dilution.  Thereafter, the Board believed that for the first time there were sufficient funds to reward Material Advisors appropriately for its past efforts.  In January, 2012, a bonus of $750,000 in respect of outstanding performance in the 2009-2011 period was awarded to Material Advisors. The size of the cash bonus granted in January, 2012 was determined, in large part, on the amount of money Material Advisors saved the Company through (i) the assumption of the CFO position, thereby saving the Company the expense of having to hire and compensate a CFO not affiliated with Material Advisors and (ii) the fees the Company avoided paying as a result of the members of Material Advisors raising approximately $21.6 million of capital for the Company without the aid of an agent or broker. The bonus was discretionary and was not based on the achievement of any pre-determined performance standards.  Of the $750,000 bonus, 60% was allocated to Mr. Zeitoun ($450,000).

After negotiations with Mr. Zeitoun on behalf of Material Advisors, the Board agreed that it was appropriate to relieve Material Advisors of its obligation to continue to pay Company Expenses (which are noted above).  Relieving Material Advisors of this obligation had the effect of increasing the amount of cash distributable in 2012 by Material Advisors to its three members from approximately $550,000 (based on 2009-2011 experience) to $1 million.

In making these compensation decisions, the Board took into account the substantial progress that the Company had made during the 2009-2011 period, the fact that the market price of the Common Stock had increased 500% during the period of the 2009 Management Agreement, and the Company’s improved financial condition (having raised $10 million in December 2011 through the sale of stock and warrants). The Board believed that it was important to make up for what had seemed to be inadequate past compensation in order to further motivate the members of Material Advisors to perform services for the Company in the future. For largely the same reasons as noted above in connection with compensation decisions in February, 2011, the Board did not believe that use of a compensation consultant or benchmarking or tying any part of cash compensation to the achievement of performance goals was appropriate.

On November 20, 2012, the Board and Material Advisors decided that the Company would deal with the three members of Material Advisors individually and, beginning in 2013, would not engage them through Material Advisors.

On November 20, 2012, the Board determined to grant Mr. Zeitoun a $400,000 cash bonus for exceptional 2012 performance, payable in the first week of 2013.  The Board believed that the additional cash bonus was an appropriate means of motivating and retaining Mr. Zeitoun.  The bonus was discretionary and was not based on the achievement of any pre-determined performance standards.  On Mr. Zeitoun’s recommendation, no bonuses for 2012 were awarded to the other members of Material Advisors.

In February 2011, the Board believed that the structure of the compensation package was heavily weighted toward “pay-for-performance” in that the options incentivized the members of Material Advisors to manage the Company in a manner such that the market price of the Common Stock would increase.  The Board did not believe that either (i) actions in January, 2012 (the bonus to Material Advisors 2012 and the relief from paying Company Expenses) or (ii) the bonus to Mr. Zeitoun awarded in November, 2012 undermined the essential incentive structure of the compensation package because such a significant percentage of his future compensation was represented by his option grants.   The Board believed that actions discussed above did bring the cash component more in line with the contribution and efforts of management.

2013 Compensation

On November 20, 2012, the Board agreed to compensate the three members of Material Advisors directly beginning with calendar year 2013 and determined the 2013 compensation for such persons.  The 2013 cash compensation for Mr. Zeitoun would be $600,000.   Options to purchase 1,742,581 shares of Common Stock were granted to Mr. Zeitoun (with a Black-Scholes value of $2,408,539).  The options vested over the period of the employment agreement (2013), vesting on the first day of the month following a month of the employment agreement beginning February 1, 2013 with the last vesting on January 1, 2014.  The options have an exercise price equal to market price of the Common Stock on the date of grant ($0.83).  The Board also agreed that Mr. Zeitoun would be eligible for a target bonus for 2013 of $400,000 but that the amount could be more or less depending on Mr. Zeitoun’s 2013 performance.  The criteria for determining performance would be decided at the time the Board made a decision as to whether to award a bonus.  These criteria could include quantitative and qualitative considerations such as sales, entering to arrangements with joint ventures and similar “reach through” arrangements, increases in market capitalization, development of corporate staff, management of plant expansions.

To assist in determining 2013 compensation for Mr. Zeitoun, the Compensation Committee sought advice from a compensation consultant from Hay Associates.

The compensation consultant used market data in his analysis that was drawn from the following sources:  public peer group in the mining and metals sector (13 companies; Comstock Mining Inc., General Moly Inc., Gold Reserve Inc., Golden Minerals Co., Midway Gold Corp, Mines Management Inc, Paramount Gold and Silver, Prospect Global Resources, Rare Element Resources Ltd , Revett Minerals Inc. Ruby Creek Resources Inc., Searchlight Minerals Corp,  and Vista Gold Corp)  and specialty chemical sector (7 companies; Monarch Cement Co, Northern Tech Intl, ADA-ES Inc, Chase Corp, Material Sciences Corp, Senonyx Corp, and Zoltek Cos Inc); the 2012 Hay Group Global Mining Compensation Review for pay-mix purposes; and a sample of companies recently completing an initial public offering as set forth in the Hay Group IPO Reporter (Matador Resources Company, Bonanza Creek Energy, Inc., Carbonite, Inc, C&J Energy, SunCoke Energy, KiOR, Compressco Partners, L.P., Solazyme, Inc., Energy Partners LP, International Corp., Kinder Morgan, Inc., Gevo, Inc., Primo Water Corporation, Amyris, Inc., Molycorp, Inc., Oasis Petroleum LLC, Aluminum Holding Corporation, Douglas Dynamics, Inc., Global Geophysical Services, Inc., Metals USA Holdings Corp., Graham Packaging Company Inc., Cellu Tissue Holdings, Inc.)   The consultant stated that the analysis focused on annual compensation mix and levels relative to market as well as CEO equity ownership relative to other companies recently completing an initial public offering.  The basis for selecting peer group companies consisted of the following factors: assets, market capitalization, nature of the business, the talent market, complexity, and the market share.

Compared to the peer group companies in the mining sector as well as the specialty chemicals sector and the IPO Reporter sample, the Board determined that Mr. Zeitoun’s 2012 compensation was above the 75th percentile. It also determined that Mr. Zeitoun’s 2012 pay mix (as among salary, bonus, and options) was generally well aligned with the pay mixes in the samples noted above.

The consultant stated that there is no perfect model for determining what the appropriate compensation for a CEO should be.  He said that the Compensation Committee would have to review the data presented in his report and use its business judgment to create a package that would be motivational to the CEO and also retain him, as the Board believed that the CEO is key to the success of the business.  The compensation consultant also said that while the Company’s CEO position may have a certain “market value,” it is imperative that the Committee should also consider the contribution and value that Mr. Zeitoun brings to the position and, in particular, the facts that (i) Mr. Zeitoun had raised substantial sums of money without the Company having to use investment bankers thereby saving substantial commissions, (ii) Mr. Zeitoun is leading the Company’s technology development to further commercialize its products, and (iii) Mr. Zeitoun was serving multiple roles (CEO and COO).

Members of the Board noted differences between the Company and many of the mining companies in the peer group.  In particular, many of the peer group companies were gold companies. They noted that entities involved in the gold-mining business are not engaged in businesses that have anywhere near the complexity of the Company’s business. In particular, the Board noted that gold companies have a product with a ready market; thus, they do not have to develop a market, as the Company must do for halloysite. The Board also noted that the stockholder return under Mr. Zeitoun’s leadership and, in particular, the Company’s market capitalization, had increased from $10 million to $150 million under Mr. Zeitoun’s leadership.  Mr. Zeitoun indicated that he believed that for peer-group comparison purposes, the Company was more like a developmental pharmaceutical company.  Other members of the Board also agreed that the Company was more like developmental pharmaceutical, biotech and software companies.

2014 Compensation

Compensation Consultant. In November, 2013, the Compensation Committee retained Compensation Resources, Inc. (“CRI”), a compensation consultant located in Upper Saddle River, New Jersey, as a compensation consultant regarding the 2014 compensation of Andre Zeitoun, the President and CEO of the Company.

Interactions of CRI with the Compensation Committee and the Board. Representatives of CRI attended meetings of the Board and/or the Compensation Committee in December, 2013 and February and March, 2014, met (telephonically or in person) with members of the Compensation Committee on four occasions, met with Mr. Zeitoun twice, and met with the Company’s General Counsel (in his capacity of as agent for the Compensation Committee in due diligence matters) four times.

Summary of CRI’s Report to the Compensation Committee. CRI’s “Executive Compensation Study: Report of Findings” was delivered to the Compensation Committee and the Board in March, 2014. Below is a summary of the report.

While the company has previously been identified as a mining company, its operations are much more diversified than what would be considered as typical mining activities. The Company engages in significant research and development activities that are aimed at producing uses for its products with broader applications and thus considers itself more of a specialty chemical company rather than a traditional mining company. Based on the nature of the halloysite clay and its "exclusivity," the Company believes itself more closely aligned with the pharmaceutical industry, which itself has significant research and development activities associated with the development and marketing of proprietary pharmaceuticals. Given that the nature of the Company's business, and the talent needed to expand the business and make it successful, extends into various industry sectors. CRI considered the nature of Applied Minerals' operations in the identification of a relevant peer group for purposes of executive compensation benchmarking.

The process of selecting a group of related peers was based on the nature of the Company’s operations and future strategic direction. The selection was based on the following parameters:

Industry -- comparable industry sectors, from a business perspective, as well as other industries that cultivate a similar level of talent and ability. CRI identified companies within the following industry sectors: specialty chemical manufacturing ; biotech and pharmaceuticals; software; mining ; and environmental/sustainable.

Geographic location -- based on national averages, but in this case, however, CRI applied a geographic differential to the peer data to account for differences in the cost of living between the geographic locations of the peer companies and that of Applied Minerals, which is located in an area with a high cost of living (New York City);

Market Cap -- Guidelines set forth by ISS indicate that the generally accepted approach is to identify companies that are approximately 0.2x to 5.0x of the Market Cap of the target company being analyzed. CRI utilized Applied Minerals' Market Cap of approximately $100 million; this would place the Market Cap range of peer companies between $20 million and $500 million. Market Cap, rather than revenue, was utilized as the financial metric for peer selection, as the Company is considered more of a startup with very limited revenue. CRI reviewed the list of peer group companies with the Compensation Committee, the CEO, and the General Counsel, and the list was further refined to reflect more closely a group of companies that would be considered competitors for similar talent.

The peer group consisted of the following companies: Accelrys Inc., American Pacific Corp., Amyris, Inc. Amicus Therapeutics Inc., Authentidate Holding Corp., Biodelivery Sciences, Cytokinetics Inc. International Inc., Energy Recovery, Inc., General Moly Inc., Hemispherx Biopharma Inc., Kior Inc., Metabolix Inc., Pmfg Inc., Pozen Inc., Simulations Plus Inc., Streamline Health Solutions Inc., U S Lime & Minerals, and United-Guardian Inc.

This compensation study analyzed the position of CEO of the Company, comparing it against other top executives within the identified peer marketplace. Based on the discussion of peer selection above, CRI concluded that the larger context of Mr. Zeitoun's responsibilities, based on his knowledge and ability to translate his ideas into creative uses for the Company's products, validated the use of a broader industry view of competitive compensation. CRI found that (I) Mr. Zeitoun's commitment to the Company's success was evidenced through his ability to gain financing for the Company through his personal connections, which enabled him to secure $10 million of capital in 2013 and (ii) Mr. Zeitoun also had become totally conversant in the chemical properties of the clay and its potential commercial applications, and realized the value of its iron oxide deposits and thus developed a new business for this product over the prior two years. CRI indicated that the Company was then at a transition point, where its operations had to move from "process" to "results"; therefore, the CEO's compensation package needed to be structure in a way that recognized the competitive marketplace, with sufficient financial motivation to reward the CEO to move forward with the Company's strategic direction.

CRI presented its findings with respect to the competitive marketplace for the components of Base Salary and Total Cash Compensation (Base Salary and Annual Bonus/Incentive), along with the value of Total Direct Compensation (Total Cash Compensation, the value of equity, and any other compensation). It said that compensation theory suggests that a Market Range of Compensation around the Market Consensus, rather than a fixed number, is appropriate. CRI said that typically, the Market Range of Base Salary is conservatively considered to be ±10% of the Market Consensus, while the range for Total Cash Compensation varies by ±20% of the Market Consensus, while the range for Total Direct Compensation is wider and usually varies by ±25% of the Market Consensus. Therefore, CRI’s comparative analysis of actual compensation to the marketplace was based on the identified Market Range for the indicated component.

For Mr. Zeitoun's actual compensation, CRI represented the following figures: Base Salary of $600,000, equivalent to his 2013 fixed compensation; Total Cash Compensation which includes Base Salary of $600,000 plus an annual target incentive opportunity of 100% of Base Salary, or $600,000, for a total of $1,200,000; and Total Direct Compensation, which typically includes Base Salary and Total Cash Compensation, plus the three year average of equity compensation, in order to conduct a preliminary comparative analysis with the market findings. However, the Compensation Committee indicated to CRI that (i) the most recent equity grant was specifically provided to Mr. Zeitoun as a one-time award, with the clear understanding that future at-risk compensation will be in the form of short-term incentives; (ii) the short-term incentive opportunity is intended to drive performance towards the Company's most immediate goals of revenue generation and is commensurate with the Compensation Committee's short-term incentive target and (iii) over the next two to three years, it is anticipated that additional equity will not be provided; therefore, CRI’s analysis did not include or provide for any long-term compensation. In this connection, it was noted that the beneficial stock ownership for the majority of the CEO among the peer companies ranged between 1.10% and 6.80% (excluding the outliers which are 13.7% to 38.03%). Mr. Zeitoun's beneficial ownership is 8.6%.

CRI noted that at market average (50% percentile) without equity compensation, Mr. Zeitoun’s represented Base Salary and Total Cash Compensation were above the Market Range and the Total Direct Compensation was within the Market Range, but that at the 75% percentile without equity compensation, Mr. Zeitoun’s represented Base Salary and Total Cash Compensation were within the Market Range and the Total Direct Compensation was below the Market Range.

CRI noted that the methodology used to conduct the competitive market analysis was based on the typical duties and responsibilities associated with the top executive position within the competitive marketplace, and the comparative analysis did not take into consideration the incumbent or any factors relating to that incumbent. CRI noted, however, that it was at the Compensation Committee's discretion to consider Mr. Zeitoun in determining whether his value to the Company was considerable and therefore would justify a higher level of compensation as compared to the marketplace. CRI said that in some cases, a premium can be applied to the market findings to reflect on the incumbent's knowledge, expertise, and contributions (both past and anticipated in the future), and therefore would reflect on a higher percentile positioning due to these factors. CRI noted that in discussions with the Compensation Committee, the Committee believed that it had a significant level of confidence in Mr. Zeitoun's abilities to drive the Company. CRI noted that based on multiple in-depth discussions with the Compensation Committee and their strong belief that Mr. Zeitoun is a crucial and extremely valuable asset to the Company, CRI presented both the Market Average and 75th percentile calculations so that the Compensation Committee would have a broader perspective of the marketplace for pay in consideration of the peer group examined herein.

Compensation Committee Actions. The Compensation Committee met four times regarding Mr. Zeitoun’s compensation and the Board met three times. At its meeting on June 9, 2014, the Compensation Committee determined to recommend to the Board that

●	Mr. Zeitoun’s salary for 2014 would be $600,000, which was the same salary as in 2013 and was justified by Mr. Zeitoun’s exceptional knowledge and accomplishments.

●

Mr. Zeitoun’s annual target incentive for 2014 would be $400,000 rather than $600,000 (as represented in CRI’s report) and that this would bring the Total Direct Compensation at Market Average (no equity) within the Market Range and Total Cash Compensation at the 75th percentile would still be within the Market Range, but would be below the Market Consensus. The Compensation Committee further determined that the bonus would be payable in cash in two tranches: (i) $200,000 payable if there were a commercial sale of iron oxide in 2014 and (ii) $200,000 payable if one of the following three were accomplished in 2014: cumulative revenue (accrued or realized) and/or backlog of $1 million; sale of all or a substantial portion of Idaho properties; raising at least $2 million of capital by sale of equity and/or sale of PIK Notes;

●

Mr. Zeitoun would not be awarded any equity compensation for 2014 because he already beneficially owned (through direct ownership and options) 8.6% of the equity of the Company and that ownership provide him with sufficient long-term incentive.

On the same day, the Board adopted the recommendations of the Compensation Committee.

In December, 2014, the Nominating and Governance Committee determined that Mr. Zeitoun had satisfied the conditions of both tranches for payment of the bonus and recommended that the Board approve payment of the bonus. Thereafter, the Board approved payment of a $400,000 bonus.

Compensation of Mr. Gleeson

William Gleeson, the General Counsel, was hired as of September 15, 2011. Mr. Gleeson’s three-year employment agreement provides for annual cash compensation of $200,000 plus a 10-year option to purchase up to 900,000 shares of Common Stock at an exercise price of $1.90 per share, which was above the $1.74 market price on the date of grant, September 15, 2011. The Black-Scholes value of the options was $1,370,340 on the date of grant.  The options vested in 36 monthly installments beginning September 15, 2011. Mr. Gleeson’s employment may be terminated at will.  The Company did not use a compensation consultant in connection with the employment agreement.

The compensation package in the employment agreement reflected Mr. Gleeson’s familiarity with the Company and its legal issues resulting from his representation of the Company beginning in January, 2008.  The relative mix of cash and options reflected the Company’s strained cash position and its near-term revenue prospects at the time of the hiring, with the number of options designed to compensate for the relatively low cash compensation.  The vesting of the options was not tied to any performance standards because at the time, given the Company’s limited amount of sales and its lack of profitability, it was deemed that meaningful performance standards could not be established.  For the same reason, the Company did not establish performance standards for bonus awards. No cash bonus was awarded to Mr. Gleeson.

On November 20, 2012, the Board, on the recommendation of Mr., Zeitoun, awarded Mr. Gleeson 72,406 stock options having an exercise price equal to market price on the date of grant with a Black-Scholes value of $100,065 and increased his compensation to $250,000 per year for 2013 because of exemplary performance.

For 2014, as a result of exceptional performance, Mr. Gleeson’s salary was increased to $300,000 and he was awarded 600,000 options to purchase common stock at $.83 per share, such options vesting monthly over a three-year period and having an exercise price equal to the market price on the date of grant..

The Company has not used compensation consultants in connection with Mr. Gleeson’s compensation and has not benchmarked his compensation.

Compensation of Mr. Krishnamurti

In May, 2012, the Company, on the recommendation of Mr. Zeitoun, hired Mr. Krishnamurti under a three year employment agreement calling for an annual salary $180,000 and an option grant to purchase 300,000 shares of the Company’s Common Stock with a exercise price equal to the market price on the day of grant. The options had a Black-Scholes value of $400,200 determined as of the date of grant.  The terms, including the compensation amounts and the number of options, as well as the mix between those elements, were negotiated by the parties and the Board believed that the compensation package reflected Mr. Krishnamurti’s expertise and experience and gave him appropriate long-term incentive through the stock options.

In May 2013, the Board, on the recommendation of Mr. Zeitoun due to Mr. Krishnamurti’s excellent performance, increased Mr. Krishnamurti’s cash compensation to $225,000 and granted a 10-year option vesting immediately to purchase 65,000 shares of Common Stock with an exercise price equal to the market price on the day of grant. The options had a Black-Scholes value of $49,686 of the date of grant.

Mr. Krishnamurti’s 2014 cash compensation remained the same as in 2013, but he was awarded options to purchase 75,000 shares of common stock at $.84 per share, and the options vested immediately and had an exercise price equal to the market price on the day of grant. The options had a Black-Scholes value of $31,055 of the date of grant.

The Company has not used compensation consultants in connection with Mr. Krishnamurti’s compensation and has not benchmarked his compensation.

Tax and Accounting Treatment of Compensation

Deductibility Cap on Executive Compensation

The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. Depending on the market price of the Company’s Common Stock on the date of exercise of options that are not performance-based, the compensation of certain executive officers in future years may be in excess of $1 million for purposes of Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company.

Tax and Accounting Treatment of Options

We are required to recognize in our financial statements compensation cost arising from the issuance of stock options.  GAAP requires that such that compensation cost is determined using fair value principles (we use the Black-Scholes method of valuation) and is recognized in our financial statements over the requisite service period of an instrument. However, the tax deduction is only recorded on our tax return when the option is exercised. The tax benefit received at exercise and recognized in our tax return is generally equal to the intrinsic value of the option on the date of exercise.

Compensation of Policies and Practices as they relate to Risk Management

The Company does not believe that its compensation policies and practices (cash compensation and at-the-market or above-market five- and ten-year options without or without performance standards and with or without vesting schedules) are reasonably likely to have a material adverse effect on the Company as they relate to risk management practices and risk-taking incentives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Prospectus and the Company’s next proxy statement for the election of director.

Mario Concha

John Levy

Robert Betz

OUTSTANDING SHARES

As of June 1, 2015 the Company had:

●	200,000,000 authorized shares of Common Stock;

●	96,542,494 issued and outstanding shares of Common Stock

●	8,937,546 issuable shares of Common Stock, the number of shares issuable on conversion of 10% PIK Election Convertible Notes Due 2023 ("Series 2023 Notes") as of June 1, 2015.

●	22,653,163 issuable shares of Common Stock, the number of shares issuable on the conversion of 10% PIK Election Convertible Notes Due 2018 ("Series A Notes") as of June 1, 2015.

●	147,279,605 issued shares of Common Stock on a fully diluted basis as of June 1, 2015.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 1, 2015, information regarding the beneficial ownership of our common stock with respect to each of the named executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group.  Each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by such person, subject to community property laws, where applicable, except where otherwise noted.  The percentage of common stock beneficially owned is based on 96,542,494 shares of common stock outstanding as of June 1, 2015 plus the shares that a person has a right to acquire within 60 days of June 1, 2015.

	Number of Shares of	Percentage of Common
	Common Stock	Stock Beneficially
Name and Address (1)	Beneficially Owned (2)	Owned

Andre Zeitoun (3) (4) (10)	8,762,899	8.4%
John Levy (3) (5)	580,957	*
David Taft (3) (8)	25,992,796	26.9%
Mario Concha (3) (7)	167,775	*
Robert Betz (3) (6)	163,107	*
Ali Zamani (3) (9)	205,373	*
Bradley Tirpak	50,066	*
Nat Krishnamurti (4) (11)	440,000	*
William Gleeson (4) (12)	1,205,744	1.2%
All Officers and Directors as a Group	37,568,717	35.3%
IBS Capital, LLC (8)	25,992,796	26.9%
Samlyn Capital, LLC (13)	21,918,421	22.7%
Berylson Capital Partners, LLC (14)	5,709,160	5.9%
James Berylson (14)	6,982,160	7.2%
Mark Kingdon (15)	5,739,630	5.9%

* Less than 1%

(1)	Unless otherwise indicated, the address of the persons named in this column is c/o Applied Minerals, Inc., 110 Greene Street, Suite 1101, New York, NY 10012.
(2)

Included in this calculation are shares deemed beneficially owned by virtue of the individual’s right to acquire them within 60 days of the date of June 1, 2015 as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Director.
(4)	Executive officer.
(5)

Mr. Levy’s holdings include: (i) options to purchase 60,000 shares of common stock at $1.00 per share expiring in October 2015; (ii) options to purchase 100,000 shares of common stock at $0.83 per share expiring November 2016; (iii) options to purchase 100,000 shares of common stock at $1.24 per share expiring in January 2018; (iv) options to purchase 100,000 shares of common stock at $1.66 per share expiring November 2022; (v) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March 2024; (vi) options to purchase 25,000 shares of common stock at $0.66 per share expiring in February 2025.

(6)

Mr. Betz’s holdings include: options to purchase 50,000 shares of Common Stock at $0.83 per share expiring in March, 2024 and options to purchase 25,000 shares of common stock at $0.66 per share expiring in February 2025.

(7)

Mr. Concha’s holdings include options to purchase 50,000 shares of Common Stock at $0.83 per share expiring in March, 2024 and options to purchase 25,000 shares of common stock at $0.66 per share expiring in February, 2025.

(8)

Mr. Taft is President of IBS Capital LLC and deemed to be the beneficial owner of shares held by the funds it manages by virtue of the right to vote and dispose of such securities. Based on an SEC Form 4 filed on February 17, 2015, Mr. Taft beneficially owned 22,381,153 shares on February 17, 2015, including (i) 13,814,050 shares beneficially owned by IBS Turnaround Fund (QP) (A Limited Partnership), (ii) 6,572,509 shares beneficially owned by IBS Turnaround Fund (A Limited Partnership) and (iii) 1,994,594 shares beneficially owned by IBS Opportunity Fund, Ltd. In addition, as a result of the Series A Notes issued in November 2014, the funds beneficially own the following shares, or the right to acquire them, within 60 days of June 1, 2015: (i) 1,932,347 shares beneficially owned by IBS Turnaround Fund (QP) (A Limited Partnership), (ii) 919,405 shares beneficially owned by IBS Turnaround Fund (A Limited Partnership) and (iii) 604,917 shares beneficially owned by IBS Opportunity Fund, Ltd. Finally, the funds were also issued 154,975 shares as payment of Liquidated Damages pursuant to the Series A Registration Rights Agreement consisting of: 86,634 shares issued to IBS Turnaround Fund QP (A Limited Partnership), 41,220 shares issued to IBS Turnaround Fund (A Limited Partnership) and 27,121 shares issued to IBS Opportunity Fund, Ltd.

(9)

Mr. Zamani’s holdings include options to purchase 50,000 shares of Common Stock at $0.83 per share expiring in March, 2024 and options to purchase 25,000 shares of common stock at $0.66 per share expiring in February 2025.

(10)

Mr. Zeitoun’s holdings include (i) options (held through Material Advisors) to purchase 3,949,966 shares of common stock at $0.70 per share expiring in January 2019; (ii) options (held through Material Advisors) to purchase 1,742,792 shares of common stock at $0.83 per share expiring in January 2021; and (ii) options to purchase 1,742,792 shares of common stock at $1.66 per share expiring in November 2022.

(11)

Mr. Krishnamurti’s holdings include options to purchase 300,000 shares of common stock at $1.55 per share expiring in May 2022, 65,000 shares of common stock at $1.35 per share expiring in May, 2023, and 75,000 shares of common stock at $0.84 per share expiring in May 2024.

(12)

Mr. Gleeson’s holdings include options to purchase 900,000 shares of common stock at $1.90 per share expiring in September, 2021, options to purchase 72,406 shares of common stock at $1.66 per share expiring in November, 2022, and options to purchase 233,338 shares of common stock at $0.84 per share expiring in June 2024.

(13)

Based upon the Schedule 13D filed with the Securities and Exchange Commission on November 6, 2014, Samlyn Capital, LLC, 500 Park Avenue, 2nd Floor, New York, N.Y. 10022, is the beneficial owner of shares of held by funds it manages by virtue of the right to vote and dispose of the securities.  The 13D indicated that Samlyn Onshore Fund, L.P. owned 7,632,609 shares, including 3,782,609 shares of common stock issuable upon conversion of the Series A Notes and Samlyn Offshore Master Fund, Ltd., owned 13,236,956 shares of Common Stock, including 7,086,956 shares of common stock issuable upon conversion of the Series A Notes. The beneficial ownership listed in the table also includes an additional 187,029 shares of Series A PIK Note interest for the Samlyn Onshore Fund, L.P. and 350,411 shares of Series A PIK Note interest for the Samlyn Offshore Masterfund Ltd. Finally, the funds were issued 511,416 shares as payment of Liquidated Damages pursuant to the Series A Registration Rights Agreement, consisting of 333,443 shares issued to Samlyn Offshore Masterfund, Ltd. and 177,973 shares issued to Samlyn Onshore Fund, Ltd.  Robert Pohly is the managing member of Samlyn Capital, LLC.  He has beneficial ownership of shares owned by funds of which Samlyn Capital, LLC is the general partner or investment manager, Mr. Pohly having sole voting and investment power.

(14)

James Berylson beneficially owns 6,982,160 shares, including 2,304,381 shares beneficially owned by Berylson Capital Partners, 3,404,779 shares issuable on conversion of Series 2023 Notes, and an additional 1,273,000 shares. The address of Berylson Capital Partners is 33 Arch Street, 31st Floor, Boston, MA 02110.

(15)	Mark Kingdon is the managing member of Kingdon Associates, Kingdon Family Partnership, L.P, and M. Kingdon Offshore Master Fund, L.P. Amount of shares is based on 13G filed on May 22, 2015.

Review, approval or ratification of transactions with related persons.

Our Board of Directors reviews any transaction, except for ordinary business travel and entertainment, involving the Company and a related party before the transaction or upon any significant change in the transaction or relationship. For these purposes, the term "related-party transaction" includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

Transactions with Related Persons

In 2014, the funds managed by IBS Capital LLC, of which Mr. Taft, a director is president, purchased $3,030,303 of Series A Notes for $2,000,000. The Series A Notes purchased by such funds are convertible into common stock at the rate of $.66 per share. In 2014, funds managed by Samlyn Capital, LLC purchased $10,000,000 of Series A Notes in exchange for $6,000,000 and the cancellation of a warrant to purchase five million shares of common stock of $2.00 per share. The Series A Notes purchased by the Samlyn funds are convertible into common stock at the rate of $.60 per share.

Eric Basroon, Mr. Zeitoun’s brother-in-law, was employed by the Company in 2014 as Vice President of Business Development. In 2012-2014, he received an annual salary of $200,000.  During 2012, Mr. Basroon was granted 580,930 stock options with a Black-Sholes value of $802,847. In 2014, Mr. Basroon was granted 75,000 options with a Black-Sholes value of $31,055. The options had an exercise price equal to the market price as of the date of grant.

DIRECTOR INDEPENDENCE

The directors who are deemed to be independent under the independence standards of NASDAQ are Messrs. Levy, Concha, Betz, Tirpak, and Zamani. They are also independent under the enhanced independence standards of Section 10A-3 of the Securities Exchange Act.  Messrs. Zeitoun and Taft are not independent under the NASDAQ standards of independence.  Mr. Zeitoun is an employee.  Mr. Taft is deemed not independent because of the size of his security holdings.

THE OFFERING

This prospectus relates to the offer and sale, from time to time, to the following

●

up to 20,485,019 shares of our common stock with par value of $0.001 (“Common Stock”) issuable on conversion of $10.5 million of 10% PIK-Election Convertible Notes due 2023 (“Series 2023 Notes”). The interest rate on the Series 2023 Notes is 10% per year and at the Company’s election, interest may be paid in cash or in Series 2023 Notes (i.e., may be “paid in kind” or “PIK”ed). As of the date of this prospectus, 7,720,588 shares are issuable on conversion of the Series 2023 Notes that were issued on August 2, 2013 (the date of the initial issuance of Series 2023 Notes) and 1,216,958 shares are issuable on conversion of Series 2023 Notes that have been issued as interest. If the Company issues additional Series 2023 Notes in payment of interest, the number of shares to which this Prospectus relates will increase, and if the Company makes all the interest payments by issuing additional Series 2023 Notes and all the Series 2023 Notes (including all the Series 2023 Notes issued as interest) remain outstanding until 2023, the additional shares issuable on conversion of the Series 2023 Notes issued in payment of interest could increase the number of shares to which this Prospectus relates to 20,485,019 shares. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will pay interest using Notes issued as payment-in-kind interest.

ANTIDILUTION PROVISIONS OF SERIES 2023 NOTES

If the Company, while the Series 2023 Notes is outstanding, pays a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivides its   outstanding shares of Common Stock into a greater number of shares or combines its outstanding shares of Common Stock into a smaller number of shares, then (i) the conversion price (initially $1.40) in effect immediately prior to the date on which such change will become effective will be adjusted by multiplying such conversion price by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which will be the number of shares of Common Stock outstanding immediately after giving effect to such change and (ii) the number of Shares issuable upon conversion of the Series 2023 Notes will be adjusted by multiplying the number of Shares issuable upon conversion of the Series 2023 Notes immediately prior to the date on which such change will become effective by a fraction, the numerator of which is will be the conversion price in effect immediately prior to the date on which such change will become effective and the denominator of which will be the conversion price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above. If the PIK Shares issuable upon conversion of the Series 2023 Notes will be changed into, or the right to receive, the same or a different number of shares of any other class(es) or series of stock or other securities or property, whether by reclassification, reorganization or otherwise, then and in each such event, the Holders will have the right thereafter to receive upon conversion of the Series 2023 Notes the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization or other change in respect of a number of shares of Shares equal to the number of Shares otherwise issuable upon such conversion of the Series 2023 Notes.

In the event the Company issues additional shares of Common Stock for cash (with convertible securities, options and warrants being deemed issuances of Common Stock at their respective conversion, strike or exercise prices, as applicable) without consideration or for a consideration per share less than the conversion price in effect on the date of and immediately prior to such issue, then the conversion price will be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the conversion price by a fraction, (A) the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued would purchase at such conversion price immediately prior to such issuance, and (B) the denominator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued. For the purpose of the above calculation,   the number of shares of Common Stock outstanding immediately prior to such issue will be calculated on a fully-diluted basis, as if all shares of convertible securities, options and warrants had been fully converted into shares of Common Stock immediately prior to such issue. Notwithstanding the foregoing, no conversion price will be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount will be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this paragraph, all Shares issuable upon conversion of all outstanding shares of Series 2023 Notes and the exercise and/or conversion of any other outstanding convertible securities, options and warrants, will be deemed to be outstanding.

USE OF PROCEEDS

The Company will receive none of the proceeds for the sale of the Common Stock.  The proceeds will go to the Selling Stockholders.

PRICE RANGE OF OUR COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our Common Stock is quoted on OTCQB under the symbol “AMNL”.

The following table sets forth the high and low bid quotations per share of our Common Stock for the periods indicated. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2013	High	Low
First Quarter	$1.72	$1.40
Second Quarter	$1.47	$1.11
Third Quarter	$1.19	$0.98
Fourth Quarter	$1.22	$1.00

2014	High	Low
First Quarter	$1.09	$0.69
Second Quarter	$0.85	$0.60
Third Quarter	$0.86	$0.67
Fourth Quarter	$0.78	$0.59

2015
First Quarter	$0.74	$0.63
Second Quarter through June 1, 2015	$0.75	$0.58
Source: http://www.yahoofinance.com.

The Company has about 929 record stockholders.

At June 1, 2015, our authorized capital stock consisted of 200,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of June 1, 2015, 96,542,494 shares of Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of certain provisions relating to our capital stock.  For additional information regarding our capital stock please refer to our Certificate of Incorporation and Bylaws.

COMMON STOCK

Each share of Common Stock entitles the holder to one vote on each matter that may come before a meeting of the stockholders.  There is no right to cumulative voting; thus, except as noted below, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. Samlyn Onshore Fund, LP  and Samlyn Offshore Masterfund Ltd are referred hereafter to as the “Samlyn Stockholders.” Until the Samlyn Stockholders, together with their respective affiliates, cease to beneficially own at least 9,700,000 shares of Common Stock (they beneficially own 21,918,421 shares of Common Stock prior to this offering), the Samlyn Stockholders jointly shall have the right to designate one person to be nominated for election to the Board (an “Initial Nominee”), and the Samlyn Stockholders jointly shall exercise this right, in their sole discretion, anytime and from time to time by providing written notice to the Company. Until the earlier of (i) the Samlyn Stockholders, together with their respective affiliates, ceasing to beneficially own at least 9,700,000 shares of Common and (ii) December 22, 2016, if Andre Zeitoun ceases to serve as a named executive officer of the Company or as chairman of the Board, the Samlyn Stockholders jointly, during such period in which Mr. Andre Zeitoun is not serving in such capacity, shall be entitled to designate a number of additional nominees (each an “Additional Nominee,” and together with the Initial Nominee, the “Nominees”) who, together with the Initial Nominee, shall comprise at least 20% of the total number of Directors, and the number of Directors representing such 20% shall be rounded up to the nearest whole number.  The Stockholders jointly shall exercise the rights in their sole discretion, anytime and from time to time by providing written notice to the Company.

In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

The holders of the Common Stock have no preemptive rights with respect to future offerings of shares of Common Stock except that the Samlyn Stockholders have preemptive rights by contract under investment agreements (“Investment Agreements”) as follows. If the Company proposes to issue any (i) equity securities or (ii) securities convertible into or exercisable or exchangeable for equity securities, other than any Excluded Securities (the “Dilutive Securities”), the Company shall deliver to each Samlyn Stockholder a written notice (which notice shall state the number of Dilutive Securities proposed to be issued, the purchase price thereof and any other material terms or conditions of the proposed Dilutive Securities and of their issuance, including any linked or grouped securities which comprise Dilutive Securities) of such issuance (the “Preemptive Offer Notice”) at least 5 business days prior to the date of the proposed issuance (such period beginning on the date that the Preemptive Offer Notice is delivered to the Investors and the 5 Business Days following such date being the “Preemptive Offer Period”). Each Investor shall have the option, exercisable at any time during the Preemptive Offer Period by delivering a written notice to the Company (a “Preemptive Offer Acceptance Notice”), to subscribe for up to a number of such Dilutive Securities, equal to the number of such Dilutive Securities proposed to be offered multiplied by a fraction, the numerator of which is the total number of shares of Common Stock beneficially owned by such Investor and any of its affiliates at the time the Company proposes to issue any the securities and the denominator of which is the total number of shares of Common Stock issued and outstanding at such time (“Pro Rata Portion”). The preemptive rights do not apply to the following securities issued by the Company at any time in compliance with the Investment Agreements (the “Excluded Securities”): (i) equity securities or securities convertible into or exercisable or exchangeable for equity securities, in each case issued to directors, officers, employees, or consultants of the Company as compensation for services rendered by such directors, officers, employees, or consultants; (ii) shares of Common Stock issued as a dividend on shares of Common Stock or upon any stock split, reclassification, recapitalization, exchange or readjustment of shares or other similar transaction; (iii) securities issued as consideration in a merger, consolidation, acquisition of all or substantially all of the another person’s assets or any similar transaction involving the Company and a Person (other than the Investors or an Affiliate of the Company), in each case to the extent that such transaction is conducted in compliance with this Agreement; and (iv) securities issued upon the exercise, conversion or exchange of any options, warrants or other derivative securities of the Company issued in compliance with (or otherwise not in violation of) the Investment Agreements.

Holders of Common Stock are entitled to dividends if, as, and when declared by the Board out of the funds legally available therefore.  The Series A Notes prohibit dividends without the approval of the holders of a majority of the principal amount of the Series A Notes. It is our present intention to retain earnings, if any, for use in our business.  The payment of dividends on our Common Stock is unlikely in the foreseeable future.

The Board of Directors is not classified.

The Company’s Certificate of Incorporation and Bylaws have no restrictions on alienability of the Common Stock and do not contain any provision discriminating against any existing or prospective holder of such Common Stock as a result of such security holder owning or acquiring a substantial amount of Common Stock.

The Delaware General Corporation Law (“GCL”) has a provision called “Business Combinations with Interested Stockholders Act,” by which the Company has elected to be governed.

The Delaware Business Combinations with Interested Stockholders Act generally operates to prevent a wide variety of transactions between the corporation, on one hand, and an “interested shareholder” and its affiliates, on the other hand.  It generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an” interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.  The term “business combination” generally includes mergers, asset sales, and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (iii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the indemnification rights conferred in the Bylaws are not exclusive.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SELLING STOCKHOLDERS

The Selling Stockholders are named in the table below. Each Selling Stockholder acquired the Common Stock to be sold using this prospectus in a private transaction offered and sold by the Company in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act or in open market transactions.

The term “Selling Stockholders ” includes persons listed in the table below and also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock, or interests in shares of Common Stock, received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transaction. The Selling Stockholders may sell all or any portion of their shares of Common Stock in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions. Each Selling Stockholder will determine the prices at which the Selling Stockholder’s shares will be sold.

The information below is based in part on information provided by or on behalf of the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the Selling Stockholder has the right to acquire beneficial ownership within sixty (60) days after June 1, 2015 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. No estimate can be given as to the amount or percentage of our Common Stock that will be held by the Selling Stockholders after any sales or other dispositions made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. The table below assumes that the Selling Stockholders will sell all of the shares listed in this prospectus.

Unless otherwise indicated in the footnotes to the table, (i) the named persons possess sole voting and investment control with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law) as of June 1, 2015. (ii) the Selling Stockholders have not held any position or office or had any material relationship with our Company or any of its subsidiaries within the past three years, and (iii) the Selling Stockholder is not a broker-dealer, or an affiliate of a broker-dealer.

Selling Stockholder	Shares beneficially Owned before the Offering	Maximum number of Shares to be Sold (1)	Shares Beneficially Owned after the Offering	Percentage ownership after the Offering (* indicates less than 1%) (2)
Berylson Master Fund, L.P.(3) (4)	10,108,198	7,803,817	2,304,381	2.4%
Kingdon Associates (3) (5)	2,875,421	1,828,044	1,047,377	1.1%
Kingdon Family Partnership, L.P. (3) (5)	600,303	311,372	288,931	*
M. Kingdon Offshore Master Fund, L.P. (3) (5)	5,013,304	2,737,969	2,275,335	2.3%
Conegliano Ventures LP (3) (6)	7,803,817	7,803,817	0	*

(1)

The number or percentage of shares owned in this column assumes the sale of all shares of Common Stock registered pursuant to this prospectus, although the Selling Stockholders are under no obligations known to us to sell any shares of Common Stock at this time.

(2)	At June 1, 2015, 96,542,494 shares of Common Stock were issued and outstanding.
(3)

The maximum number of shares to be sold reflects stock issuable to the selling Stockholder upon the conversion of Series 2023 Notes, issued in August, 2013 and maturing in August, 2023, and stock issuable upon the conversion of Series 2023 Notes, maturing in August, 2023,  issued as payment of interest.

(4)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this prospectus is James Berylson.
(5)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this prospectus is Mark Kingdon.
(6)

The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this prospectus is Noam Ohana. Conegliano Ventures LP is assignee of Athelas Investment Limited.

 PLAN OF DISTRIBUTION

The term “Selling Stockholders ” includes the persons listed in the table under “Selling Stockholders ” and also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transaction.

Each Selling Stockholder will determine the prices at which the Stockholder’s Common Stock will be sold. These sales may be at fixed or negotiated prices.

The Selling Stockholders may sell all or any portion of their Common Stock in one or more transactions on any stock exchange, market or trading facility on which the Common Stock are traded or in private transactions.

The Selling Stockholders may use any method or combination of methods, for sale of the Common Stock to the extent permitted by law. Such methods may include:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

●	block trades in which the broker-dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Common Stock at a stipulated price per share;

●	a combination of any such methods of sale; and

●	puts and calls and other transactions in our Common Stock or derivatives of our Common Stock, which may involve the sale or delivery of Common Stock in connection with these transactions

The Selling Stockholders may also sell the Common Stock under exemptions for registration under Section 5 of the Securities Act of 1933, as amended (“Securities Act”), including sales under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) (or other applicable provision under the Securities Act) amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the Common Stock in other circumstances, in which case the transferees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) (or other applicable provision under the Securities Act) amending the list of Selling Stockholders to include the transferee or other successors in interest as Selling Stockholders under this prospectus.

Each Selling Stockholder has advised the Company that it acquired the Series 2023 Notes or the Common Stock in the ordinary course of such Selling Stockholder’s business, that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Securities, and there is no underwriter or coordinating broker acting in connection with a proposed sale of Common Stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock, we will file a supplement, if required, to this prospectus disclosing the material facts relating to the arrangement and the related transactions.

If the Selling Stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The Company has advised each Selling Stockholder that it may not use Common Stock registered on the registration statement of which this prospectus is a part to cover short sales of Common Stock made prior to the date on which this registration statement shall have been declared effective by the SEC.

The Selling Stockholders and other persons participating in the sale or distribution of the Common Stock will be subject to the applicable provisions of the Securities Act and Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Common Stock under this registration statement.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Although we will incur expenses in connection with the registration of the Common Stock offered under this prospectus, we will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders .

We have agreed to indemnify certain Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Common Stock offered by this prospectus.

EXPERTS

The consolidated balance sheets of Applied Minerals, Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report, which is included herein, which report expresses an unqualified opinion on the financial statements. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in any applicable prospectus supplement, the validity of the Common Stock being offered hereby has been passed upon for us by William Gleeson Esq., the General Counsel of the Company.  Mr. Gleeson owns options to purchase 1,572,406 shares of Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC.  Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 are available to the public over the Internet from the SEC’s website at http://www.sec.gov and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.    The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the address of that site is http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Applied Minerals, Inc. is a leading global producer of DRAGONITE halloysite clay and AMIRON advanced natural iron oxides. We are a vertically integrated operation focused on developing grades of DRAGONITE and AMIRON that can be utilized for both traditional and advanced end-market applications. We have mineral production capacity of up to 55,000 tons per year. See “BUSINESS” for further details regarding both our business strategy and our recent developments.

CRITICAL ACCOUNTING POLICIES

The following accounting policies have been identified by management as policies critical to the Company’s financial reporting:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. In these consolidated financial statements, the derivative liability, stock compensation, impairment of long-lived assets and valuation allowance on income taxes involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with a maturity of three months or less at the date of purchase. The Company minimizes its credit risk by investing its cash and cash equivalents, which sometimes exceeds FDIC limits, with major financial institutions located in the United States with a high credit rating. The Company’s management believes that no concentration of credit risk exists with respect to the investment of its cash and cash equivalents.

Property and Equipment

Property and equipment are carried at cost. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets, or the life of the lease, whichever is shorter, as follows:

Estimated
Useful Life
Building and Building Improvements	5 – 40 years
Mining equipment	2 – 7 years
Office and shop furniture and equipment	3 – 7 years
Vehicles	5 years

During the fourth quarter of 2015, the Company started using a five-year depreciation schedule with respect to its new processing plant that was commissioned in 2014. The five-year depreciation schedule is a change from the 40 years utilized for the building and 7 years utilized for the equipment relating to the new processing plant in the quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2014. This change in useful life resulted in $587,427 of additional depreciation expense, which was recorded during the fourth quarter of 2014. The impact of the change in the depreciation schedule did not have a material impact on the consolidated financial statements for the three quarters previously reported on Form 10-Q.

Fair Value

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

Level 1 – quoted prices in active markets for identical assets and liabilities

Level 2 – observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 –significant unobservable inputs

The recorded value of certain financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value at March 31, 2015, December 31, 2014 and 2013 based upon the short-term nature of the assets and liabilities. Based on borrowing rates currently available to the Company for loans with similar terms, and the remaining short term period outstanding, the carrying value of notes payable materially approximate fair value. For the Company’s warrant and PIK note derivative liabilities fair value was estimated using a Monte Carlo Model.

Revenue Recognition

Revenue includes sales for halloysite and, commencing in June 2013, iron oxide and is recognized when title passes to the buyer and when collectability is reasonably assured. Title passes to the buyer based on terms of the sales contract. Product pricing is determined based on contractual arrangements with the Company’s customers.

Mining Exploration and Development Costs

Land and mining property are carried at cost. The Company expenses prospecting and mining exploration costs. At the point when a property is determined to have proven and probable reserves, subsequent development costs are capitalized. When these properties are developed and operations commence, capitalized development costs will be charged to operations using the units-of-production method over proven and probable reserves. Upon abandonment or sale of a mineral property, all capitalized costs relating to the specific property are written off in the period abandoned or sold and a gain or loss is recognized.

Through March 31, 2015 all costs associated with prospecting and exploration of the Company's mines have been deemed to have indeterminable recoverability and therefore have been expensed.

Impairment of Long-Lived Assets

Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset to its carrying amount. If this comparison indicates that there is impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable. Considerable management judgment is necessary to estimate the fair value of assets. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value, less cost to sell.

Provision for Income Taxes

We use the asset and liability method of accounting for income taxes. Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of our assets and liabilities. Deferred tax benefits result principally from certain tax carryover benefits and from recording certain expenses in the financial statements that are not currently deductible for tax purposes and from differences between the tax and book basis of assets and deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax liabilities result principally from deductions recorded for tax purposes in excess of that recorded in the financial statements or income for financial statement purposes in excess of the amount for tax purposes. The effect of changes in tax rates is recognized in the period the rate change is enacted.

Stock Options and Warrants

The Company follows ASC 718 (Stock Compensation) and 505-50 (Equity-Based Payments to Non-employees), which provide guidance in accounting for share-based awards exchanged for services rendered and requires companies to expense the estimated fair value of these awards over the requisite service period. The Company instituted a formal long-term and short-term incentive plan on November 20, 2012, which was approved by its shareholders. Prior to that date, we did not have a formal equity plan, but all equity grants, including stock options and warrants, were approved by our Board of Directors. We determine the fair value of the stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. During the quarter ended June 30, 2013 the Company employed the simplified method to determine the expected term for any options granted because the Company did not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The Company previously utilized the contractual term as the expected term.

RECENT ACCOUNTING PRONOUNCEMENTS

In August 2014, the FASB issued Accounting Standards Update ("ASU") No. 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 is intended to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued. It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating the impact of the adoption of ASU 2014-14 on our financial statement disclosures.

On June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, which clarifies that entities should treat performance targets that can be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Under the ASU, an entity would not record compensation expense related to an award for which transfer to the employee is contingent on the entity's satisfaction of a performance target until it becomes probable that the performance target will be met. The adoption of this ASU will be required, either on a retrospective basis or prospective basis, beginning with our Quarterly Report on Form 10-Q for the quarter ending March 31, 2016. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In June 2014, the FASB issued Accounting Standards Update (“ASU”) ASU 2014-10 Development Stage Entities. The amendments in ASU 2014-10 remove the definition of a development stage entity from Topic 915 Development Stage Entities, thereby removing the distinction between development stage entities and other reporting entities from US GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and shareholder’s equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. ASU 2014-10 is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. The Company could early adopt ASU 2014-10 for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. The Company has elected to adopt this ASU effective with the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and its adoption resulted in the removal of inception-to-date information in the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers. The amendments in ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in Topic 605 Revenue Recognition, and most industry-specific guidance, and creates a Topic 606 Revenue from Contracts with Customers.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. In April 2015, the FASB proposed a deferral of the effective date of this ASU by one year, but permits entities to adopt one year earlier if they choose. The Company is currently evaluating these new requirements to determine the method of implementation and any resulting estimated effects on the financial statements.

In April 2015, the FASB issued an ASU which requires that debt issuance costs be presented in the balance sheet as a direct reduction to the carrying amount of the associated debt liability, consistent with debt discounts. Currently debt issuance costs are recognized as an asset. The ASU is effective for the Company in the first quarter of 2016 and is required to be applied retrospectively. Early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position, and cash flows.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Results of Operations

The following sets forth, for the periods indicated, certain components of our operating earnings, including such data stated as percentage of revenues:

	Three Months Ended March 31,		Variance
	2015	2014	Amount	%

REVENUES	$162,747	$11,014	$151,733	1378%

OPERATING EXPENSES:
Production costs	2,235	3,749	(1,514)	(40%)
Exploration costs	1,327,281	1,197,156	130,125	(11%)
General and administrative	1,182,309	1,254,016	(71,707)	(6%)
Depreciation expense	326,222	108,386	217,836	201%
Total Operating Expenses	2,838,047	2,563,307	274,740	11%

Operating Loss	(2,675,300)	(2,552,293)	(123,007)	5%

OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(1,028,627)	(300,167)	(728,460)	243%
Gain on revaluation of warrant derivative	--	725,000	(725,000)	(100%)
Gain (loss) on revaluation of stock awards	--	38,000	(38,000)	(100%)
(Loss) gain on revaluation of PIK note derivative	(92,741)	1,792,500	(1,885,241)	(105%)
Other income (expense)	(397,797)	(60,265)	(337,532)	560%
Total Other Income (Expense)	(1,519,165)	2,195,068)	(3,714,233)	(169%)

Net Loss	$(4,194,465)	$(357,225)	$(3,837,240)	1074%

Revenue generated during the three months ended March 31, 2015 was $162,747, compared to $11,014 of revenue generated during the same period in 2014. The increase in first quarter 2015 revenues involved various customers, including the sale to Lorama, as described in Recent Business Developments; sales of Dragonite to a ceramic formulator; and sales to customers that use Dragonite as an additive to improve the mechanical properties of a polymer and as a nucleating agent to reduce the cycle time of molded plastic composites. Quarterly revenues may be unpredictable as we are in various stages of product development and production trials with potential customers. We believe that a number of these potential customers are at various stages of the commercialization process and there are positive indications (but no assurances) that such potential customers may commercialize the use of our halloysite and/or iron ore.

Total operating expenses for the three months ending March 31, 2015 were $2,838,047 compared to $2,563,307 of operating expenses incurred during the same period in 2014, an increase of $274,740.

Exploration costs incurred during the three months ended March 31, 2015 were $1,327,281 compared to $1,197,156 of exploration costs incurred during the same period in 2014, an increase of $130,125, or 11%. Our exploration costs are related to the continued exploration activities at our Dragon Mine property and the mineralogical analysis of the material mined from the property. The Company hired new mining personnel in 2014 and 2015 to facilitate the sorting and processing of our minerals. The increase in mine personnel costs, including health benefits and workers compensation expense, coupled with an increase in equipment purchases, were offset by reductions in minerals testing and an expired contract with OPF consulting for ceramics and proppants during the third quarter of 2014. The expired OPF contract, which was previously fixed, has been converted to a variable contract based on future sales leads.

General and administrative expenses incurred during the three months ended March 31, 2015 totaled $1,182,309 compared to $1,254,016 of expense incurred during the same period in 2014, a reduction of $71,707 or 6%. The reduction was driven primarily by a $114,913 decrease in noncash stock compensation expense. This was slightly offset by increased consulting expense relating to cosmetics, as discussed in Recent Business Developments.

Net Loss for the three-month period ending March 31, 2015 was $4,194,465 compared to a loss of $357,225 incurred during the same period in 2014, an increase of $3,837,240 or 1074%. The increase in the Net Loss was primarily due to higher interest expense during the first quarter of 2015 relating to the issuance of PIK Notes, loss on revaluation of PIK Note derivative and PIK notes registration penalty.

LIQUIDITY AND CAPITAL RESOURCES - March 31, 2015

The Company has a history of recurring losses from operations and use of cash in operating activities. For the three months ended March 31, 2015, the Company's net loss was $4,194,465 and cash used in operating activities was $2,856,815. As of March 31, 2015, the Company had working capital of $5,494,148, which will not be sufficient to support its current operations for the next twelve months based on its business plan without obtaining additional financing. Collectively, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Besides continuing its strategic business plan on generating revenue, the Company intends to explore various strategic alternatives, including the sale of equity, debt or the disposal of certain non-core assets to raise additional capital. ln November 2014, the Company raised $12.5 million in capital financing through the issuance of PIK Notes. During 2013, the Company raised gross proceeds of $16,060,000 pursuant to the sale of common stock and issuance of convertible PIK Notes. Management can also take steps to reduce the Company's future operating expenses as needed. However, the Company cannot provide any assurance that it will be able to raise additional capital as needed.  The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Cash used in operating activities in 2015 was $2,856,815 compared to $2,375,850 of cash used during the same period in 2014. The key difference is in the timing of certain payments made over both periods.

Cash used in investing activities during 2015 was $-0- compared to a use of $315,708 during the same period in 2014. The 2014 costs mainly relate to the construction of the new mill.

Cash used in financing activities during 2015 was $113,558 compared to $122,898 of cash used during the same period in 2014 as payment to notes payable.

 Our total assets as of March 31, 2015 were $15,153,592 compared to $18,457,702 at December 31, 2014, or a decrease of $3,304,110, mainly due to funding operations. Total liabilities were $26,647,011 at March 31, 2015, compared to $25,974,467 at December 31, 2014. The increase is mainly due to the establishment of a new PIK Note liability and related derivative resulting from the issuance of PIK Notes in November 2014 (See next section- Issuance of Convertible Debt).

Results of Operations- 2014 Compared to 2013

The following sets forth, for the periods indicated, certain components of our operating earnings, including such data stated as percentage of revenues:

	Twelve Months Ended December 31,				Variance
	2014	% of Rev.	2013	% of Rev.	Amount	%

REVENUES	$234,221	100%	$54,825	100%	$179,396	327%

OPERATING EXPENSES:
Production costs	49,464	21%	17,244	31%	32,220	187%
Exploration costs	4,626,139	1975%	4,551,666	8302%	74,473	2%
General and administrative *	5,195,830 *	2218%	8,569,413 *	15630%	(3,373,583)	(39%)
Depreciation expense	1,164,366	497%	317,570	579%	846,796	267%
Loss on impairment and disposition of land and equipment	--	0%	2,482	5%	(2,482)	(100%)
Total Operating Expenses	11,035,799	4712%	13,458,375	24548%	(2,422,576)	(18%)

Operating Loss	(10,801,578)	(4612%)	(13,403,550)	(24448%)	2,601,972	(19%)

OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(1,667,285)	(712%)	(497,187)	(907%)	(1,170,098)	235%
Gain on revaluation of warrants derivative	830,000	354%	995,000	1815%	(165,000)	(17%)
Gain on revaluation of stock awards	110,000	47%	44,000	80%	66,000	150%
Gain (Loss) on revaluation of PIK Notes	1,470,798	628%	(195,000)	(356%)	1,665,798	854%
Other (expense)	(258,252)	(110%)	(6,789)	(12%)	(251,463)	3,704%
Total Other Income (Expense)	485,261	207%	340,024	620%	145,237	43%

Net Loss	$(10,316,317)	(4405%)	$(13,063,526)	(23828% )	$2,747,209	(21% )

* Includes $865,716 and $4,707,381 of noncash stock compensation expense for 2014 and 2013, respectively, relating to employee and consultant stock options.

Revenue generated during 2014 was $234,221, compared to $54,825 of revenue generated during the same period in 2013. Sales of halloysite clay increased to existing and new customers for various uses, including as a nucleating agent, a binder for ceramic-based sanity ware, and a binder for clay-based molecular sieves. The increase in iron oxide sales stems mainly from usage as a hydrogen sulfide scavenger. We believe that a number of potential customers are at various stages of the commercialization process and there are positive indications (but no assurances) that such potential customers may commercialize the use of our halloysite or iron oxide.

Total operating expenses for 2014 were $11,035,799 compared to $13,458,375 of expenses incurred during the same period in 2013, a decrease of $2,422,576 or 18%. The decrease was due primarily to a $3,373,583, or 39%, decrease in general and administrative expenses due primarily from lower stock compensation expense incurred from the vesting of stock options, partially offset by increases in exploration costs and depreciation expense from the new mill plant, which was commissioned in 2014.

Exploration costs incurred during 2014 were $4,626,139 compared to $4,551,666 of costs incurred during the same period in 2013, an increase of $74,473 or 2%. The majority of our exploration expenses were related to the continued exploration activities at our Dragon Mine property and the mineralogical analysis of the material mined from the property. The Company hired new mining personnel in 2014 to facilitate the sorting and processing of our minerals, leading to increased personnel costs, including health benefits and workers compensation. The new mill plant constructed also increased utilities, maintenance, insurance and property taxes. These increases were offset by reduced laboratory testing expenses as the Company utilized the newly constructed laboratory and the absence of exploratory drilling cost.

General and administrative expenses for 2014 totaled $5,195,830 compared to $8,569,413 of expense incurred during the same period in 2013, a decrease of $3,373,583 or 39%. The reduction was driven primarily by a $3,841,665 decrease in noncash stock compensation expense due primarily to the absence of expense associated with the vesting of certain management options, partially offset by expenses associated with the hiring of additional personnel in late 2013, including the head of our iron oxide business, increased shareholder expenses relating to additional meetings held during 2014 to increase awareness of the company stock, increased travel-related expenditures, and increased expenses related to the election of two additional directors.

Net Loss for 2014 was $10,316,317 compared to a loss of $13,063,526 incurred during 2013, a decrease of $2,747,209 or 21%. The reduction in the Net Loss was mainly due to reduced stock compensation expense, as described above, and an increase in Other Income, mainly due to a reduction in the derivative liability during 2014.

Results of Operations- 2013 compared to 2012

The following sets forth, for the periods indicated, certain components of our operating earnings, including such data stated as percentage of revenues:

	Twelve Months Ended December 31,				Variance
	2013	% of Rev.	2012	% of Rev.	Amount	%

REVENUES	$54,825	100%	$165,742	100%	$(110,917)	(67%)

OPERATING (INCOME) EXPENSES:
Production costs	17,244	31%	103,238	62%	(85,994)	(83%)
Exploration costs	4,551,666	8302%	3,542,977	2138%	1,008,689	28%
General and administrative	8,569,413	15630%	6,541,043	3947%	2,028,370	31%
Depreciation expense	317,570	579%	280,991	170%	36,579	13%
Loss on impairment and disposition of land and equipment	2,482	5%	9,913	6%	(7,431)	(75%)
Total Operating Expenses	13,458,375	24548%	10,478,162	6322%	2,980,213	28%

Operating Loss	(13,403,550)	(24448%)	(10,312,420)	(6222%)	(3,091,130)	30%

OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(497,187)	(907%)	(12,993)	(8%)	(484,194)	3727%
Gain on revaluation of warrants derivative	995,000	1815%	630,000	380%	365,000	58%
Gain (Loss) on revaluation of stock awards	44,000	80%	(27,000)	(16%)	71,000	(263%)
(Loss) on revaluation of PIK Notes	(195,000)	(356%)	--	--	(195,000)	n/a
Other (expense)	(6,789)	(12%)	(9,986)	(6%)	3,197	(32%)
Total Other Income	340,024	620%	580,021	350%	(239,997)	(41%)

Net Loss	$(13,063,526)	(23828%)	$(9,732,399)	(5872%)	$(3,331,127)	34%

Revenue for 2013 was $54,825, compared to $165,742 generated during the same period in 2012. The Company originated and increased sales of its Dragonite ™ product to select customers for use as a reinforcing additive for certain plastic applications in the past year. We are in various stages of product development, ongoing trials and building our stockpile levels. In 2012, we were approved as vendors for approximately 23 potential customers, which we believe can materialize into future business.

Total operating expenses for 2013 were $13,458,375 compared to $10,478,162 of expenses incurred during 2012, an increase of $2,980,213 or 28%. The increase was due primarily to a $867,960, or 32%, increase in exploration costs, and a $2,284,184, or 54%, increase in general and administrative expense.

Exploration costs incurred during 2013 were $4,551,666 compared to $3,542,977 of costs incurred during the same period in 2012, an increase of $1,008,689 or 28%. The majority of our exploration costs during the respective periods were related to the continued exploration activities at our Dragon Mine property and the mineralogical analysis of the material mined from the property. The increase in exploration costs was related, primarily, to management’s decision to further expand its drilling and testing program, both for clay and iron ore, to additional areas of the Dragon Mine property, the testing of which has indicated the presence of clay mineral and an iron ore deposit. The additional mining activity was also performed to prepare for potential client visits and to break ground on a more innovative and efficient mining facility with more cutting-edge technology. The Company has invested in its minesite as it continues its commercialization and research efforts. See Property, Plant and Equipment schedule in the Liquidity and Capital Resources section below for further details. The primary drivers of the increase in exploration costs included a $332,712, or 46%, increase in employee wages primarily due to an increase in the number of miners from 15 to 20 and additional overtime required for the additional mining activity described above; the incurrence of $153,227 of employee health insurance expense not incurred during the same period in 2011 as the health insurance plan was not previously offered; a $146,097, or 41% increase in geologist consulting and sample testing activity; a $99,052, or 97%, increase in materials and supplies due to the increase in drilling and development activity at the mine; and a $159,660, or 270%, increase in equipment rentals utilized for the new facility.

General and administrative expenses incurred during 2013 totaled $8,569,413 compared to $6,541,043 of expense incurred during the same period in 2012, an increase of $2,028,370 or 31%. The increase was driven primarily by performance bonus payments to key management totaling $1,150,000; a $111,705, or 5% increase, in expense related to the issuance of options to certain employees; a $267,395, or 89%, increase in wage expense due to the addition of a Chief Technology Officer, General Counsel and Chief Financial Officer; a $112,853 increase in travel and related expense due primarily to a change in the terms of the Management Agreement with Material Advisors, LLC- prior to 2012, under the Management Agreement, Material Advisors was required to pay all travel, entertainment, office and marketing expenses and all other ordinary and necessary business expenses incurred by the Material Advisors and the Management Personnel in connection with the performance of the Management Agreement (“Expenses”); the incurrence of $132,533 of additional rent expense related to the lease of the corporate office; a $111,942 increase in legal, audit and accounting service fees; and a $322,828 increase in consulting partially relating to financial and investment banking services.

Other Income decreased by $239,997, or 41%. About $500,000 of this variance was due to additional interest expense recorded in 2011 due to an increase in the average balance of our PIK Notes, which we converted into common stock in October 2011. In addition, the Company also recorded an additional $405,000 gain on the revaluation of our warrant derivative liability in 2012 when compared to 2011.

Net loss for 2013 was $13,063,526 compared to a loss of $9,732,399 incurred during 2012, an increase of $3,331,127 or 34%.

LIQUIDITY AND CAPITAL RESOURCES- December 31, 2014

The Company has incurred material recurring losses from operations while in the process of developing and commercializing halloysite clay and iron oxide. At December 31, 2014, we had a total accumulated deficit of $72,138,289. For the year ended December 31, 2014 and 2013, we sustained losses from continuing operations of $10,316,317 and $13,063,526, respectively. From December 2008 through December 2014, our activities have been financed primarily through the sale of convertible debt and equity securities. During the first quarter of 2013, the Company raised $5,560,000 of cash proceeds through the sale of common stock, and in August 2013, the Company raised $10,500,000 of financing through the private placement of 10% Mandatorily Convertible PIK Notes due 2023. In November 2014, the Company raised $12,500,000 of financing through the private placement of 10% Mandatorily Convertible PIK Notes due 2018, but containing various terms that may effectively reduce or increase the maturity. We believe that we have sufficient resources to fund operations for the next 12 months and are continuing to evaluate our strategic direction aimed at achieving profitability and positive cash flow.

Cash used in operating activities in 2014 was $8,003,851 compared to $8,205,101 of cash used during the same period in 2013. The key difference is in the timing of certain payments made over both periods.

Cash used in investing activities during 2014 was $2,039,562 compared to a use of $2,046,358 during the same period in 2013. The costs during both periods mainly relate to the construction of the new mill.

Cash provided by financing activities during 2014 was $12,059,527 compared to $15,580,908 of cash generated during the same period in 2013. The following capital raises occurred over the last two years:

●	January 2013- Sale of 3,756,757 shares of its common stock at $1.48 per share for gross proceeds of $5,560,000.
●

August 2013- the Company announced that it successfully raised an additional $10,500,000 of financing through the private placement of 10% Mandatorily Convertible PIK Notes due 2023. The Series 2023 Notes have a strike price of $1.40 per share and convert into 7,500,000 shares of the common stock of Applied Minerals, Inc.

●

November 2014- the Company raised $12,500,000 of financing through the private placement of $19,848,486 10% Series A Convertible Notes due 2018 with a strike price of $0.92. The Series A Notes are mandatorily convertible by the Company after the second anniversary of their issuance, if certain conditions are satisfied. Additionally, under certain conditions, the Company has an option to extend the maturity date of the Notes.

No broker was used and no commission was paid for any of the foregoing transactions.

Our total assets as of December 31, 2014 were $18,457,702 compared to $15,215,287 as of December 31, 2013, or an increase of $3,242,415. As described above, the Company raised $12.5 million in financing in November 2014 and plans to utilize this cash in operational investments into the corporate infrastructure. The Company also utilized part of its proceeds from the August 2013 capital raise to fund its new mill plant. Total liabilities were $25,974,467 at December 31, 2014 compared to $13,728,720 at December 31, 2013. The increase is mainly due to the establishment of a new PIK Note liability and related derivative resulting from the issuance of PIK Notes in November 2014 (See next section- Issuance of Convertible Debt).

ISSUANCE OF CONVERTIBLE DEBT

The Company raised $23 million of financing through the issuance of two series of Paid-In-Kind (“PIK”)-Election Convertible Notes in 2013 and 2014, with key terms highlighted in the table below:

Key Terms	Series 2023 Notes	Series A Notes
Inception Date	08/05/2013	11/03/2014
Cash Received	$10,500,000	$12,500,000
Principal	$10,500,000	$19,848,486
Original Issue Discount (OID)	N/A	$7,348,486
Maturity (Term)	10 years, but convertible after 1 year based on the market price of the Company’s stock

4 years, but may range between 2 years to the full maturity of the Series 2023 Notes, depending on whether a Specified Event occurs and/or an Extension Option is elected (see below for further details)

Exercise Price	$1.40 at inception, adjusted downward based on antidilution provisions/downround protection	$0.92 at inception, adjusted downward based on antidilution provisions; also may be reduced by $0.10 if Extension Option is elected (see below)
Stated Interest	10% per annum, due semiannually	10% per annum, due semiannually, may be reduced to 1% if Specified Event (see below) occurs
Derivative Liability	$2,055,000 established at inception due to existence of antidilution provisions; revalued every quarter using Monte Carlo model	$9,212,285 established at inception due to existence of antidilution provisions; revalued every quarter using Monte Carlo model

Series A Notes

On November 3, 2014 (“Issue Date”), the Company issued, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash and the cancellation of previously-issued warrants held by one investor.

Below are key terms of the Series A Notes:

o

Maturity- November 3, 2018, provided that the Stated Maturity Date may be extended to November 3, 2019 at the option of the Company (the “Extension Option”) if (i) the Company has delivered written notice of its exercise of the Extension Option to the Holder not more than ninety (90) nor less than thirty (30) days prior to November 3, 2018 and (ii) the Company has delivered a certificate, dated as of November 3, 2018, certifying that no Default or Event of Default has occurred and is continuing; provided, further that the Stated Maturity Date shall be extended to the maturity date of the Series 2023 Notes or any Replacement Financing, as applicable, upon the occurrence of a Specified Event (“Specified Extension”).

o

Exercise Price- initially $0.92 per share and will be (i) adjusted from time to time pursuant antidilution provisions and (ii) reduced by $0.10 per share if the Company elects to exercise its Extension Option.

o

Stated Interest: 10% payable semiannually in arrears, provided that the interest rate shall be reduced to 1% per annum on the principal amount of the Note upon the occurrence of the Specified Event, as defined below.

o

Specified Event- means the event that may occur after the second anniversary of the Issuer Date if: (i) any amounts under the Series 2023 Notes or any Replacement Financing are outstanding, (ii) the VWAP for the preceding 30 consecutive Trading Days as determined by the Board of Directors of the Issuer in good faith is in excess of the Exercise Price, (iii) the closing Market Price of the Common Stock is in excess of the Exercise Price on the date immediately preceding the date on which the Specified Event occurs, (iv) no Default or Event of Default has occurred and is continuing and (v) the Issuer has delivered a certificate to each holder of Series A Notes certifying that the conditions set forth in clauses (i) through (iv) above have been met.

o

Extension Option- If stock price is lower than current exercise price ($0.92) prior to the stated maturity (November 3, 2018), then the Company can elect an Extension Option, whereby the maturity is extended by one year (see Maturity definition), but with a reduction in exercise price by $0.10.

o

Liquidated Damages- The company is required to pay the noteholders 1% of the principal amount of the Series A Notes if a Registration statement is not filed and effective within 90 days of the inception date (and further damages for every 30 days thereafter). The Company has accrued $200,000 as Other Expense as of December 31, 2014 due to a delay in such filing.

o

The number of shares issuable under the Notes may be affected by the antidilution provisions of the Notes. The antidilition provisions adjust the Exercise Price of the Notes in the event of stock dividends and splits, issuance below the market price of the Common Stock, issuances below the conversion price of the Notes, pro rata distribution of assets, rights plans, tender offers, and exchange offers.

Series 2023 Notes

In August 2013, the Company received $10,500,000 of financing through the private placement of 10% mandatory convertible Notes due 2023 ("Series 2023 Notes"). The principal amount of the Notes is due on maturity.  The Company can elect to pay semi-annual interest on the Series 2023 Notes with additional PIK Notes containing the same terms as the Series 2023 Notes, except interest will accrue from issuance of such notes. The Company can also elect to pay interest in cash. In February 2014 and August 2014, the Company issued $525,000 and $551,250, respectively, in additional PIK Notes to the holders to pay the semi-annual interest.

The Series 2023 Notes convert into the Company’s common stock at a conversion price of $1.40 per share, which is subject to customary anti-dilution adjustments; these antidilution adjustments reduced the conversion price to $1.36 after the issuance of the Series A Notes. As of issuance, the Series 2023 Notes were convertible into 7,500,000 shares of the common stock. The holders may convert the Series 2023 Notes at any time.  The Series 2023 Notes are mandatorily convertible after one year when the weighted average trading price of a share of the common stock for the preceding ten trading days is in excess of the conversion price.  The Series 2023 Notes contain customary representations and warranties and several covenants. The proceeds are being used for general corporate purposes. No broker was used and no commission was paid in connection with the sale of the Series 2023 Notes.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements between the Company and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations as of December 31, 2014 that require us to make future cash payments. For contractual obligations, we included payments that we have an unconditional obligation to make:

	Payment due by period
	Total	< 1 year	1 – 3 years	3 – 5 years	> 5 years
Contractual Obligations:
Rent obligations	$309,871	$152,296	$157,575	--	--

Total	$309,871	$152,296	$157,575	--	--

Rent expense for the years ended December 31, 2014, 2013 and 2012 was $174,091, $164,961 and $138,100, respectively. Facility lease obligation is under a 2-year extension period and does not contain escalation clauses.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Applied Minerals, Inc.

We have audited the accompanying consolidated balance sheets of Applied Minerals, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Minerals, Inc. as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Applied Minerals, Inc.‘s internal control over financial reporting as of December 31, 2014, based on criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 27, 2015 expressed an unqualified opinion thereon.

/s/ EisnerAmper LLP

New York, New York

March 27, 2015

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013

ASSETS
Current Assets
Cash and cash equivalents	$10,701,666	$8,685,552
Accounts receivable	112,831	5,756
Deposits and prepaid expenses	289,644	282,639
Total Current Assets	11,104,141	8,973,947

Property and Equipment, net	7,055,874	6,031,549

Other Assets
Deferred Financing Costs	28,750	--
Deposits	268,937	209,791
Total Other Assets	297,687	209,791

TOTAL ASSETS	$18,457,702	$15,215,287

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,608,364	$1,580,146
Stock award payable	--	110,000
Current portion of notes payable	246,894	311,165
Total Current Liabilities	2,855,258	2,001,311

Long-Term Liabilities
Long-term portion of notes payable	59,145	40,826
Warrant derivative	--	950,000
PIK notes payable, net of $18,400,297 and $2,020,750 debt discount, respectively	13,024,439	8,486,583
PIK Note derivatives	10,035,625	2,250,000
Total Long-Term Liabilities	23,119,209	11,727,409

Total Liabilities	25,974,467	13,728,720

Commitments and Contingencies (Note 15)

Stockholders’ (Deficit) Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding
Common stock, $0.001 par value, 200,000,000 shares authorized, 95,054,552 and 94,646,013 shares issued and outstanding at December 31, 2014 and 2013, respectively	95,055	94,646
Additional paid-in capital	64,526,469	63,213,893
Accumulated deficit prior to the exploration stage	(20,009,496)	(20,009,496)
Accumulated deficit during the exploration stage	(52,128,793)	(41,812,476)
Total Stockholders’ (Deficit) Equity	(7,516,765)	1,486,567

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$18,457,702	$15,215,287

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	December 31,
	2014	2013	2012

REVENUES	$234,221	$54,825	$165,742

OPERATING EXPENSES:
Production costs	49,464	17,244	103,238
Exploration costs	4,626,139	4,551,666	3,542,977
General and administrative	5,195,830	8,569,413	6,541,043
Depreciation expense	1,164,366	317,570	280,991
Loss from disposition and impairment of land and equipment	--	2,482	9,913
Total Operating Expenses	11,035,799	13,458,375	10,478,162

Operating Loss	(10,801,578)	(13,403,550)	(10,312,420)

OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(1,667,285)	(497,187)	(12,993)
Gain on revaluation of warrant derivative	830,000	995,000	630,000
Gain (Loss) on revaluation of stock awards	110,000	44,000	(27,000)
Gain (Loss) on revaluation of PIK Note derivatives	1,470,798	(195,000)	--
Other expense	(258,252)	(6,789)	(9,986)
Total Other Income (Expense), net	485,261	340,024	580,021

Net loss	(10,316,317)	(13,063,526)	(9,732,399)

Net Loss Per Share (Basic and Diluted)	$(0.11)	$(0.14)	$(0.11)

Weighted Average Shares Outstanding (Basic and Diluted)	94,895,194	94,303,264	89,552,788

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For each of the years ended December 31, 2012 through 2014

				Accumulated	Accumulated	Total
	Common Stock			Deficit	Deficit	Stock-
			Additional	Prior to	During	holders’
			Paid-In	Exploration	Exploration	Equity
	Shares	Amount	Capital	Stage	Stage	(Deficit)

Balance, December 31, 2011	89,119,405	89,120	47,765,350	(20,009,496)	(19,016,551)	8,828,423
Reclassification from warrant derivative liability due to change in valuation methodology	--	--	780,000	--	--	780,000

Shares issued for directors fees and other services	103,580	103	150,956	--	--	151,059

Shares issued for cashless option and warrant exercise	146,459	146	(146)	--	--	--

Shares issued for cash	1,250,000	1,250	1,623,750	--	--	1,625,000

Stock-based compensation expense	--	--	2,314,154	--	--	2,314,154

Net Loss	--	--	--	--	(9,732,399)	(9,732,399)

Balance, December 31, 2012	90,619,444	90,619	52,634,064	(20,009,496)	(28,748,950)	3,966,237

Shares issued for directors fees and other services	269,812	270	316,205	--	--	316,475

Shares issued for cash	3,756,757	3,757	5,556,243	--	--	5,560,000

Stock-based compensation expense	--	--	4,707,381	--	--	4,707,381

Net Loss	--	--	--	--	(13,063,526)	(13,063,526)

Balance, December 31, 2013	94,646,013	94,646	63,213,893	(20,009,496)	(41,812,476)	1,486,567

Shares issued for directors fees and other services	408,539	409	326,860	--	--	327,269

Warrant Cancellation	--	--	120,000	--	--	120,000

Stock-based compensation expense	--	--	865,716	--	--	865,716

Net Loss	--	--	--	--	(10,316,317)	(10,316,317)

Balance, December 31, 2014	95,054,552	$95,055	$64,526,469	$(20,009,496)	$(52,128,793)	$(7,516,765)

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2014	2013	2012

Cash flows from operating activities:
Net loss	$(10,316,317)	$(13,063,526)	$(9,732,399)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,164,366	317,570	280,991
Amortization of discount – PIK Notes	218,031	41,583	--
Amortization of deferred financing costs	1,250	--	--
Accrued interest on PIK Notes	1,076,250	--	--
Stock issued for director and consulting services	327,269	316,475	151,059
Stock-based compensation expense	865,716	4,707,381	2,314,154
(Gain) on revaluation of warrant derivative	(830,000)	(995,000)	(630,000)
(Gain) Loss on revaluation of PIK note derivative	(1,470,798)	195,000	--
(Gain) Loss on revaluation of stock awards for non-employees	(110,000)	(44,000)	27,000
Loss of disposal of equipment	--	2,482	9,913
Provision for (Reversal of) doubtful accounts	--	(25,106)	13,168
Change in operating assets and liabilities:
Accounts receivable	(107,075)	27,128	(482)
Deposits and prepaid expenses	149,239	189,656	55,148
Accounts payable and accrued expenses	1,028,218	125,256	759,185
Net cash used in operating activities	(8,003,851)	(8,205,101)	(6,752,263)

Cash flows from investing activities:
Purchases of property and equipment	(2,039,562)	(64,345)	(321,440)
Construction-in-progress	--	(1,982,013)	(1,051,537)
Net cash used in investing activities	(2,039,562)	(2,046,358)	(1,372,977)

Cash flows from financing activities:
Payments on notes payable	(440,471)	(479,092)	(304,099)
Payments on leases payable	--	--	(10,094)
Proceeds from PIK notes payable	12,499,998	10,500,000	--
Proceeds from sale of common stock	--	5,560,000	1,625,000
Net cash provided by financing activities	12,059,527	15,580,908	1,310,807

Net increase (decrease) in cash and cash equivalents	2,016,114	5,329,449	(6,814,433)
Cash and cash equivalents at beginning of year	8,685,552	3,356,103	10,170,536
Cash and cash equivalents at end of year	$10,701,666	$8,685,552	$3,356,103

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31,
	2014	2013	2012

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$10,460	$23,180	$18,206
Income Taxes	$1,431	$3,841	$--

Supplemental disclosure of noncash investing and financing activities:
Property and equipment financed with note payable	$149,129	$--	$438,250

Construction-in-progress in accounts payable	$120,000	$299,563	$105,000

Prepaid insurance financed with note payable	$245,390	$233,187	$170,600

Reclassification of Construction in Progress to building and equipment	$3,091,163

Land reclassified from assets held for sale to land and mining property	$--	$--	$445,180

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

Notes to the Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Applied Minerals, Inc. (the “Company”) is the owner of the Dragon Mine located in the Tintic Mining District of the State of Utah from where it produces halloysite clay and iron oxide.  The Company is currently in various phases of commercial scale trials with several organizations in various markets with respects to uses of halloysite clay and iron oxide.

Applied Minerals, Inc. is a publicly traded company incorporated in the state of Delaware. The common stock trades on the OTC Bulletin Board under the symbol AMNL.

NOTE 2 – LIQUIDITY

The Company has incurred recurring losses from operations and used cash in operating activities while in the process of developing and commercializing halloysite clay and iron oxide.  The Company's activities have been financed primarily through the sale of convertible debt and equity securities.  In November 2014, the Company raised $12,500,000 of financing through the private placement of 10% Mandatorily Convertible PIK Notes due 2018, but containing various terms that may effectively reduce or increase the maturity.  At December 31, 2014, the Company has working capital of approximately $8,200,000, which management believes should fund its operations through December 31, 2015.  Besides continuing its strategic business plan on generating revenue, the Company intends to explore various strategic alternatives, including the sale of equity, debt or the disposal of certain non-core assets to raise additional capital. Management can also take steps to reduce the Company's future operating expenses as needed.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exploration-Stage Company

From 1997 through 2008, the Company’s sole source of revenue and income was derived from its contract mining business through which it provided shaft sinking, underground mine development and mine labor services. At December 31, 2008, the Company discontinued its contract mining efforts due to economic conditions and the desire to concentrate its efforts on the commercialization of the halloysite clay deposit at the Dragon Mine.

Effective January 1, 2009, the Company was, and still is, classified as an exploration company as the existence of proven or probable reserves have not been demonstrated and no significant revenue has been earned from the mine. Under the SEC’s Industry Guide 7, a mining company is considered an exploration stage company until it has declared mineral reserves determined in accordance with the guide and staff interpretations thereof.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Applied Minerals, Inc. and its inactive subsidiary, which holds 100 acres of timber and mineral property in northern Idaho.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. In these consolidated financial statements, the warrant and PIK note derivative liabilities, stock compensation, impairment of long-lived assets and valuation allowance on income taxes involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with a maturity of three months or less. The Company minimizes its credit risk by investing its cash and cash equivalents, which sometimes exceeds FDIC limits, with major financial institutions located in the United States with a high credit rating.

Receivables

Trade receivables are reported at outstanding principal amounts, net of an allowance for doubtful accounts.

Management evaluates the collectability of receivable account balances to determine the allowance, if any. Management considers the other party’s credit risk and financial condition, as well as current and projected economic and market conditions, in determining the amount of the allowance. Receivable balances are written off when management determines that the balance is uncollectable.  No allowance was required at December 31, 2014 and 2013.

Property and Equipment

Property and equipment are carried at cost net of accumulated depreciation and amortization. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets, or the life of the lease, whichever is shorter, as follows:

Estimated
Useful Life *
Building and Building Improvements	5 – 40 years
Mining equipment	2 – 7 years
Office and shop furniture and equipment	3 – 7 years
Vehicles	5 years

* See Note 4 for explanation of a change in useful life in 2014.

Depreciation expense for the years ended December 31, 2014, 2013 and, 2012 totaled $1,164,366, $317,570, and $280,991, respectively.

Impairment of Long-lived Assets

The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustment to such carrying amounts. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset to its carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable. Considerable management judgment is necessary to estimate the fair value of assets. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value, less cost to sell.

Revenue Recognition

Revenue includes sales of halloysite clay and iron oxide, and is recognized when title passes to the buyer and when collectability is reasonably assured. Title passes to the buyer based on terms of the sales contract. Product pricing is determined based on contractual arrangements with the Company’s customers.

Mining Exploration and Development Costs

Land and mining property are carried at cost. The Company expenses prospecting and mining exploration costs. At the point when a property is determined to have proven and probable reserves, subsequent development costs will be capitalized and will be charged to operations using the units-of-production method over proven and probable reserves. Upon abandonment or sale of a mineral property, all capitalized costs relating to the specific property are written off in the period abandoned or sold and a gain or loss is recognized.

Income taxes

The Company uses an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carry forwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized.

The Company is subject to U.S. federal income tax as well as income tax of various state jurisdictions. Federal income tax returns subsequent to 2010 are subject to examination by major tax jurisdictions.

Authoritative guidance provides that the tax effects from an uncertain tax position taken or expected to be taken in a tax return can be recognized in our financial statements only if the position is more likely than not of being sustained on audit based on the technical merits of the position.  As of December 31, 2014 no benefit from uncertain tax positions was recognized in our financial statements.  The Company has elected to classify interest and/or penalties related to income tax matters in income tax expense.

Stock Options and Warrants

The Company follows ASC 718 (Stock Compensation) and 505-50 (Equity-Based Payments to Non-employees), which provide guidance in accounting for share-based awards exchanged for services rendered and requires companies to expense the estimated fair value of these awards over the requisite service period. The Company instituted a formal long-term and short-term incentive plan on November 20, 2012, which was approved by its shareholders. Prior to that date, we did not have a formal equity plan, but all equity grants, including stock options and warrants, were approved by our Board of Directors. We determine the fair value of the stock-based compensation awards granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. Beginning in the quarter ended June 30, 2013 the Company began using the simplified method to determine the expected term for any options granted because the Company did not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The Company previously utilized the contractual term as the expected term.

Environmental Matters

Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed. Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also reflect prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by The Environmental Protection Agency or other organizations. Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation. Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and reports an asset separately from the associated liability.

Based upon management’s current assessment of its environmental responsibilities, it does not believe that any reclamation or remediation liability exists at December 31, 2014.

Table Of Contents Table Of Contents

Recent Accounting Pronouncements

On June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, which clarifies that entities should treat performance targets that can be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Under the ASU, an entity would not record compensation expense related to an award for which transfer to the employee is contingent on the entity's satisfaction of a performance target until it becomes probable that the performance target will be met. The adoption of this ASU will be required, either on a retrospective basis or prospective basis, beginning with our Quarterly Report on Form 10-Q for the quarter ending March 31, 2016. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2014-10 Development Stage Entities. The amendments in ASU 2014-10 remove the definition of a development stage entity from Topic 915 Development Stage Entities, thereby removing the distinction between development stage entities and other reporting entities from US GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and shareholder’s equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. ASU 2014-10 is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. The Company could early adopt ASU 2014-10 for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. The Company has elected to adopt this ASU effective with the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and its adoption resulted in the removal of inception-to-date information in the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers. The amendments in ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in Topic 605 Revenue Recognition, and most industry-specific guidance, and creates a Topic 606 Revenue from Contracts with Customers.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Company is currently evaluating these new requirements to determine the method of implementation and any resulting estimated effects on the consolidatedfinancial statements.

In August 2014, the FASB issued Accounting Standards Update ("ASU") No. 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 is intended to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued. It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating the impact of the adoption of ASU 2014-14 on our financial statement disclosures.

NOTE 4 – PROPERTY AND EQUIPMENT

The following is a summary of property, plant, and equipment – at cost, less accumulated depreciation:

	2014	2013
Land (a)	$945,180	$945,180
Land improvements	164,758	164,758
Buildings	3,308,465	631,299
Mining equipment	1,684,197	1,569,635
Milling equipment	2,620,300	333,594
Laboratory equipment	594,451	65,934
Office equipment	72,174	60,992
Vehicles	148,673	140,002
	9,538,198	3,911,394
Less: Accumulated depreciation	2,482,324	1,317,958
	7,055,874	2,593,436
Construction in progress (b)	-	3,438,113
Total	$7,055,874	$6,031,549

(a)	Includes the Atlas Mine near Mullan, Idaho with a carrying value of $445,180 (Note 3), and the Dragon Mine with a carrying value of $500,000.
(b)	Represents investments in a new plant facility and related equipment at the mine site, which were transferred to the respective accounts in 2014.

The Company is using a five-year depreciation schedule with respect to its new processing plant that was commissioned in 2014.  The five-year depreciation schedule is a change from the 40 years utilized for the building and 7 years utilized for the equipment relating to the new processing plant in the quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2014.  This change in useful life resulted in $587,427 of additional depreciation expense, which was recorded during the fourth quarter of 2014.  The impact of the change in the depreciation schedule did not have a material impact on the consolidated financial statements for the three quarters previously reported on Form 10-Q.

NOTE 5 – STOCK AWARD PAYABLE

The stock award payable amount of $110,000 at December 31, 2013 relates to 100,000 shares of the Company's common stock issuable, but not issued, under a 2007 employment agreement. The Company recorded the stock grant as a liability which was revalued based on the quoted price of the Company's stock at the end of each period. During the second quarter of 2014, the Company received a release in writing from the former employee absolving the Company of the stock award and accordingly the $72,000 balance of the liability was reversed into Other Income.

NOTE 6 – FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

●	Level 1 – Quoted prices in active markets for identical assets and liabilities;

●	Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and

●	Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Liabilities measured at fair value on a recurring basis are summarized as follows:

	Fair value measurement using inputs			Carrying amount
	Level 1	Level 2	Level 3	December 31, 2014	December 31, 2013

Financial instruments:
Warrant derivative *			--	--	$950,000
Series 2023 PIK Note Derivative			$478,149	$478,149	$2,250,000
Series A PIK Note Derivative			$9,557,476	$9,557,476	--

* The warrant was cancelled in November 2014. See Note 10.

The following table summarizes the activity for financial instruments at fair value using Level 3 inputs:

Balance at December 31, 2013	$-
Transfer into Level 3 (a)	2,250,000
Issuance of Series A PIK Note	9,212,285
Issuance of additional Series 2023 PIK Note	44,138
Net unrealized losses included in earnings (loss)	(1,470,798)

Balance at December 31, 2014	$10,035,625

(a)

In the course of preparing its financial statements for the year ended December 31, 2014, the Company reclassified the Series 2023 PIK note derivative to Level 3 fair value hierarchy to match with the Series A PIK note derivative since it based off of a similar model.

The recorded value of certain financial assets and liabilities, which consist primarily of cash and cash equivalents, receivables, other current assets, and accounts payable and accrued expenses approximate the fair value at December 31, 2014 and 2013 based upon the short-term nature of the assets and liabilities. Based on borrowing rates currently available to the Company for loans with similar terms, and the remaining short term period outstanding, the carrying value of notes payable other than PIK notes materially approximate fair value. Estimated fair value of the PIK Notes Payable approximate $27,488,811 and $10,500,000, respectively, at December 31, 2014 and 2013 (Level 2).

For the Company's warrant and PIK note derivative liabilities, Level 3 fair value hierarchy was estimated using a Monte Carlo Model using the following assumptions:

Series 2023 PIK Note derivative liability	Fair Value Measurements
	Using Inputs
	December 31, 2014	December 31, 2013

Market price and estimated fair value of stock	$0.73	$1.10
Exercise price	$1.36	$1.40
Term (years)	8.58	9.58
Dividend yield	$--	$--
Expected volatility *	52.0%	76.9%
Risk-free interest rate	2.08%	2.96%

Series A PIK Note derivative liability	Fair Value Measurements
Using Inputs
December 31, 2014

Market price and estimated fair value of stock	$0.73
Exercise price	$0.92
Term (years)	3.83
Dividend yield	$--
Expected volatility	52.0%
Risk-free interest rate	2.08%

Warrant derivative liability	Fair Value Measurements
Using Inputs
December 31, 2013

Market price and estimated fair value of stock	$1.10
Exercise price	$1.93
Term (years)	3
Dividend yield	$--
Expected volatility *	76.9%
Risk-free interest rate	0.78%

* During the first quarter of 2014, the Company revised its assumption for expected volatility by switching from a peer-group average volatility to the Company’s three-year historical volatility in measuring the value of the derivative liabilities mentioned above. Prior to 2011, the occurrence of certain corporate events would not have made the historical volatility calculations meaningful or accurate if included. This reduction in volatility led to a reduced valuation for both the Warrant and Series 2023 PIK Note derivative liabilities of approximately $118,500 and $126,000, respectively. The remaining decrease in the valuation is attributable to the decline in stock price.

NOTE 7 - NOTES PAYABLE

Notes payable at December 31, 2014 and 2013 consist of the following:

	December 31,
	2014	2013

Note payable for mining equipment, payable $5,556 monthly, including interest (a)	$--	$42,927
Note payable for mining equipment, payable $950 monthly, including interest (b)	14,057	23,302
Note payable for mining equipment, payable $6,060 monthly, including interest (c)	6,033	76,313
Note payable for lab equipment, payable $9,122 monthly, including interest (d)	18,246	--
Note payable for mining equipment, payable $1,339 monthly, including interest (e)	55,720	--
Note payable for mine site vehicle, payable $628 monthly (f)	20,736	28,276
Note payable for mining equipment, payable $5,000 monthly, including interest (g)	--	9,932
Note payable for mining equipment, payable $2,250 monthly, including interest (h)	--	8,898
Note payable to an insurance company, payable $21,531monthly, including interest (i)	149,036	--
Note payable to an insurance company, payable $6,094 monthly, including interest (j)	42,211	--
Note payable to an insurance company, payable $4,447 monthly, including interest (k)	--	132,576
Note payable to an insurance company, payable $4,447 monthly, including interest (l)	--	29,767
	306,039	351,991
Less: Current Portion	(246,894)	(311,165)
Notes Payable, Long-Term Portion	$59,145	$40,826

(a)

On July 7, 2011, the Company purchased mining equipment for $198,838 by issuing a note with an implicit interest rate of 9.34%. The note is collateralized by the mining equipment with payments of $5,556 for 36 months, which started on August 15, 2011.

(b)

On April 17, 2012, the Company purchased mining equipment for $40,565 by issuing a note with an effective interest rate of 11.279%. The note is collateralized by the mining equipment with payments of $950 for 48 months, which started on May 1, 2012.

(c)

On July 23, 2012, the Company purchased mining equipment for $169,500 by issuing a note with an interest rate of 5.5%. The note is collateralized by the mining equipment with payments of $6,060 for 30 months, which started on August 25, 2012.

(d)

On April 16, 2014, the Company purchased lab equipment for $109,493 by depositing and issuing a non-interest bearing note in the amount of $91,229. The note is collateralized by the lab equipment with payments of $9,122 for ten months, which started in May 2014.

(e)

On October 31, 2014, the Company purchased mining equipment for $65,120 by depositing and issuing a note in the amount of $57,900 with an interest rate of 5.2%. The note is collateralized by the mining equipment with payments of $1,339 for 48 months, which started on November 30, 2014.

(f)

On September 20, 2012, the Company purchased a vehicle for the mine site for $37,701 by issuing a non-interest bearing note. The note is collateralized by the vehicle with payments of $628 for 60 months, which started on October 20, 2012.

(g)

On November 16, 2012, the Company purchased a piece of mining equipment that had been leased for $67,960 by issuing a note with an effective interest rate of 5.5%. The note is collateralized by the mining equipment with payments of $3,518 for three months, then $5,000 for twelve months.

(h)

On November 16, 2012, the Company purchased a piece of mining equipment that had been leased for $33,748 by issuing a note with an effective interest rate of 5.5%. The note is collateralized by the mining equipment with payments of $1,632 for five months, then $2,250 for twelve months

(i)

The Company signed a note payable with an insurance company dated October 31, 2014 for directors’ and officers’ insurance, due in monthly installments, including interest at 3.15%. The note will mature on July 2015.

(j)	The Company signed a note payable with an insurance company dated October 31, 2014 for liability insurance, due in monthly installments, including interest at 3.15%. The note will mature on July 2015.
(k)

The Company signed a note payable with an insurance company dated October 17, 2012 for directors' and officers' insurance, due in monthly installments, including interest at 3.15%. The note matured in September 2013 and was repaid.

(l)

The Company signed a note payable with an insurance company dated October 17, 2012 for liability insurance, due in monthly installments, including interest at 4.732%. The note matured in July 2013 and was repaid.

The following is a schedule of the principal maturities on these notes for the next four years:

2015	$246,894
2016	25,457
2017	20,615
2018	13,073
Total Notes Payable	$306,039

During the 2014 and 2013, the Company's interest payments totaled $10,460 and $23,180, respectively.

NOTE 8 – CONVERTIBLE DEBT (PIK NOTES)

The Company raised $23 million of financing through the issuance of two series of Paid-In-Kind (“PIK”)-Election Convertible Notes in 2013 and 2014, with key terms highlighted in the table below:

Key Terms	Series 2023 Notes	Series A Notes
Inception Date	08/05/2013	11/03/2014
Cash Received	$10,500,000	$12,500,000
Principal (Initial Liability)	$10,500,000	$19,848,486
Original Issue Discount (OID)	N/A	$7,348,486
Maturity (Term)	10 years, but convertible after 1 year based on the market price of the Company’s stock

4 years, but may range between 2 years to the full maturity of the Series 2023 Notes, depending on whether a Specified Event occurs and/or an Extension Option is elected (see below for further details)

Exercise Price	$1.40 at inception, adjusted downward based on antidilution provisions/downround protection	$0.92 at inception, adjusted downward based on antidilution provisions; also may be reduced by $0.10 if Extension Option is elected (see below)
Stated Interest	10% per annum, due semiannually	10% per annum, due semiannually, may be reduced to 1% if Specified Event (see below) occurs
Derivative Liability	$2,055,000 established at inception due to existence of antidilution provisions; revalued every quarter using Monte Carlo model	$9,212,285 established at inception due to existence of antidilution provisions; revalued every quarter using Monte Carlo model

As of 12/31/2014, the liability components of the PIK Notes on the Company’s balance sheet are listed in the following table:

(in $$)	Series 2023 Notes	Series A Notes	Total
PIK Note Payable, Gross	11,576,250	19,848,486	31,424,736
Less: Discount	(1,949,555)	(16,450,742)	(18,400,297)
PIK Note Payable, Net	9,626,695	3,397,744	13,024,439

PIK Note Derivative Liability	478,149	9,557,476	10,035,625

As of 12/31/2013, the liability components of the PIK Notes on the Company’s balance sheet are listed in the following table:

(in $$)	Series 2023 Notes	Series A Notes	Total
PIK Note Payable, Gross	10,507,333	--	10,507,333
Less: Discount	(2,020,750)	--	(2,020,750)
PIK Note Payable, Net	8,486,583	--	8,486,583

PIK Note Derivative Liability	2,250,000	--	2,250,000

Series A Notes

On November 3, 2014 (“Issue Date”), the Company issued, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash and the cancellation of previously-issued warrants held by one investor.

Below are key terms of the Series A Notes:

o

Maturity- November 3, 2018, provided that the Stated Maturity Date may be extended to November 3, 2019 at the option of the Company (the “Extension Option”) if (i) the Company has delivered written notice of its exercise of the Extension Option to the Holder not more than ninety (90) nor less than thirty (30) days prior to November 3, 2018 and (ii) the Company has delivered a certificate, dated as of November 3, 2018, certifying that no Default or Event of Default has occurred and is continuing; provided, further that the Stated Maturity Date shall be extended to the maturity date of the Series 2023 Notes or any Replacement Financing, as applicable, upon the occurrence of a Specified Event (“Specified Extension”).

o

Exercise Price- initially $0.92 per share and will be (i) adjusted from time to time pursuant antidilution provisions and (ii) reduced by $0.10 per share if the Company elects to exercise its Extension Option.

o

Stated Interest: 10% payable semiannually in arrears, provided that the interest rate shall be reduced to 1% per annum on the principal amount of the Note upon the occurrence of the Specified Event, as defined below.

o

Specified Event- means the event that may occur after the second anniversary of the Issuer Date if: (i) any amounts under the Series 2023 Notes or any Replacement Financing are outstanding, (ii) the VWAP for the preceding 30 consecutive Trading Days as determined by the Board of Directors of the Issuer in good faith is in excess of the Exercise Price, (iii) the closing Market Price of the Common Stock is in excess of the Exercise Price on the date immediately preceding the date on which the Specified Event occurs, (iv) no Default or Event of Default has occurred and is continuing and (v) the Issuer has delivered a certificate to each holder of Series A Notes certifying that the conditions set forth in clauses (i) through (iv) above have been met.

o

Extension Option- If stock price is lower than current exercise price ($0.92) prior to the stated maturity (November 3, 2018), then the Company can elect an Extension Option, whereby the maturity is extended by one year (see Maturity definition), but with a reduction in exercise price by $0.10.

o

Liquidated Damages- The company is required to pay the noteholders 1% of the principal amount of the Series A Notes if a Registration statement is not filed and effective within 90 days of the inception date (and further damages for every 30 days thereafter). The Company has accrued $200,000 as Other Expense as of December 31, 2014 due to a delay in such filing.

o

The number of shares issuable under the Notes may be affected by the antidilution provisions of the Notes. The antidilition provisions adjust the Exercise Price of the Notes in the event of stock dividends and splits, issuance below the market price of the Common Stock, issuances below the conversion price of the Notes, pro rata distribution of assets, rights plans, tender offers, and exchange offers.

These Series A Notes were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. In addition to the customary antidilution provisions the notes contain a down-round provision whereby the conversion price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued for cash consideration (e.g. a capital raise) at a price less than the conversion price. Therefore, the estimated fair value of the conversion feature of $9,212,285 (based on observable inputs using a Monte Carlo model) was bifurcated from the Series A Notes and accounted for as a separate derivative liability, which resulted in a corresponding amount of debt discount on the Series A Notes. In addition, an additional debt discount of $7,348,486 was recorded as a result of the difference between the $12,500,000 of cash received and the $19,848,486 of principal on the Series A Notes. This combined debt discount of $16,560,771 is being amortized using the effective interest method over the 4-year term of the Notes as Interest Expense, while the PIK Note Derivative is carried at fair value (using a Monte Carlo model) until the Notes are converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At December 31, 2014, the fair value of the Series A PIK Note Derivative was estimated to be $9,557,476, an increase in valuation of $345,191 from the November 3, 2014 inception date. In addition, the Company amortized $110,031 of debt discount relating to the Series A PIK Notes Payable, increasing the Series A PIK Notes Payable carrying value to $3,397,744 as of December 31, 2014.

Series 2023 Notes

In August 2013, the Company received $10,500,000 of financing through the private placement of 10% mandatory convertible Notes due 2023 ("Series 2023 Notes"). The principal amount of the Notes is due on maturity.  The Company can elect to pay semi-annual interest on the Series 2023 Notes with additional PIK Notes containing the same terms as the Series 2023 Notes, except interest will accrue from issuance of such notes. The Company can also elect to pay interest in cash. In February 2014 and August 2014, the Company issued $525,000 and $551,250, respectively, in additional PIK Notes to the holders to pay the semi-annual interest.

The Series 2023 Notes convert into the Company’s common stock at a conversion price of $1.40 per share, which is subject to customary anti-dilution adjustments; these antidilution adjustments reduced the conversion price to $1.36 after the issuance of the Series A Notes. As of issuance, principal amount of the Series 2023 Notes were convertible into 7,500,000 shares of the common stock and into 7,720,588 shares after the issuance of the Series A Notes. The holders may convert the Series 2023 Notes at any time.  The Series 2023 Notes are mandatorily convertible after one year when the weighted average trading price of a share of the common stock for the preceding ten trading days is in excess of the conversion price.  The Series 2023 Notes contain customary representations and warranties and several covenants. The proceeds are being used for general corporate purposes. No broker was used and no commission was paid in connection with the sale of the Series 2023 Notes. As of December 31, 2014, the Company was in compliance with the covenants.

These Series 2023 Notes were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. In addition to the customary anti-dilution provisions the notes contain a down-round provision whereby the conversion price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued for cash consideration (e.g. a capital raise) at a price less than the conversion price. Therefore, the estimated fair value of the conversion feature of $2,055,000 (based on observable inputs using a Monte Carlo model) was bifurcated from the Series 2023 Notes and accounted for as a separate derivative liability, which resulted in a corresponding amount of debt discount on the Series 2023 Notes. The debt discount is being amortized using the effective interest method over the 10-year term of the Series 2023 Notes as Interest Expense, while the PIK Note Derivative is carried at fair value (using a Monte Carlo model) until the Series 2023 Notes are converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At December 31, 2014, the fair value of the PIK Note Derivative was estimated to be $478,149, which includes the value of the additional PIK Notes issued in February and August 2014, for the semi-annual interest payments due. Total gain from the revaluation of the original PIK Notes derivative was $1,815,989 for 2014. In addition, during 2014, the Company recorded $48, 075 of additional debt discount from the February 2014 and August 2014 issuances above, and also amortized $119, 270 of debt discount relating to the Series 2023 PIK Notes Payable, resulting in a total debt discount of $1,949,555 as of December 31, 2014, and increasing the Series 2023 PIK Notes Payable carrying value to $9,626,695 as of December 31, 2014.

NOTE 9 – STOCKHOLDERS’ EQUITY

Preferred Stock

2014

During 2014 the Company issued a total of 408,539 shares of common stock valued at $327,269 to directors and consultants as payments of fees.

2013

During 2013 the Company issued a total of 269,812 shares of common stock valued at $316,475 to directors and consultants as payments of fees. In addition, on January 23, 2013 the Company sold, in a privately negotiated transaction, 3,756,757 shares of its common stock at $1.48 per share for gross proceeds of $5,560,000. No broker was used and no commission was paid as part of this transaction.

2012

During the year ended December 31, 2012, the Company issued a total of 103,574 shares of common stock to directors and consultants as payment of fees. The value of the restricted shares was recorded at $151,059. During the year ended December 31, 2012, warrant holders received 106,774 shares of the Company’s common stock through cashless exercises. During the year ended December 31, 2012 option holders received 39,685 shares of the Company’s common stock through a cashless exercise. Also during the year ended December 31, 2012 the Company sold a total of 1,250,000 shares of common stock priced at $1.30 per share, at the then current share price.

NOTE 10 – OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK

Derivative Instruments - Warrants

The Company issued 5,000,000 warrants (“Samlyn warrants”) in connection with the December 22, 2011 private placement of 10,000,000 shares of common stock. The strike price of these warrants was $2.00 per share at the date of grant. These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. In addition to the customary antidilution provisions the notes contain a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of the Company's common stock or securities exercisable, convertible or exchangeable for the Company's common stock were issued at a price less than the exercise price. Therefore, the fair value of these warrants (based on observable inputs using a Monte Carlo model) was recorded as a liability in the balance sheet until they are exercised or expire or are otherwise extinguished. During the first quarter of 2013, the Company issued 3,756,757 shares of its common stock for gross proceeds of $5,560,000, which triggered a down-round adjustment of $0.03 from $2.00 to $1.97 in the strike price of the Samlyn warrants at that time. As discussed in Note 8, during August 2013, the Company issued $10,500,000 of 10% mandatorily convertible Series 2023 PIK Notes in a private placement, which triggered a down-round adjustment of $0.04 from $1.97 to $1.93 in the strike price of the Samlyn warrants. On November 3, 2014, the Company cancelled the warrant arrangement, resulting in the fair value of the warrant at such date of $120,000 being credit to equity.

During 2014, 2013 and 2012, the Company recorded other income of $830,000, $995,000 and $630,000, respectively, resulting from the changes in the fair value of the warrant liability, mainly due to a lower stock price and a change in the volatility utilized by the Company, as discussed in Note 6.

Outstanding Stock Warrants

	Warrants Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$ 0.75	139,340	0.75	$0.75
$ 0.78	213,402	1.09	$0.78
$ 0.80	124,481	1.00	$0.80
$ 1.00	180,000	0.81	$1.00
$ 1.15	461,340	6.33	$1.15
$ 2.00	54,367	1.59	$2.00
	1,172,930	3.08	$1.01

No warrants were issued during 2013 and 2014. The intrinsic value of the outstanding warrants at December 31, 2014 was $0. Compensation expense of $210,067 has been recognized for the vesting of warrants in the accompanying consolidated statements of operations for the year ended December 31, 2012.

Outstanding Stock Options

On November 20, 2012, the shareholders of the Company approved the adoption of the Applied Minerals, Inc. 2012 Long-Term Incentive Plan (“LTIP”) and the Short-Term Incentive Plan (“STIP”) and the performance criteria used in setting performance goals for awards intended to be performance-based. Under the LTIP, 8,900,000 shares are authorized for issuance. The STIP does not refer to a particular number of shares under the LTIP, but would use the shares authorized in the LTIP for issuance under the STIP. The CEO, the CFO, and named executive officers, and directors, among others are eligible to participate in the LTIP and STIP. Prior to the adoption of the LTIP and STIP, stock options were granted under individual arrangements between the Company and the grantees, and approved by the Board of Directors.

The fair value of each of the Company's stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility is based on an average of historical volatility of the Company's common stock. The risk-free interest rate for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury Bond on the date the award is granted with a maturity equal to the expected term of the award.

The significant assumptions relating to the valuation of the Company's options issued for 2014 and 2013 were as follows on a weighted average basis:

	2014	2013
Dividend Yield	0%	0%
Expected Life (years)	5.5	4.4
Expected Volatility	56.1%	63.5%
Risk Free Interest Rate	1.79%	1.48%

A summary of the status and changes of the options granted under stock option plans and other agreements for 2014 and 2013 is as follows:

	December 31, 2014		December 31, 2013
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of period	15,878,116	$1.03	15,455,471	$1.04
Issued	1,175,000	0.84	760,867	1.19
Exercised	--	--	--	--
Forfeited	--	--	(338,222)	$1.73
Outstanding at end of period	17,053,116	$1.02	15,878,116	$1.03

During the year ended December 31, 2014, the Company granted 1,175,000 options to purchase the Company’s common stock with a weighted average exercise price of $0.84. Of the 1,175,000 options granted, the options vest immediately or monthly as follows:

Vesting Information
Shares	Frequency	Begin Date	End Date
200,000	Quarterly	03/31/2014	12/31/2014
375,000	Immediately	06/10/2014	06/10/2014
600,000	Monthly	06/10/2014	06/09/2017

A summary of the status of the options outstanding at December 31, 2014 is presented below:

Options Outstanding			Options Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

7,358,277	3.94	$0.70	7,358,277	$0.70
3,405,134	6.69	$0.83	3,405,134	$0.83
975,000	9.45	$0.84	491,667	$0.84
60,000	1.50	$1.00	60,000	$1.00
300,000	8.64	$1.10	100,000	$1.10
300,000	8.48	$1.15	133,333	$1.15
100,000	3.09	$1.24	100,000	$1.24
115,000	6.24	$1.35	115,000	$1.35
125,000	3.09	$1.45	125,000	$1.45
330,000	6.95	$1.55	296,667	$1.55
7,645	3.09	$1.58	7,645	$1.58
3,077,060	7.89	$1.66	3,077,060	$1.66
900,000	6.64	$1.90	900,000	$1.90
17,053,116	5.87	$1.02	16,169,783	$1.02

The weighted-average grant date fair value of options granted during 2014, 2013 and 2012 was $0.43, $0.64 and $1.33, respectively.

Compensation expense of $865,716, $4,707,381, and $2,314,154 has been recognized for the vested options for the years ended December 31, 2014, 2013 and 2012, respectively. The aggregate intrinsic value of the outstanding options at December 31, 2014 was $220,748. At December 31, 2014, $474,645 of unamortized compensation expense for unvested options is expected to be recognized over the next 1.85 years on a weighted average basis.

NOTE 11 - PER SHARE DATA

The computation of basic earnings (loss) per share of common stock is based on the weighted average number of shares outstanding during the years. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents that would arise from the exercise of stock options and warrants outstanding under the treasury method and the average market price per share during the year as well as the conversion of notes. As of December 31, 2014, common stock equivalents aggregated 48,312,435 shares consisting of outstanding options and warrants to purchase 17,053,116 and 1,172,930 shares of Company common stock, respectively and notes payable which were convertible into 30,086,389 shares of Company common stock. Common stock equivalents at December 31, 2013 aggregated 29,583,046 shares of which 15,878,116 consisted of options and 6,204,930 were in warrants and notes payable which were convertible into 7,500,000 shares of Company common stock. Common stock equivalents at December 31, 2012 aggregated 21,660,400 shares of which 15,455,470 consisted of options and 6,204,930 were in warrants. Common stock equivalents during 2012 through 2014 were not included in the computation of loss per share because they would have been anti-dilutive.

	Net Loss	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
For the year ended December 31, 2014:
Basic and Diluted EPS
Net loss	$(10,316,317)	94,895,194	$(0.11)

For the year ended December 31, 2013:
Basic and Diluted EPS
Net loss	$(13,063,526)	94,303,264	$(0.14)

For the year ended December 31, 2012:
Basic and Diluted EPS
Net loss	$(9,732,399)	89,552,788	$(0.11)

NOTE 12 – INCOME TAXES

At December 31, 2014, the Company had deferred tax assets principally arising from net operating loss carry-forwards and stock based compensation for income tax purposes.  The Company calculates its deferred tax assets using the federal tax rate of 35% and the following effective state rates, net of federal benefits: Idaho (0.1%), Utah (2.3%), and New York State/New York City (0.45%).  Due to operating losses and the uncertainty of future profitability, a valuation allowance has been recorded to fully offset the Company’s deferred tax assets.

The tax effect of items that give rise to the deferred tax assets and liabilities are as follows:

	December 31, 2014	December 31, 2013
Deferred tax assets:
Net operating loss carryforward	$23,246,809	$18,454,164
Stock-based compensation	4,121,311	3,685,646
Stock Award Payable	--	40,792
Total deferred tax assets	27,368,120	22,180,602

Deferred tax liabilities:
Property and equipment	(673,241)	(421,025)

Less: valuation allowance	(26,694,879)	(21,759,577)
	$--	$--

In assessing the realization of deferred tax assets, management determines whether it is more likely than not some, or all, of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the carryforward period as well as the period in which those temporary differences become deductible.  Management considers the reversal of taxable temporary differences, projected taxable income and tax planning strategies in making this assessment.  Based upon historical losses and the possibility of continued losses over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deferred tax assets and thus recorded a valuation allowance against the entire deferred tax asset balance.  The valuation allowance increased by $4,935,303, $5,034,877, and $3,903,777 in the years ended December 31, 2014, 2013, and 2012, respectively.

At December 31, 2014, the Company had net operating loss carry-forwards of $62,196,737 for federal income tax purposes and $39,533,764 for state and local income tax purposes.  The federal net operating loss carry-forwards are available to be utilized against future taxable income through fiscal year 2034 and state loss carry-forwards expire from 2024 through 2034, subject to substantial restrictions on the utilization of net operating losses in the event of an “ownership change” as defined by the Internal Revenue Code.  Utilization of the Company’s federal and state net operating loss carry-forwards are subject to limitations as a result of these restrictions. No amounts were provided for unrecognized tax benefits attributable to uncertain tax positions as of December 31, 2014 and 2013. All tax years prior to 2011 are not subject to IRS and state tax authorities’ audit, except for examination of the net operating loss carryforward, which dates back to 2003.

A reconciliation of the differences between the effective and statutory income tax rates is as follows:

	December 31, 2014		December 31, 2013		December 31, 2012

Federal statutory rate	$(3,610,711)	35.0%	$(4,572,234)	35.0%	$(3,406,340)	35.0%
State income taxes – Idaho	(11,016)	0.1%	(14,264)	0.1%	(37,982)	0.4%
State income taxes - Utah	(239,093)	2.3%	(199,166)	1.5%	(227,169)	2.3%
State and local income taxes - NY	(46,372)	0.4%	(58,721)	0.5%	--	--
Change in valuation allowance	4,935,302	(47.8%)	5,034,877	(39.0% )	3,903,777	(40.1% )
Net nontaxable gain on derivative	(843,861)	8.2%	(290,623)	2.2%	(232,286)	2.4%
Miscellaneous	(184,249)	1.8%	100,131	(0.3% )	-	--

	$--	0%	$--	0%	$--	0%

NOTE 13 – RELATED PARTIES

David A. Taft, a director, is the president of IBS Capital LLC (“IBS”), a Massachusetts limited liability company, whose principal business is investing in securities. IBS is the general partner of the IBS Turnaround Fund (QP), which is a Massachusetts limited partnership, IBS Turnaround Fund (LP), which is a Massachusetts limited partnership and the IBS Opportunity Fund, Ltd.

Mr. Taft participated in the Series A PIK Note financing described in Note 8, with the following investments, which were utilized by the Company to fund its operations:

Investor	Investment	OID/Discount	Principal	Shares Issuable @0.92, excluding interest

IBS Turnaround Fund (A Limited Partnership)	531,960	$0.66	806,000	876,087

IBS Turnaround Fund QP (A Limited Partnership)	1,118,040	$0.66	1,694,000	1,841,304

IBS Opportunity Fund, Ltd.	350,000	$0.66	530,303	576,416
	$2,000,000		$3,030,303	3,293,807

Material Advisors LLC

On December 30, 2008, the Company entered into a Management Agreement with Material Advisors LLC, a management services company (“Manager”). The Management Agreement had a term ending on December 31, 2010 with automatic renewal for successive one-year periods unless either Manager or Company provided 90 days prior notice of cancellation to the other party or pursuant to the termination provisions of the Management Agreement. Under the Management Agreement, Manager would perform or engage others, including Andre Zeitoun, a principal of Manager, Chris Carney and Eric Basroon (“Management Personnel”), to perform senior management services including such services as are customarily provided by a chief executive officer but not (unless otherwise agreed) services customarily provided by a chief financial officer. Pursuant to the Management Agreement, Andre Zeitoun would serve as Company’s Chief Executive Officer and would be appointed as a member of the Company’s Board of Directors.

The services provided by Manager included, without limitation, consulting with the Board of Directors and the Company’s management on business and financial matters. Manager was paid an annual fee of $1,000,000 per year, payable in equal monthly installments of $83,333. Manager was solely responsible for the compensation of the Management Personnel, including Mr. Zeitoun and the Management Personnel was not entitled to any direct compensation or benefits from the Company (including, in the case of Mr. Zeitoun, for service on the Board). In January 2009, the Company granted Manager non-qualified stock options to purchase, for $0.70 per share, up to 6,583,277 shares of the Company’s stock. In February 2011, the Company’s Board of Directors extended the Management Agreement for one additional year, thus extending the termination date of the agreement to December 31, 2012. As part of the extension of the Management Agreement, the Company’s Board of Directors approved the issuance of 2,904,653 warrants to purchase shares of common stock of the Company at $0.83 per share. The warrants have a term of 5 years and vest equally on a monthly basis beginning January 2012. On January 2012, the Company’s Board of Directors unanimously agreed to pay a performance bonus of $750,000 to the Manager.

On November 20, 2012, it was decided that effective January 1, 2013 the Company would engage the three members of Material Advisors individually rather than through Material Advisors.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Contingencies

The Company was named as the defendant in a lawsuit filed on April 18, 2014 in state district court in Salt Lake City, Utah.  The plaintiff is Tekko Enterprises, Inc., which was hired in 2012 as project manager for the construction of a processing plant at the Company’s Dragon Mine property and terminated in 2013 before the completion of the plant.  The complaint seeks damages of $346,000, unpaid amounts that the plaintiff claims it is entitled to under the project management agreement and two purchase orders.  The Company intends to vigorously defend against the claims and to counterclaim.

In accordance with ASC Topic 450, when applicable, we record accruals for contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. In addition to the matter described above, we may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, could have a material adverse effect on our financial condition, cash flows or results of operations.

Office Lease

The Company extended their lease agreement for office space through December 31, 2015 at a monthly rent of $12,691 and intends to extend it further for an additional year through 2016 for an aggregate commitment of approximately $309,871 at December 31, 2014, payable over the next two years.

Note 15A - FINANCIAL INFORMATION BY QUARTER (UNAUDITED)

2014 For Quarter Ended	December 31	September 30	June 30	March 31
Revenue	$119,533	$55,681	$47,993	$11,014
Operating loss	$(3,147,929)	$(2,389,291)	$(2,712,065)	$(2,552,293)
Net loss	$(4,346,638)	$(2,576,750)	$(3,035,704)	$(357,225)
Loss Per Share (Basic and Diluted)	$(0.05)	$(0.03)	$(0.03)	$(0.00)

2013 For Quarter Ended	December 31	September 30	June 30	March 31
Revenue	$10,088	$6,773	$12,878	$25,086
Operating loss	$(3,795,077)	$(3,250,990)	$(2,774,969)	$(3,582,514)
Net loss	$(3,510,651)	$(3,869,099)	$(2,604,885)	$(3,078,891)
Loss Per Share (Basic and Diluted)	$(0.04)	$(0.04)	$(0.03)	$(0.03)

FIRST QUARTER 2015 REPORT FINANCIAL STATEMENTS

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014

ASSETS
Current Assets
Cash and cash equivalents	$7,731,293	$10,701,666
Accounts receivable	144,270	112,831
Deposits and prepaid expenses	252,510	289,644
Total Current Assets	8,128,073	11,104,141

Property and Equipment, net	6,729,652	7,055,874

Other Assets
Deferred Financing Costs	26,875	28,750
Deposits	268,992	268,937
Total Other Assets	295,867	297,687

TOTAL ASSETS	$15,153,592	$18,457,702

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$2,491,508	$2,608,364
Current portion of notes payable	142,417	246,894
Total Current Liabilities	2,633,925	2,855,258

Long-Term Liabilities
Long-term portion of notes payable	50,064	59,145
PIK notes payable, net of $18,195,280 and $18,400,297 debt discount, respectively	13,808,269	13,024,439
PIK Note derivatives	10,154,753	10,035,625
Total Long-Term Liabilities	24,013,086	23,119,209

Total Liabilities	26,647,011	25,974,467

Commitments and Contingencies (Note 10)

Stockholders’ Deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding
Common stock, $0.001 par value, 200,000,000 shares authorized, 95,450,047 and 95,054,552 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	95,450	95,055
Additional paid-in capital	64,743,885	64,526,469
Accumulated deficit prior to the exploration stage	(20,009,496)	(20,009,496)
Accumulated deficit during the exploration stage	(56,323,258)	(52,128,793)
Total Stockholders’ Deficit	(11,493,419)	(7,516,765)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$15,153,592	$18,457,702

 The accompanying notes are an integral part of these condensed consolidated financial statements

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months ended
	March 31,
	2015	2014

REVENUES	$162,747	$11,014

OPERATING EXPENSES:
Production costs	2,235	3,749
Exploration costs	1,327,281	1,197,156
General and administrative	1,182,309	1,254,016
Depreciation expense	326,222	108,386
Total Operating Expenses	2,838,047	2,563,307

Operating Loss	(2,675,300)	(2,552,293)

OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(1,028,627)	(300,167)
Gain on revaluation of warrant derivative	--	725,000
Gain on revaluation of stock awards	--	38,000
(Loss) gain on revaluation of PIK Note derivative	(92,741)	1,792,500
Other expense	(397,797)	(60,265)
Total Other Income (Expense)	(1,519,165)	2,195,068

Net loss	(4,194,465)	(357,225)

Net Loss Per Share (Basic and Diluted)	$(0.04)	$-0-

Weighted Average Shares Outstanding (Basic and Diluted)	95,107,112	94,692,696

The accompanying notes are an integral part of these condensed consolidated financial statements

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

				Accumulated	Accumulated
	Common Stock			Deficit	Deficit	Total
			Additional	Prior to	During	Stock-
			Paid-In	Exploration	Exploration	holders’
	Shares	Amount	Capital	Stage	Stage	Equity

Balance, December 31, 2014	95,054,552	$95,055	$64,526,469	$(20,009,496)	$(52,128,793)	$(7,516,765)

Shares issued for directors fees and other services	145,495	145	117,728	--	--	117,873

Stock-based compensation expense for consultants and directors	250,000	250	99,688	--	--	99,938

Net Loss	--	--	--	--	(4,194,465)	(4,194,465)

Balance, March 31, 2015	95,450,047	$95,450	$64,743,885	$(20,009,496)	$(56,323,258)	$(11,493,419)

The accompanying notes are an integral part of these condensed consolidated financial statements

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months ended
	March 31,
	2015	2014

Cash Flows From Operating Activities:
Net loss	$(4,194,465)	$(357,225)
Adjustments to reconcile net loss to net cash used in operations
Depreciation	326,222	108,386
Amortization of discount – PIK Notes	231,404	26,331
Amortization of deferred financing costs	1,875	--
Issuance of PIK Notes in payment of interest	578,813	525,000
Stock issued for director fees and other services	117,873	110,914
Stock-based compensation expense for consultants and directors	99,938	214,850
Gain on revaluation of stock warrant derivative	--	(725,000)
(Gain) loss on revaluation of PIK Note derivative	92,741	(1,792,500)
Gain on revaluation of stock awards	--	(38,000)
Change in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(31,439)	(5,188)
Deposits and prepaids	37,079	85,196
Increase (Decrease) in:
Accounts payable and accrued liabilities	(116,856)	(528,614)
Net cash used in operating activities	(2,856,815)	(2,375,850)

Cash Flows From Investing Activities:
Purchases of property and equipment	--	(18,539)
Construction-in-progress	--	(297,169)
Net cash used in investing activities	--	(315,708)

Cash Flows From Financing Activities:
Payments on notes payable	(113,558)	(122,898)
Net cash used in financing activities	(113,558)	(122,898)

Net change in cash and cash equivalents	(2,970,373)	(2,814,456)

Cash and cash equivalents at beginning of period	10,701,666	8,685,552

Cash and cash equivalents at end of period	$7,731,293	$5,871,096

The accompanying notes are an integral part of these condensed consolidated financial statements

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months ended
	March 31,
	2015	2014

Cash Paid For:
Interest	$4,198	$3,745
Income Taxes	$--	$1,403

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Reclassification of construction in progress to buildings	$--	$2,405,648
Reclassification of construction in progress to milling equipment	$--	$1,857,727
Reclassification of construction in progress to lab equipment	$--	$96,077
Construction-in-progress in accounts payable	$--	$120,000

The accompanying notes are an integral part of these condensed consolidated financial statements

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

Notes to the Condensed Consolidated Financial Statements

NOTE 1 – BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited, condensed, consolidated financial statements contain all adjustments necessary to present fairly the financial position of Applied Minerals, Inc. ("Applied Minerals" or "the Company" or "we") and its results of operations and cash flows for the interim periods presented. Such financial statements have been condensed in accordance with the applicable regulations of the Securities and Exchange Commission and, therefore, do not include all disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2014, included in the Company's Annual Report filed on Form 10-K for such year. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for the entire year.

NOTE 2 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Applied Minerals, Inc. (the “Company”) is the owner of the Dragon Mine located in the Tintic Mining District of the State of Utah from where it produces halloysite clay and iron oxide. The Company is currently in various phases of commercial scale trials with several organizations in various markets with respect to uses of its products.

Applied Minerals is a publicly traded company incorporated in the state of Delaware. The common stock trades on the OTC Bulletin Board under the symbol AMNL.

NOTE 3 – LIQUIDITY

The Company has a history of recurring losses from operations and use of cash in operating activities. For the three months ended March 31, 2015, the Company's net loss was $4,194,465 and cash used in operating activities was $2,856,815. As of March 31, 2015, the Company had working capital of $5,494,148, which will not be sufficient to support its current operations for the next twelve months based on its business plan without obtaining additional financing. Collectively, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Besides continuing its strategic business plan on generating revenue, the Company intends to explore various strategic alternatives, including the sale of equity, debt or the disposal of certain non-core assets to raise additional capital. ln November 2014, the Company raised $12.5 million in capital financing through the issuance of convertible PIK Notes. During 2013, the Company raised gross proceeds of $16,060,000 pursuant to the sale of common stock and issuance of convertible PIK Notes. Management can also take steps to reduce the Company's future operating expenses as needed. However, the Company cannot provide any assurance that it will be able to raise additional capital as needed.  The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 4– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exploration-Stage Company

Effective January 1, 2009, due to the shutdown of our contract mining business, we were, and still are, classified as an exploration company as the existence of proven or probable reserves has not been demonstrated and no significant revenue has been earned from the mine. Under the SEC’s Industry Guide 7, a mining company is considered an exploration stage company until it has declared mineral reserves determined in accordance with the guide and staff interpretations thereof.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Applied Minerals, Inc. and its inactive subsidiary in northern Idaho.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. In these condensed consolidated financial statements, the warrant and PIK note derivative liability, stock compensation and impairment of long-lived assets involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with a term of three months or less. The Company minimizes its credit risk by investing its cash and cash equivalents, which sometimes exceeds FDIC limits, with major financial institutions located in the United States with a high credit rating.

Receivables

Trade receivables are reported at outstanding principal amounts, net of an allowance for doubtful accounts. Management evaluates the collectability of receivable account balances to determine the allowance, if any. Management considers the other party’s credit risk and financial condition, as well as current and projected economic and market conditions, in determining the amount of the allowance. Receivable balances are written off when management determines that the balance is uncollectable.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets, or the life of the lease, whichever is shorter, as follows:

Estimated Useful Life (years)
Building and Building Improvements	5 – 40
Mining equipment	2 – 7
Office and shop furniture and equipment	3 – 7
Vehicles	5

During the fourth quarter of 2014, the Company started using a five-year depreciation schedule with respect to its new processing plant that was commissioned in 2014.  The five-year depreciation schedule is a change from the 40 years utilized for the building and 7 years utilized for the equipment relating to the new processing plant in the quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2014.  This change in useful life resulted in $587,427 of additional depreciation expense, which was recorded during the fourth quarter of 2014.  The impact of the change in the depreciation schedule would not have had a material impact on the consolidated financial statements for the three quarters previously reported on Form 10-Q.

Depreciation expense for the three months ended March 31, 2015 and 2014 totaled $326,222 and $108,386, respectively. The Company currently does not capitalize any amounts related to proven or probable reserves and therefore does not have any depletion expense.

Fair Value

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

●	Level 1 – Quoted prices in active markets for identical assets and liabilities;

●	Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and

●	Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Liabilities measured at fair value on a recurring basis are summarized as follows:

	Fair value measurement using inputs			Carrying amount
	Level 1	Level 2	Level 3	March 31, 2015	December 31, 2014 (a)

Financial instruments:
Series 2023 PIK Note Derivative			$554,128	$554,128	$478,149
Series A PIK Note Derivative			$9,600,625	$9,600,625	$9,557,476

The following table summarizes the activity for financial instruments at fair value using Level 3 inputs:

Balance at December 31, 2014	$10,035,625
Issuance of additional Series 2023 PIK Note	26,387
Net unrealized loss	92,741

Balance at March 31, 2015	$10,154,753

(a)

In the course of preparing its financial statements for the year ended December 31, 2014, the Company reclassified the Series 2023 PIK note derivative to Level 3 fair value hierarchy to match with the Series A PIK note derivative since it based off of a similar model.

The recorded value of certain financial assets and liabilities, which consist primarily of cash and cash equivalents, receivables, other current assets, and accounts payable and accrued expenses approximates the fair value at March 31, 2015 and December 31, 2014 based upon the short-term nature of the assets and liabilities. Based on borrowing rates currently available to the Company for loans with similar terms, and the remaining short term period outstanding, the carrying value of notes payable other than PIK notes materially approximates fair value. Estimated fair value of the PIK Notes Payable approximate $27,870,828 and $27,488,811, respectively, at March 31, 2015 and December 31, 2014.

For the Company's warrant and PIK note derivative liabilities, Level 3 fair value hierarchy was estimated using a Monte Carlo Model using the following assumptions:

Series 2023 PIK Note derivative liability	Fair Value Measurements
	Using Inputs
	March 31, 2015	December 31, 2014

Market price and estimated fair value of stock	$0.70	$0.73
Exercise price	$1.36	$1.36
Term (years)	8.33	8.58
Dividend yield	$--	$--
Expected volatility	60.9%	52.0%
Risk-free interest rate	1.81%	2.08%

Series A PIK Note derivative liability	Fair Value Measurements
	Using Inputs
	March 31, 2015	December 31, 2014

Market price and estimated fair value of stock	$0.70	$0.73
Exercise price	$0.92	$0.92
Term (years)	3.58	3.83
Dividend yield	$--	$--
Expected volatility	60.9%	52.0%
Risk-free interest rate	1.81%	2.08%

Impairment of Long-lived Assets

The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustment to such carrying amounts. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset to its carrying amount.

If this comparison indicates impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable. Considerable management judgment is necessary to estimate the fair value of assets. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value, less cost to sell.

Revenue Recognition

Revenue includes sales of halloysite clay and, commencing in June 2013, iron oxide, and is recognized when title passes to the buyer and when collectability is reasonably assured. Title passes to the buyer based on terms of the sales contract. Product pricing is determined based on related contractual arrangements with the Company’s customers.

Mining Exploration and Development Costs

Land and mining property are carried at cost. The Company expenses prospecting and mining exploration costs. At the point when a property is determined to have proven and probable reserves, subsequent development costs will be capitalized and will be charged to operations using the units-of-production method over proven and probable reserves. Upon abandonment or sale of a mineral property, all capitalized costs relating to the specific property are written off in the period abandoned or sold and a gain or loss is recognized.

Income taxes

The Company uses an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carry forwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized.

The Company is subject to U.S. federal income tax as well as income tax of certain state jurisdictions. Federal income tax returns subsequent to 2009 are subject to examination by major tax jurisdictions. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company follows the provision of ASC Topic 740-10, “Income Taxes”, relating to recognition thresholds and measurement attributes for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and requires increased disclosures. This guidance provides that the tax effects from an uncertain tax position can be recognized in our financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. As of March 31, 2015, no amounts are included in the financial statements for unrecognized tax benefits.

Stock Options and Warrants

The Company follows ASC 718 (Stock Compensation) and 505-50 (Equity-Based Payments to Non-employees), which provide guidance in accounting for share-based awards exchanged for services rendered and requires companies to expense the estimated fair value of these awards over the requisite service period.

Per share data

Loss per share for the three months ended March 31, 2015 and 2014, respectively, is calculated based on 95,107,112 and 94,692,696 weighted average outstanding shares of common stock.

At March 31, 2015 and 2014, respectively, the Company had outstanding options and warrants to purchase 18,626,046 and 22,083,046 shares of Company common stock, and had notes payable which were convertible into 30,086,390 and 8,106,618 shares, respectively, of the Company common stock, none of which were included in the diluted computation as their effect would be anti-dilutive.

Environmental Matters

Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate.  Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed.  Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs.  These amounts also reflect prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by The Environmental Protection Agency or other organizations.  Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.  Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and reports an asset separately from the associated liability.

Based upon management’s current assessment of its environmental responsibilities, it does not believe that any reclamation or remediation liability exists at March 31, 2015.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers. The amendments in ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in Topic 605 Revenue Recognition, and most industry-specific guidance, and creates a Topic 606 Revenue from Contracts with Customers.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. In April 2015, the FASB proposed a deferral of the effective date of this ASU by one year, but permits entities to adopt one year earlier if they choose. The proposal to defer the effective date is currently not approved.The Company is currently evaluating these new requirements to determine the method of implementation and any resulting estimated effects on the consolidated financial statements.

In April 2015, the FASB issued an ASU which requires that debt issuance costs be presented in the balance sheet as a direct reduction to the carrying amount of the associated debt liability, consistent with debt discounts. Currently debt issuance costs are recognized as an asset. The ASU is effective for the Company in the first quarter of 2016 and is required to be applied retrospectively. Early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position, and cash flows.

NOTE 5 - INCOME TAX

Income tax provisions or benefits for interim periods are computed based on the Company's estimated annual effective tax rate. Based on the Company's historical losses and its expectation of the continuation of losses for the foreseeable future, the Company has determined that it is more likely than not that deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance as of March 31, 2015 and December 31, 2014.

NOTE 6 - NOTES PAYABLE

Notes payable at March 31, 2015 and December 31, 2014 consist of the following:

	March 31,	December 31,
	2015	2014

Note payable for mining equipment, payable $1,339 monthly, including interest (a)	$52,414	$55,720
Note payable for mining equipment, payable $950 monthly, including interest (b)	11,579	14,057
Note payable for mining equipment, payable $6,060 monthly, including interest (c)	--	6,033
Note payable for lab equipment, payable $9,122 monthly, including interest (d)	----	18,246
Note payable for mine site vehicle, payable $628 monthly (e)	18,851	20,736
Note payable to an insurance company, payable $21,531monthly, including interest (f)	85,422	149,036
Note payable to an insurance company, payable $6,094 monthly, including interest (g)	24,215	42,211
	192,481	306,039
Less: Current Portion	(142,417)	(246,894)
Notes Payable, Long-Term Portion	$50,064	$59,145

(a)

On October 31,2014, the Company purchased mining equipment for $57,900 by issuing a note with an interest rate of 5.2%. The note is collateralized by the mining equipment with payments of $1,339 for 48 months, which started on November 30,2014.

(b)

On April 17, 2012, the Company purchased mining equipment for $40,565 by issuing a note with an effective interest rate of 11.279%. The note is collateralized by the mining equipment with payments of $950 for 48 months, which started on May 1, 2012.

(c)

On July 23, 2012, the Company purchased mining equipment for $169,500 by issuing a note with an interest rate of 5.5%. The note is collateralized by the mining equipment with payments of $6,060 for 30 months, which started on August 25, 2012.

(d)

On April 16, 2014, the Company purchased lab equipment for $109,493 by depositing and issuing a non-interest bearing note in the amount of $91,229. The note is collateralized by the lab equipment with payments of $9,122 for ten months, which started in May 2014.

(e)

On September 20, 2012, the Company purchased a vehicle for the mine site for $37,701 by issuing a non-interest bearing note. The note is collateralized by the vehicle with payments of $628 for 60 months, which started on October 20, 2012.

(f)

The Company signed a note payable with an insurance company dated October 31, 2014 for directors’ and officers’ insurance, due in monthly installments, including interest at 3.15%. The note will mature on July 2015.

(g)	The Company signed a note payable with an insurance company dated October 31, 2014 for liability insurance, due in monthly installments, including interest at 3.15%. The note will mature on July 2015.

The following is a schedule of the principal maturities on these notes for the next four years:

April 2015 – March 2016	$142,417
April 2016 – March 2017	21,929
April 2017 – March 2018	18,925
April 2018 – March 2019	9,210
Total Notes Payable	$192,481

During the three months ended March 31, 2015 and 2014, the Company's interest payments totaled $4,178 and $3,745, respectively.

NOTE 7 – CONVERTIBLE DEBT (PIK NOTES)

The Company raised $23 million of financing through the issuance of two series of Paid-In-Kind (“PIK”)-Election Convertible Notes in 2013 and 2014, with key terms highlighted in the table below:

Key Terms	Series 2023 Notes	Series A Notes
Issuance Date	August 5, 2013	November 3, 2014
Cash Received	$10,500,000	$12,500,000
Principal (Initial Liability)	$10,500,000	$19,848,486
Original Issue Discount (OID)	N/A	$7,348,486
Maturity (Term)	10 years, but convertible after 1 year based on the market price of the Company’s stock

4 years, but may range between 2 years to the full maturity of the Series 2023 Notes, depending on whether a Specified Event occurs and/or an Extension Option is elected (see below for further details)

Exercise Price	$1.40 at inception, adjusted downward based on antidilution provisions/downround protection	$0.92 at inception, adjusted downward based on antidilution provisions; also may be reduced by $0.10 if Extension Option is elected (see below)
Stated Interest	10% per annum, due semiannually	10% per annum, due semiannually, may be reduced to 1% if Specified Event (see below) occurs
Derivative Liability	$2,055,000 established at inception due to existence of antidilution provisions; revalued every quarter using Monte Carlo model	$9,212,285 established at inception due to existence of antidilution provisions; revalued every quarter using Monte Carlo model

As of 03/31/2015, the liability components of the PIK Notes on the Company’s balance sheet are listed in the following table:

(in $$)	Series 2023 Notes	Series A Notes	Total
PIK Note Payable, Gross	12,155,063	19,848,486	32,003,549
Less: Discount	(1,944,922)	(16,250,358)	(18,195,280)
PIK Note Payable, Net	10,210,141	3,598,128	13,808,269

PIK Note Derivative Liability	554,128	9,600,625	10,154,753

As of 12/31/2014, the liability components of the PIK Notes on the Company’s balance sheet are listed in the following table:

(in $$)	Series 2023 Notes	Series A Notes	Total
PIK Note Payable, Gross	11,576,250	19,848,486	31,424,736
Less: Discount	(1,949,555)	(16,450,742)	(18,400,297)
PIK Note Payable, Net	9,626,695	3,397,744	13,024,439

PIK Note Derivative Liability	478,149	9,557,476	10,035,625

Series A Notes

On November 3, 2014 (“Issue Date”), the Company issued, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash and the cancellation of previously-issued warrants held by one investor.

Below are key terms of the Series A Notes:

o

Maturity- November 3, 2018, provided that the Stated Maturity Date may be extended to November 3, 2019 at the option of the Company (the “Extension Option”) if (i) the Company has delivered written notice of its exercise of the Extension Option to the Holder not more than ninety (90) nor less than thirty (30) days prior to November 3, 2018 and (ii) the Company has delivered a certificate, dated as of November 3, 2018, certifying that no Default or Event of Default has occurred and is continuing; provided, further that the Stated Maturity Date shall be extended to the maturity date of the Series 2023 Notes or any Replacement Financing, as applicable, upon the occurrence of a Specified Event (“Specified Extension”).

o

Exercise Price- initially $0.92 per share and will be (i) adjusted from time to time pursuant antidilution provisions and (ii) reduced by $0.10 per share if the Company elects to exercise its Extension Option.

o

Stated Interest: 10% payable semiannually in arrears, provided that the interest rate shall be reduced to 1% per annum on the principal amount of the Note upon the occurrence of the Specified Event, as defined below.

o

Specified Event- means the event that may occur after the second anniversary of the Issuer Date if: (i) any amounts under the Series 2023 Notes or any Replacement Financing are outstanding, (ii) the VWAP for the preceding 30 consecutive Trading Days as determined by the Board of Directors of the Issuer in good faith is in excess of the Exercise Price, (iii) the closing Market Price of the Common Stock is in excess of the Exercise Price on the date immediately preceding the date on which the Specified Event occurs, (iv) no Default or Event of Default has occurred and is continuing and (v) the Issuer has delivered a certificate to each holder of Series A Notes certifying that the conditions set forth in clauses (i) through (iv) above have been met.

o

Extension Option- If stock price is lower than current exercise price ($0.92) prior to the stated maturity (November 3, 2018), then the Company can elect an Extension Option, whereby the maturity is extended by one year (see Maturity definition), but with a reduction in exercise price by $0.10.

o

Liquidated Damages- The company is required to pay the noteholders 1% of the principal amount of the Series A Notes if a Registration statement is not filed and effective within 90 days of the inception date (and further damages for every 30 days thereafter). The Company has accrued $595,455 as Other Expense as of March 31, 2015 due to a delay in such filing.

o

The number of shares issuable under the Notes may be affected by the antidilution provisions of the Notes. The antidilution provisions adjust the Exercise Price of the Notes in the event of stock dividends and splits, issuance below the market price of the Common Stock, issuances below the conversion price of the Notes, pro rata distribution of assets, rights plans, tender offers, and exchange offers.

These Series A Notes were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. In addition to the customary antidilution provisions the notes contain a down-round provision whereby the conversion price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued for cash consideration (e.g. a capital raise) at a price less than the conversion price. Therefore, the estimated fair value of the conversion feature of $9,212,285 (based on observable inputs using a Monte Carlo model) was bifurcated from the Series A Notes and accounted for as a separate derivative liability, which resulted in a corresponding amount of debt discount on the Series A Notes. In addition, an additional debt discount of $7,348,486 was recorded as a result of the difference between the $12,500,000 of cash received and the $19,848,486 of principal on the Series A Notes. This combined debt discount of $16,560,771 is being amortized using the effective interest method over the 4-year term of the Notes as Interest Expense, while the PIK Note Derivative is carried at fair value (using a Monte Carlo model) until the Notes are converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At March 31, 2015, the fair value of the Series A PIK Note Derivative was estimated to be $9,600,625. In addition, the Company amortized $200,384 of debt discount relating to the Series A PIK Notes Payable, increasing the Series A PIK Notes Payable carrying value to $3,598,128 as of March 31, 2015.

Series 2023 Notes

In August 2013, the Company received $10,500,000 of financing through the private placement of 10% mandatory convertible Notes due 2023 ("Series 2023 Notes"). The principal amount of the Notes is due on maturity.  The Company can elect to pay semi-annual interest on the Series 2023 Notes with additional PIK Notes containing the same terms as the Series 2023 Notes, except interest will accrue from issuance of such notes. The Company can also elect to pay interest in cash. In February 2014, August 2014, and February 2015 the Company issued $525,000, $551,250, and $578,813, respectively, in additional PIK Notes to the holders to pay the semi-annual interest.

The Series 2023 Notes originally converted into the Company’s common stock at a conversion price of $1.40 per share, which is subject to anti-dilution adjustments; these antidilution adjustments reduced the conversion price to $1.36 after the issuance of the Series A Notes. As of issuance, principal amount of the Series 2023 Notes were convertible into 7,500,000 shares of the common stock and into 7,720,588 shares after the issuance of the Series A Notes. The holders may convert the Series 2023 Notes at any time.  The Series 2023 Notes are mandatorily convertible after one year when the weighted average trading price of a share of the common stock for the preceding ten trading days is in excess of the conversion price.  The Series 2023 Notes contain customary representations and warranties and several covenants. The proceeds are being used for general corporate purposes. No broker was used and no commission was paid in connection with the sale of the Series 2023 Notes. As of March 31, 2015, the Company was in compliance with the covenants.

These Series 2023 Notes were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. In addition to the customary anti-dilution provisions the notes contain a down-round provision whereby the conversion price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued for cash consideration (e.g. a capital raise) at a price less than the conversion price. Therefore, the estimated fair value of the conversion feature of $2,055,000 (based on observable inputs using a Monte Carlo model) was bifurcated from the Series 2023 Notes and accounted for as a separate derivative liability, which resulted in a corresponding amount of debt discount on the Series 2023 Notes. The debt discount is being amortized using the effective interest method over the 10-year term of the Series 2023 Notes as Interest Expense, while the PIK Note Derivative is carried at fair value (using a Monte Carlo model) until the Series 2023 Notes are converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At March 31, 2015, the fair value of the PIK Note Derivative was estimated to be $554,128, which includes the value of the additional PIK Notes issued in February 2014, August 2014, and February 2015, for the semi-annual interest payments due. Total gain from the revaluation of the original PIK Notes derivative was $49,593 for the first quarter of 2015. In addition, during the first quarter of 2015, the Company recorded $26,387 of additional debt discount from the February 2015 issuance, and also amortized $31,020 of debt discount relating to the Series 2023 PIK Notes Payable, resulting in a total debt discount of $1,944,922 as of March 31, 2015, and increasing the Series 2023 PIK Notes Payable carrying value to $10,210,141 as of March 31, 2015.

NOTE 8 - STOCKHOLDERS' EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of noncumulative, non-voting, nonconvertible preferred stock, $0.001 par value per share. At March 31, 2015 and December 31, 2014, no shares of preferred stock were outstanding.

Common Stock

On November 20, 2012, stockholders of the Company approved to increase the authorized shares of common stock from 120,000,000 to 200,000,000 shares, $0.001 par value per share. At March 31, 2015 and December 31, 2014, 95,450,047 and 95,054,552 shares were issued and outstanding, respectively.

During the three months ended March 31, 2015, the Company issued a total of 145,495 shares of common stock valued at $107,251 to directors and consultants as payments of fees.

During the three months ended March 31, 2015, the Company issued a total of 250,000 shares of restricted stock valued at $165,000 to directors as part of the annual grant process. These shares vest 50% at the first anniversary of the grant date and 50% at the second anniversary of the grant date and will not be counted in the basic earnings per share calculation until they vest.

NOTE 9 - OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK

Derivative Instruments - Warrants

The Company issued 5,000,000 warrants (“Samlyn warrants”) in connection with the December 22, 2011 private placement of 10,000,000 shares of common stock. The strike price of these warrants was $2.00 per share at the date of grant. These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. In addition to the customary antidilution provisions the notes contained a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of the Company's common stock or securities exercisable, convertible or exchangeable for the Company's common stock were issued at a price less than the exercise price. Therefore, the fair value of these warrants (based on observable inputs using a Monte Carlo model) was recorded as a liability in the balance sheet until they are exercised or expire or are otherwise extinguished. During the first quarter of 2013, the Company issued 3,756,757 shares of its common stock for gross proceeds of $5,560,000, which triggered a down-round adjustment of $0.03 from $2.00 to $1.97 in the strike price of the Samlyn warrants at that time. As discussed in Note 7, during August 2013, the Company issued $10,500,000 of 10% mandatorily convertible Series 2023 PIK Notes in a private placement, which triggered a down-round adjustment of $0.04 from $1.97 to $1.93 in the strike price of the Samlyn warrants.

On November 3, 2014, the Company cancelled the warrant arrangement, resulting in the fair value of the warrant at such date of $120,000 being credited to equity. During the three months ended March 31, 2014, the Company recognized $114,000 of Other Income (Expense) resulting from the changes in the fair value of the warrant liability.

Outstanding Stock Warrants

A summary of the status of the warrants outstanding and exercisable at March 31, 2015 is presented below:

	Warrants Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$0.75	139,340	0.50	$0.75
$0.78	213,402	0.84	$0.78
$0.80	124,481	0.75	$0.80
$1.00	180,000	0.56	$1.00
$1.15	461,340	6.08	$1.15
$2.00	54,367	1.34	$2.00
	1,172,930	2.83	$1.01

No warrants were issued during 2014 or the first quarter of 2015. The intrinsic value of the outstanding warrants at March 31, 2014 was $0.

Outstanding Stock Options

On November 20, 2012, the shareholders of the Company approved the adoption of the Applied Minerals, Inc. 2012 Long-Term Incentive Plan (“LTIP”) and the Short-Term Incentive Plan (“STIP”) and the performance criteria used in setting performance goals for awards intended to be performance-based. Under the LTIP, 8,900,000 shares are authorized for issuance. The STIP does not refer to a particular number of shares under the LTIP, but would use the shares authorized in the LTIP for issuance under the STIP. The CEO, the CFO, and named executive officers, and directors, among others are eligible to participate in the LTIP and STIP. Prior to the adoption of the LTIP and STIP, stock options were granted under individual arrangements between the Company and the grantees, and approved by the Board of Directors.

The fair value of each of the Company's stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility is based on an average of historical volatility of the Company's common stock. The risk-free interest rate for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury Bond on the date the award is granted with a maturity equal to the expected term of the award.

The significant assumptions relating to the valuation of the Company's options issued for the three months ended March 31, 2015 and 2014 were as follows on a weighted average basis:

	2015	2014
Dividend Yield	0%	0%
Expected Life (years)	5.6	5.2
Expected Volatility	51%	58%
Risk Free Interest Rate	1.47%	1.60%

A summary of the status and changes of the options granted under stock option plans and other agreements for the first quarter of 2015 is as follows:

	March 31, 2015
	Shares	Weighted Average Exercise Price

Outstanding at beginning of period	17,053,116	$1.02
Issued	400,000	0.68
Exercised	--	--
Forfeited	--	--
Outstanding at end of period	17,453,116	$1.01

During the three months ended March 31, 2015, the Company granted 400,000 options to purchase the Company’s common stock with a weighted average exercise price of $0.67 and the following vesting schedule.

Vesting Information
Shares	Frequency	Begin Date	End Date
200,000	Quarterly	03/31/2015	12/31/2015
200,000	Annually	02/05/2016	02/05/2018

 A summary of the status of the options outstanding at March 31, 2015 is presented below:

Options Outstanding			Options Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

200,000	9.88	$0.66	50,000	$0.66
200,000	9.88	$0.68	--	$0.68
7,358,277	3.69	$0.70	7,358,277	$0.70
3,405,134	6.44	$0.83	3,405,134	$0.83
975,000	9.20	$0.84	541,667	$0.84
60,000	1.25	$1.00	60,000	$1.00
300,000	8.39	$1.10	100,000	$1.10
300,000	8.24	$1.15	158,333	$1.15
100,000	2.84	$1.24	100,000	$1.24
115,000	5.99	$1.35	115,000	$1.35
125,000	2.84	$1.45	125,000	$1.45
330,000	6.70	$1.55	321,667	$1.55
7,645	2.84	$1.58	7,645	$1.58
3,077,060	7.65	$1.66	3,077,060	$1.66
900,000	6.39	$1.90	900,000	$1.90
17,453,116	5.72	$1.01	16,319,783	$1.02

The weighted-average grant-date fair value of options granted during the first quarter of 2015 was $0.31.

Compensation expense of $99,938 and $214,850 has been recognized for the vested options for the three months ended March 31, 2015 and 2014, respectively. The aggregate intrinsic value of the outstanding options at March 31, 2015 was $12,000. At March 31, 2015, $499,908 of unamortized compensation expense for unvested options is expected to be recognized over the next 1.77 years on a weighted average basis.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Commitments

The following table summarizes our contractual obligations as of March 31, 2015 that require us to make future cash payments:

	Payment due by period
	Total	< 1 year	1 - 3 years
Contractual Obligations:
Rent obligations	$271,796	$153,615	$118,181
Total	$271,796	$153,615	$118,181

Contingencies

The Company was named as the defendant in a lawsuit filed on April 18, 2014 in state District court in Salt Lake City, Utah.  The plaintiff is Tekko Enterprises, Inc., which was hired in 2012 as project manager for the construction of a processing plant at the Company’s Dragon Mine property and terminated in 2013 before the completion of the plant.  The complaint seeks damages of $346,000, unpaid amounts that the plaintiff claims it is entitled to under the project management agreement and two purchase orders.  The Company intends to vigorously defend against the claims and to counterclaim.

In accordance with ASC Topic 450, when applicable, we record accruals for contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. In addition to the matters described herein, we may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, could have a material adverse effect on our financial condition, cash flows or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the years ended December 31, 2014 and 2013, there were no disagreements with our independent registered public accounting firms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.              OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered.  All such expenses are estimated except for the SEC registration fee.

Registration Fee – Securities and Exchange Commission	$3,567
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	-0-
Miscellaneous	2,000
TOTAL	$15,567

ITEM 14.              INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (iii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the indemnification rights conferred in the Bylaws are not exclusive.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we expect to obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

ITEM 15.              RECENT SALES OF UNREGISTERED SECURITIES.

1.  Offerings to investors for cash to raise working capital.

No underwriter or placement agent was used and no underwriting, placement agent fee or commission was paid. All of the issuances described in this section were exempt from registration pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering. The sales were separate transactions and were not part of a continuous offering.  With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on our behalf; the number of purchasers was limited; the securities sold are subject to transfer restrictions; each purchaser was an accredited investor and sophisticated; each purchaser had access to the Company’s public filings and could ask questions of management; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

(a)   August 2, 2013.  Private placement of  $10,500,000 of 10% PIK–Election Convertible Notes due 2023 (“2023 Notes”).  The purchasers were one investment fund of a family office ($4 million), an investment fund and two related family funds ($2.5 million) and an investment fund ($4 million).

The 2023 Notes bear interest at the rate of 10% per annum, payable (including by issuance of additional October 2010 Notes) semi-annually in arrears on February1 and August 1 with payments commencing on February 1, 2014. The 2023 Notes were convertible at the option of the noteholder at any time. The 2023 Notes were mandatorily convertible on the earliest date that is one year after the Issue Date when each of the following conditions have been satisfied:  (i) the average closing bid price or market price of Company common stock for the preceding 5 trading days is above the Strike Price (as defined below), and (iii) a registration statement is effective and available for resale of all of the converted shares or the noteholder may sell such shares under Rule 144 under the Securities Act.

The number of shares issued on conversion of the 2023 Notes was derived by dividing the principal and accrued interest on the 2023 Notes by $1.40 (the “Strike Price”). The Strike Price was subject to adjustment in the event of a dividend or distribution on Company’s common stock in shares of common stock, subdivision or combination of Company outstanding common stock, or reclassification of Company’s outstanding common stock.  After issuance of the Series A Notes, the 2023 Notes currently have an exercise price of $1.34 per share. The note holders may accelerate the entire amount due under the 2023 Notes upon the occurrence of certain events of default.

(b) November 3, 2014.

On November 3, 2014 (“Issue Date”), the Company issued, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash and the cancellation of warrants held by one investor.

Maturity Date of the Series A Notes.

“Stated Maturity Date” means November 3, 2018, provided that the Stated Maturity Date may be extended to November 3, 2019 at the option of the Company (the “Extension Option”) if (i) the Company has delivered written notice of its exercise of the Extension Option to the Holder not more than ninety (90) nor less than thirty (30) days prior to November 3, 2018 and (ii) the Company has delivered a certificate, dated as of November 3, 2018, certifying that no Default or Event of Default has occurred and is continuing; provided, further that the Stated Maturity Date shall be extended to the maturity date of the Series 2023 Notes or any Replacement Financing, as applicable, upon the occurrence of a Specified Event (“Specified Extension”).

Interest in the Series A Notes.

The Company will pay in kind interest for each interest period on the Note by adding the full amount of interest due on each interest payment date to the principal amount of the Note on each interest payment date, unless it elects to pay interest entirely in cash.

The principal amount of the Series A Notes bears interest at the rate of 10% payable semiannually in arrears, provided that the interest rate shall be reduced to 1% per annum on the principal amount of the Note upon the occurrence of the Specified Event, as defined below.

The term “Specified Event” means the event that will occur after the second anniversary of the Issue Date if: (i) any amounts under the Series 2023 Notes (as defined below) or any Replacement Financing (as defined below) are outstanding, (ii) the VWAP (volume weighted average price) for the preceding 30 consecutive trading days is in excess of the Exercise Price (as defined below), (iii) the closing market price of the Common Stock is in excess of the Exercise Price on the date immediately preceding the date on which the Specified Event occurs, and (iv) no default or event of default under the Series A Notes has occurred and is continuing.

The term “Series 2023 Notes” means the series of 10% PIK-Election Convertible Notes due 2023 issued by the Company on August 2, 2013 in the initial principal amount of $10,500,000.

The term “Replacement Financing” means unsecured indebtedness of the Company in a principal amount not to exceed $10,500,000 plus any accrued interest thereon (including any interest paid in kind) so long as (1) no default or event of default under the Series A Notes shall have occurred and be continuing or would result therefrom, (2) all outstanding amounts under each Series 2023 Note shall have been converted into the Common Stock of the Company pursuant to the terms of such Series 2023 Note prior to the date on which such Indebtedness is incurred, (3) the maturity date of such Indebtedness shall not be earlier than the maturity date under the Series 2023 Notes, (4) such indebtedness is not subject to scheduled amortization, redemption, sinking fund or other payment in cash prior to the maturity date of such Indebtedness, (5) such indebtedness does not include any terms that are more restrictive or onerous on the Company or its Subsidiaries in any respect than any comparable term in the Series A Note, (6) such indebtedness shall only be guaranteed by a party that is providing a guarantee of the Series A Notes (the Series A Notes are not guaranteed), (7) such indebtedness shall have an interest rate less than or equal to 10% and (8) if applicable, the exercise price, strike price or similar term with respect to the conversion of such indebtedness into the Common Stock of the Company shall be greater than or equal $1.40 and shall be subject to the adjustments on the same terms as the Series 2023 Notes.

Conversion of the Series A Notes into Common Stock.

The number of Shares to be issued upon conversion of a Note is obtained by: (i) adding (A) the principal amount or portion thereof of the Note to be converted and (B) the amount of any accrued but unpaid interest on the portion of the Note to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the per share Exercise Price (as defined below) then in effect.

The term “Exercise Price” means initially $0.92 per share and will be (i) adjusted from time to time pursuant antidilution provisions and (ii) reduced by $0.10 per share if the Company elects to exercise its Extension Option.

The Series A Notes may be voluntarily converted at any time.

The entire principal amount of the Series A Notes and accrued interest thereon shall be mandatorily converted into Shares) on the earliest date that is not earlier than two years after the Issue Date that all of the following conditions are satisfied and appropriate notice given:

(1) if on or prior to November 3, 2019 and a Specified Extension has not occurred, the VWAP for the preceding 30 consecutive trading days is at or greater than $1.00 or (2) the VWAP for the preceding 10 consecutive trading days as determined is in excess of the greater of (x) $1.40, (y) the strike price (or similar term) set forth in the Series 2023 Notes and (z) the strike price (or similar term) set forth in the Replacement Financing, if any;

(2) if on or prior to November 3, 2019 and a Specified Extension has not occurred, the closing market price of the Common Stock is at or greater than $1.00 or (2) the closing market price of the Common Stock is in excess of the greater of (x) $1.40, (y) the strike price (or similar term) set forth in the Series 2023 Notes and (z) the strike price (or similar term) set forth in the Replacement Financing, if any, in each case, on the date immediately preceding the date on which the mandatory conversion notice is received;

(3)

all outstanding amounts under each Series 2023 Note or Replacement Financing, if any, shall have been converted into the Common Stock pursuant to the terms of such Series 2023 Note or the Replacement Financing, if any; and

(4)

either (x) a registration statement is effective and available for the resale of all of the Shares to be issued on conversion on the conversion date and each of the five (5) trading days prior to the Conversion Date and on the conversion date the holder is not restricted from selling or distributing any of such its Shares to be issued on conversion pursuant to the provisions of the Registration Rights Agreement between the holder and the Company or (y) the Holder may sell all such Conversion Shares immediately under Rule 144 under the Securities Act.

Antidilution Provisions of the Series A Notes.

The number of shares issuable under the Notes may be affected by the antidilition provisions of the Notes. The antidilition provisions adjust the Exercise Price of the Notes in the event of stock dividends and splits, issuance below the market price of the Common Stock, issuances below the conversion price of the Notes, pro rata distribution of assets, rights plans, tender offers, and exchange offers.

The anti-dilution provisions are of the type known as “broad-based, weighted-average.” Broad-based refers to the fact that the antidilution formulas take into account convertible securities as well as Common Stock. Weighted-average refers to the fact that the adjustment takes into account the number of shares of shares before and after the event in question. By way of example, if the Company issues shares of Common Stock or convertible securities at an effective consideration per share that is less than the Exercise Price of the Notes then in effect (other than issuances to directors, officers, employees or consultants of the Company as compensation for services), then the conversion price will be adjusted pursuant to the following formula:

N0 + C/E0

E = E0 x -------------

N0 + NA

where: E = the Exercise Price in effect immediately after such issuance; E0 = the Exercise Price in effect immediately prior to such issuance; N0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the trading day of such issuance; NA = the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any convertible securities, full physical settlement assumed; and C = the total consideration receivable by the Company on issuance and/or the exercise, conversion or exchange of any convertible securities, full physical settlement assumed.

If any single action would require more than one adjustment of the Exercise Price under the antidilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

2.  Compensatory grants of shares or options

The grants were made in exchange for services and the services did not relate to raising capital.   No payments of cash were made to the Company in connection with the grants.  No underwriter or placement agent was used and no underwriting, placement agent fee or commission was paid. All of the issuances described in this section were exempt from registration pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on our behalf; the securities sold are subject to transfer restrictions; each purchaser was an accredited investor or sophisticated; each purchaser had access to the Company’s public filings and could ask questions of management; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.  Only one person of those listed below has sold stock.

(i)  Issuances or Exercises by Third Parties

(a)   On the dates set forth below, shares of common stock were issued to Yash Khanna, Ph.D  pursuant to a consulting agreement for research and development into plastics, functional fillers, and additives using the Company’s halloysite clay.

Grant Date	Number of Shares	Stock Price on Grant Date ($)

05/01/12	1,872	1.87
06/01/12	2,258	1.55
07/02/12	2,593	1.35
08/01/12	2,518	1.39
09/12/12	2,536	1.38
10/01/12	2,692	1.30
11/05/12	2,121	1.65
12/03/12	2,071	1.69
01/04/13	2,273	1.54
02/07/13	2,215	1.58
03/01/13	2,121	1.65
04/01/13	2,500	1.40
05/01/13	2,448	1.43
06/03/13	2,713	1.29
07/01/13	2,941	1.19
08/01/13	3,500	1.00

(b)  On the dates set forth below, shares of common stock were issued to Edward Volk, pursuant to an agreement relating to selling the Company’s products.

Grant Date	Number of Shares	Stock Price on Grant Date ($)
04/12/12	2,365	1.48
05/01/12	1,872	1.87
06/01/12	2,258	1.55
07/02/12	2,593	1.35
08/01/12	2,518	1.39
09/01/12	2,536	1.38
10/01/12	2,692	1.30
11/05/12	2,121	1.65
12/03/12	2,071	1.69
01/04/13	2,273	1.54
02/07/13	2,215	1.58
03/01/13	2,121	1.65
04/01/13	2,500	1.40
05/01/13	2,448	1.43
06/03/13	2,713	1.29
07/01/13	2,941	1.19
08/01/13	3,500	1.00
09/03/13	3,302	1.06
10/01/13	3,211	1.09
11/01/13	2,941	1.19
12/02/13	3,182	1.10
01/01/14	3,182	1.10
02/04/14	3,804	0.92
03/03/14	3,933	0.89
04/07/14	4,861	0.72
05/06/14	5,147	0.68
06/06/14	4,217	0.83
07/01/14	4,118	0.85
08/03/14	4,321	0.81
09/01/14	4,375	0.80
10/06/14	4,861	0.72
11/05/14	4,667	0.75
12/05/14	4,545	0.77
01/02/15	4,795	0.73
02/05/15	5,000	0.70

  (c)  On the dates set forth below, shares of common stock were issued to Eric Wisnefsky, pursuant to an agreement relating to selling the Company’s products.

Grant Date	Number of Shares	Stock Price on Grant Date ($)
05/15/12	7,234	1.87
06/11/12	6,774	1.55
08/30/12	7,609	1.38
12/03/12	6,213	1.69
03/07/13	6,364	1.65
06/03/13	8,140	1.29
09/03/13	9,907	1.06
12/02/13	9,546	1.10
03/31/14	11,798	0.89
07/09/14	12,650	0.83
09/02/14	13,125	0.80
12/05/14	13,636	0.77
12/05/14	1,333	0.75

(d) On the dates set forth below, the Company issued shares to various parties pursuant to capital raises:

Investor	Issue Date	Number of Shares	Stock Price on Grant Date ($)
SLZ Capital	09/30/12	1,250,000	1.30
Overbrook Foundation	01/18/13	675,676	1.48
Overbrook Opportunity Fund	01/18/13	104,329	1.48
Overbrook Opportunity Fund	01/18/13	301,076	1.48
Andrew Goffe	01/18/13	675,676	1.48
Bernard Selz	01/18/13	1,000,000	1.48
Selz Family Trust 2011	01/18/13	1,000,000	1.48

(e) On May 25, 2012, a five-year option to purchase 30,000 shares of common stock was issued to Roger Rothon for serving on the Company’s technical board.

(f)  On May 29, 2013, a five-year option to purchase 50,000 shares of common stock was issued to Crossways Consulting, the consulting vehicle for Tuvia Barak, for consulting services relating to sales leads.

(g) On the dates set forth below, common stock options were exercised by the named parties for various consulting services:

Consultant	Exercise Date	Number of Shares
Cirrus Advisors	05/01/12	6,369
Tim Clemensen	06/26/12	22,606
Rubenstein IR	07/09/12	44,444
Cirrus Advisors	07/20/12	10,647
OTA LLC	10/09/12	39,724

(l) Grants to Directors in their capacity as such

(x) On the dates set forth below, the Company granted the following common shares to directors as payment for director’s fees:

Director	Grant Date	Number of Shares	Stock Price on Grant Date
Evan Stone	04/01/12	3,378	1.48
Evan Stone	07/03/12	3,704	1.35
Evan Stone	10/01/12	3,846	1.30
Evan Stone	01/04/13	4,464	1.54
Evan Stone	04/01/13	4,911	1.40
Evan Stone	07/01/13	5,777	1.19
Evan Stone	10/01/13	6,307	1.09
Mario Concha	10/08/13	7,775	1.09

(b)  On the dates set forth below, the Company granted to John Levy, director of the Company and an accredited investor, the following options to purchase shares of common stock as payment for director’s fees (including service as chairman).

Grant Date	Number of Shares	Exercise price
01/24/12	100,000	1.24
11/20/12	100,000	1.66

(y)  Option Grants to Employees

On the dates set forth below, the Company granted compensatory ten-year options to purchase shares of common stock to the named employees of the Company at the time, for the share amounts and the exercise prices set forth below:

Optionee	Grant Date	Number of Shares	Exercise Price ($)
Nat Krishnamurti	05/17/12	300,000	1.55
Andre Zeitoun	11/20/12	1,742,792	1.66
Christopher Carney	11/20/12	580,931	1.66
Eric Basroon	11/20/12	580,931	1.66
William Gleeson	11/20/12	72,405	1.66
Chris DeArmitt	02/01/13	11,467	1.58
Nat Krishnamurti	05/29/13	65,000	1.35
Yash Khanna	06/24/13	300,000	1.15
Rogerio Galante	08/20/13	300,000	1.10

ITEM 16.

[A] Index to Exhibits

Exhibit Number
3.1	Articles of Incorporation	(1)
3.2	Bylaws, as amended	(2)
5	Opinion of William Gleeson concerning legality	(3)
10.1	Form of Investment Agreement used in connection with January, 2013 capital raise	(4)
10.2	Form of Investment Agreement used in connection with August, 2013 capital raise	(5)
10.3	Form of 10% PIK Election Convertible Note due 2023 used in connection with August, 2013 capital raise	(6)
10.4	Form of Investment Agreement used in connection with November, 2014 capital raise	(7)
10.5	Form of 10% PIK Election Convertible Note due 2018 used in connection with November, 2014 capital raise	(8)
10.6	Form of Warrant Cancellation Agreement used in connection with November, 2014 capital raise	(9)
10.7	2013 Employment Agreement for Andre Zeitoun	(10)
10.8	Amended Employment Agreement for William Gleeson	(11)
10.10	2012 Long Term Option Plan	(12)
10.11	Form of Stock Option Agreement	(13)
10.12	Short Term Incentive Plan	(14)
10.13	Directors’ Compensation	(15)
10.14	Terms of Private Placement of Securities	(16)
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm	*
23.3	Consent of William Gleeson	(17)
101.INS	XBRL Instance	**
101.SCH	XBRL Taxonomy Extension Schema	**
101.CAL	XBRL Taxonomy Extension Calculation	**
101.DEF	XBRL Taxonomy Extension Definition	**
101.LAB	XBRL Taxonomy Extension Labels	**
101.PRE	XBRL Taxonomy Extension Presentation	**

*   filed herewith

** XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

(1)	Incorporated by reference to exhibit 3(i)(a) included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(2)	Incorporated by reference to exhibit 3(i)(a) included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(3)	Incorporated by reference to exhibit 5 to S-1 filed on April 14, 2013
(4)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on January 23, 2013
(5)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on August 5, 2013
(6)	Incorporated by reference to exhibit 99.2 included in the Registrant's Current Report on Form 8-K, filed on August 5, 2013
(7)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on November 5, 2014
(8)	Incorporated by reference to exhibit 99.2 included in the Registrant's Current Report on Form 8-K, filed on November 5, 2014
(9)	Incorporated by reference to exhibit 99.4 included in the Registrant's Current Report on Form 8-K, filed on November 5, 2014
(10)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on March 15, 2013
(11)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on March 15, 2013
(12)	Incorporated by reference to exhibits 99.1 included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(13)	Incorporated by reference to exhibits 99.2 included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(14)	Incorporated by reference to exhibits 99.3 included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(15)	Incorporated by reference to Item 10.13 included in registration statement no. 333-202139
(16)	Incorporated by reference to Items 1.01 included in the Registrant's Current Report on Form 8-K, filed on January 23, 2013, August 5, 2013, and November 5, 2014
(17)	Included in Exhibit 5

[B] Schedule of Valuation and Qualifying Accounts

	Balance at Beginning of Year	Additions Charged to Expenses/ Other Accounts	Net (Deductions) Recoveries	Balance at End of Year
Allowance for doubtful accounts
2014	$--	$--	$--	$--
2013	$25,106	$--	$25,106	$--
2012	$11,938	$13,168	$--	$25,106

Valuation allowance for deferred tax assets
2014	$21,759,577	$4,935,302	$--	$26,694,879
2013	$16,724,700	$5,034,877	$--	$21,759,577
2012	$12,820,923	$3,903,777	$--	$16,724,700

ITEM 17.             UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person to the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on June 5, 2015.

APPLIED MINERALS, INC .

June 5, 2015	By:	/s/ ANDRE ZEITOUN
Andre Zeitoun
Chief Executive Officer

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andre Zeitoun and William Gleeson, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Post-Effective Amendment to the Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andre Zeitoun	Director and Chief Executive Officer	June 5, 2015

/s/ Nat Krishnamurti	Chief Financial Officer	June 5, 2015
(Principal Financial and Accounting Officer)

/s/ John F. Levy *	Director, Chairman of the Board of Directors	June 5, 2015

/s/ David Taft *	Director	June 5, 2015

/s/ Mario Concha *	Director	June 5, 2015

/s/ Robert Betz *	Director	June 5, 2015

/s/ Bradley Tirpak	Director	June 5, 2015

/s/ Ali Zamani	Director	June 5, 2015

* by Andre Zeitoun, attorney-in-fact